SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

SBE, INC.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of the Registrant (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies: 28,379,000

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Pursuant to Section 14(g)(1)(i) of the Securities Exchange Act of 1934, $30.70 per $1,000,000 of the proposed value.

(4)	Proposed maximum aggregate value of transaction: $52,650,903

(5)	Total fee paid: $1,616.35

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

SBE, Inc.

 [_____________], 2007

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of SBE, Inc. to be held on August 10, 2007 at our offices located at 4000 Executive Parkway, Suite 200, San Ramon, California 94583. The meeting will begin promptly at 9:00 a.m. California time.

The items of business to be considered at the special meeting are listed in the following Notice of Special Meeting and are more fully addressed in the proxy statement included with this letter. The items you will be asked to approve at the special meeting relate to our proposed acquisition of Neonode Inc., an increase in the number of shares authorized for issuance under the 2006 Equity Incentive Plan and the amendment and restatement of our Amended and Restated Certificate of Incorporation to (i) effect a stock combination (reverse stock split) of either 1-for-2 or 1-for-3, with the specific ratio to be determined by our board of directors, pursuant to which every two or three shares of outstanding common stock, as applicable, would be reclassified into one share of common stock; (ii) increase the authorized shares of common stock from 25,000,000 to 40,000,000 and (iii) change our name from SBE, Inc. to “Neonode Inc.”

Our board of directors carefully considered each of the above proposals and recommends that you vote in favor of each. We are excited about the opportunities for the combined company and believe that the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually.

Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the meeting. Please date, sign, and return your proxy card promptly in the enclosed envelope to ensure that your shares will be represented and voted at the special meeting, even if you cannot attend. If you attend the special meeting and are the stockholder of record, you may vote your shares in person even though you have previously signed and returned your proxy.

On behalf of your board of directors, thank you for your investment in and continued support of SBE, Inc.

Sincerely,

/s/ Greg Yamamoto

Greg Yamamoto
President and Chief Executive Officer

SBE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On August 10, 2007

To the Stockholders of SBE, Inc.:

You are cordially invited to attend the Special Meeting of Stockholders of SBE, Inc, a Delaware corporation (the “Company”). The special meeting will be held 4000 Executive Parkway, Suite 200, San Ramon, California 94583. The meeting will begin promptly at 9:00 a.m. California time.

(1) To consider and vote upon the adoption of the Agreement and Plan of Merger and Reorganization, dated January 19, 2007 and amended as of May 18, 2007, between us and Neonode Inc., and to approve the merger of our newly-formed, wholly-owned subsidiary, Cold Winter Acquisition Corporation, with and into Neonode Inc.

(2) To consider and vote upon the approval of our 2006 Equity Incentive Plan, as amended to increase the number of shares authorized for issuance under the plan by 1,000,000 shares of common stock from an aggregate of 300,000 shares to 1,300,000 shares;

(3) To consider and vote upon the approval of an amendment and restatement of our Certificate of Incorporation to effect a stock combination (reverse stock split) of either 1-for-2 or 1-for-3, with the specific ratio to be determined by our board of directors, pursuant to which every two or three shares of outstanding common stock, as applicable, would be reclassified into one share of common stock;

(4) To consider and vote upon the approval of an amendment and restatement of our Certificate of Incorporation to increase the authorized shares of common stock from 25,000,000 to 40,000,000;

(5) To consider and vote upon the approval of an amendment and restatement of our Certificate of Incorporation to change the name of the Company from “SBE, Inc.” to “Neonode Inc.”; and

(6) To transact such other business as may properly come before the special meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the special meeting is July 3, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
[________], 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO VOTE IN PERSON.

SUMMARY OF THE MATERIAL TERMS OF THE MERGER	1

FORWARD-LOOKING STATEMENTS	3

WHERE YOU CAN FIND MORE INFORMATION	3

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS	4

SUMMARY OF THE PROXY STATEMENT	8

RISK FACTORS	11

Risk Relating to the Merger	11

Risk Relating to Neonode and the Combined Company after the Merger	12

THE COMPANIES	21

SBE	21

Neonode	21

PROPOSAL 1 - THE MERGER PROPOSAL	22

General Description of the Merger	22

Background of the Merger	22

Reasons for the Merger	24

Recommendation of our Board of Directors	25

Opinion of our Financial Advisor	25

Regulatory Approvals relating to the Merger	29

Dissenters’ Rights Relating to the mergers	29

Interests of Certain Persons in the Merger	29

THE MERGER AGREEMENT	30

General	30

Effective Time of the Merger	30

Treatment of Stock Options	30

Treatment of Warrants to Purchase Stock	30

Surrender and Exchange of Share Certificates	30

Representations and Warranties	31

Certain Covenants	33

Conditions to Closing of the Merger	36

Termination	37

Waivers	38

Amendments	38

Fees and Expenses	38

Accounting Treatment of the Merger	38

Registration Rights	38

Voting Agreement; Neonode Stockholder Vote	39

Past Contacts, Transactions or Negotiations	39

Loan to Neonode	39

Recommendation of our Board of Directors	39

PROPOSAL 2 - APPROVAL OF OPTION PLAN INCREASE	40

PROPOSAL 3 - APPROVAL OF REVERSE STOCK SPLIT	46

PROPOSAL 4 - APPROVAL OF INCREASE IN AUTHORIZED SHARES	51

PROPOSAL 5 - APPROVAL OF NAME CHANGE	52

SBE’S BUSINESS	53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SBE	56

NEONODE’S BUSINESS	70

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF NEONODE	71

FINANCIAL STATEMENTS - SBE, INC.	85

FINANCIAL STATEMENTS - NEONODE INC.	85

UNAUDITED PRO FORMA FINANCIAL STATEMENTS.	85

COMPARATIVE PER SHARE DILUTION INFORMATION	85

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	86

DIRECTORS AND EXECUTIVE OFFICERS OF SBE FOLLOWING THE MERGER	88

Board of Directors	88

Executive Officers	89

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	90

OTHER MATTERS	92

Annex A - Agreement and Plan of Merger and Reorganization and Amendment No. 1 thereto
Annex B - Amended and Restated Certificate of Incorporation
Annex C - 2006 Equity Incentive Plan
Annex D - Opinion of Seidman & Company, Inc.
Annex E - Financial Statements - SBE
Annex F - Financial Statements - Neonode
Annex G - Unaudited Pro Forma Financial Statements

Except as otherwise specifically noted, “SBE,” “we,” “our,” “us” and similar words in this proxy statement refer to SBE, Inc. and its subsidiaries. References to “Neonode” shall mean Neonode Inc. and its wholly-owned subsidiary, Neonode AB.

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

On January 19, 2007, we entered into an Agreement and Plan of Merger and Reorganization with Cold Winter Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SBE, referred to in this proxy as the merger sub, and Neonode Inc., a Delaware corporation.  We amended this agreement as of May 18, 2007. In this proxy statement, we refer to this agreement, as amended, as the merger agreement. We contemplate that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Neonode, with Neonode continuing after the merger as the surviving corporation and a wholly-owned subsidiary of SBE. It is anticipated that our name will be changed to “Neonode Inc.” and that Neonode’s name will be modified in connection with the completion of the merger. See the section entitled “The Merger Proposal— General Description of the Merger.”

Neonode is a Sweden-based developer and manufacturer of multimedia mobile handsets. See the section entitled “Business of Neonode.” After the merger is completed, the combined company’s headquarters will be in Stockholm, Sweden, where Neonode’s corporate headquarters and research and development activities are located.

The amended merger agreement provides that SBE will issue, on a pre-split basis, 3.5319 shares of its common stock (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) for each share of Neonode common stock outstanding at closing, and that it will assume all outstanding options and warrants to purchase Neonode common stock such that each option and warrant will become exercisable for 3.5319 (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) shares of SBE common stock for each share of Neonode common stock subject to such option or warrant. Although the exact number of shares to be issued in the merger will be determined at closing, it is currently estimated that SBE will issue approximately 20.4 million shares of its common stock in exchange for outstanding shares of Neonode common stock and will assume options and warrants exercisable for approximately 8.0 million additional shares of SBE common stock. See the section entitled “The Merger Agreement — Merger Consideration.”

The board of directors of SBE has unanimously approved the merger agreement.  Neonode and SBE have made customary representations, warranties and covenants in the merger agreement.  See the section entitled “The Merger Agreement — Representations and Warranties.” Neonode’s and SBE’s covenants include, among others, that (i) each company will conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the merger agreement and the effective time of the merger, except that SBE was permitted to complete its proposed sale of its embedded business to One Stop Systems, Inc., (ii) each company will not engage in certain types of transactions during such interim period, (iii) each company will call, hold and convene a meeting of its stockholders to consider adoption of the merger agreement, (iv) subject to certain exceptions, the board of directors of each company will recommend to its stockholders that they adopt the merger agreement, (v) neither company will solicit proposals relating to alternative business combination transactions, and (vi) subject to certain exceptions, neither company will enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions. See the section entitled “The Merger Agreement — Certain Covenants.”

Completion of the merger is subject to customary closing conditions, including, among other things, (i) adoption of the merger agreement by Neonode’s and SBE’s stockholders; (ii) the absence of any order or injunction prohibiting the consummation of the merger; (iii) the accuracy of the representations and warranties of each party and (iv) compliance of each party with its covenants and the execution of six-month lockup agreements by all holders of Neonode securities are conditions to closing. See the section entitled “The Merger Agreement — Conditions to Closing of the Merger.” The merger agreement also contains certain termination rights for both SBE and Neonode, and further provides that, upon a party’s termination of the merger agreement under specified circumstances, such party may be required to pay the other party a termination fee. See the section entitled “The Merger Agreement — Termination.”

In addition, stockholders will be asked to vote on proposals to approve an amendment to our equity incentive plan to increase the number of shares authorized for issuance under the plan by 1,000,000 shares of common stock to an aggregate of 1,300,000 shares. Stockholders are also being asked to vote on three proposals to amend and restate our Certificate of Incorporation to (i) effect a stock combination (reverse stock split) of either 1-for-2 or 1-for-3, with the specific ratio to be determined by our board of directors, pursuant to which every two or three shares of outstanding common stock, as applicable, would be reclassified into one share of common stock, (ii) increase the authorized shares from 25,000,000 shares to 40,000,000 shares, and (iii) change our name to “Neonode Inc.” Our board of directors may adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes at the time of the special meeting to adopt the merger proposal or any of the proposals to amend the equity incentive plan or amend and restate the certificate of incorporation. See the sections entitled “Proposal 2 - Approval of Option Plan Increase,” “Proposal 3 - Approval of Reverse Stock Split,” “Proposal 4 - Approval of Authorized Shares Increase,” and “Proposal 5 - Approval of Name Change.”

All of the current members of our board of directors are expected to resign as directors of SBE following the merger, with the exception of John Reardon, who is currently also a director of Neonode Inc. Upon completion of the merger, we expect the board of directors of SBE to consist of Per Bystedt, Susan Major, John Reardon, Magnus Goertz and Johan Ihrfelt. We expect the executive officers of SBE at such time to be Mikael Hagman, David Brunton, Thomas Eriksson and Tommy Hallberg. See section entitled “Directors and Executive Officers of SBE Following the Merger.”

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Words such as “may,” “will,” “should,” “estimates,” “predicts,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. You are cautioned that these forward-looking statements reflect management’s estimates only as of the date hereof, and we assume no obligation to update these statements, even if new information becomes available or other events occur in the future. Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth under “Risk Factors” and elsewhere in this proxy statement. Important factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	the timing and success of our proposed transaction with Neonode;

•	the effect of the transaction on our market price;

•	the factors discussed under “Risk Factors,” beginning on page [___]; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission, or SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C., 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our public filings with the SEC are also available on the web site maintained by the SEC at http://www.sec.gov.

We have supplied all information in this proxy statement relating to SBE. Neonode has supplied all information in this proxy statement relating to Neonode. Seidman & Co., Inc. has supplied the information regarding its fairness opinion.

SBE, INC.
4000 Executive Parkway, Suite 200
San Ramon, California 94583

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On August 10, 2007

The Special Meeting of Stockholders of SBE, Inc. will be held on August 10, 2007, at 4000 Executive Parkway, Suite 200, San Ramon, California 94583, beginning promptly at 9:00 a.m., local time. The enclosed proxy is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card will be first mailed to holders of our common stock on or about July 10, 2007.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Who can vote at the special meeting?

Only stockholders of record at the close of business on July 3, 2007 will be entitled to vote at the special meeting. On this record date, there were [_______] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 3, 2007 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 3, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What is being voted on?

You are being asked to vote on the following five proposals:

Proposal 1 — To adopt the merger agreement and approve the merger;

Proposal 2 --- To consider and vote upon the approval of our 2006 Equity Incentive Plan, as amended to increase the number of shares authorized for issuance under the plan by 1,000,000 shares of common stock from an aggregate of 300,000 shares to 1,300,000 shares;

Proposal 3 ---  To consider and vote upon the approval of an amendment and restatement of our Certificate of Incorporation to effect a stock combination (reverse stock split) of either 1-for-2 or 1-for-3, with the specific ratio to be determined by our board of directors, pursuant to which every two or three shares of outstanding common stock, as applicable, would be reclassified into one share of common stock;

Proposal 4 --- To consider and vote upon the approval of an amendment and restatement of our Certificate of Incorporation to increase the authorized shares of common stock from 25,000,000 to 40,000,000; and

Proposal 5 --- To consider and vote upon the approval of an amendment and restatement of our Certificate of Incorporation to change the name of the company from “SBE, Inc.” to “Neonode Inc.”

Do the share amounts presented in this proxy statement give effect to the proposed reverse split?

No. All share amounts reflected in this proxy statement give effect to the 1-for-5 reverse split effected by SBE on April 2, 2007, but do not give effect to the additional reverse split proposed for approval in this proxy statement.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. If you would like to vote in person, come to the special meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 3, 2007.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the vote total for each proposal other than Proposal 2 and will have the same effect as “Against” votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as an “Against” vote, but broker non-votes will have no effect.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

To be approved, each of Proposal 1 (the merger proposal), Proposal 3 (the reverse stock split proposal), Proposal 4 (the authorized share increase proposal) and Proposal 5 (the name change proposal) must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date. If you do not vote or abstain from voting on any of these proposals, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes. To be approved, Proposal 2 (the equity incentive plan increase proposal) must receive a “For” vote from the holders of a majority of the outstanding shares represented in person or by proxy and entitled to vote at the special meeting. If those present do not vote, or abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented in person or by proxy at the special meeting. On the record date, there were [____] shares of SBE common stock outstanding and entitled to vote. Thus, at least [_____] shares must be represented in person or by proxy at the special meeting in order to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the special meeting may adjourn the special meeting to another date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be treated as broker non-votes and will have the same effect as “Against” votes.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Secretary at 4000 Executive Parkway, Suite 200, San Ramon, California 94583; or

•	You may attend the special meeting and vote in person. However, simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When do you expect the merger to be completed?

We plan to complete the transactions as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transactions, which are described in this proxy statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What risks should I consider in evaluating the merger?

You should consider the risks described under the heading “Risk Factors” beginning on page [__].

Does the board of directors recommend approval of the proposals at the special meeting?

Yes. After careful consideration, our board of directors recommends that our stockholders vote FOR each of the proposals.

Who can help answer my questions about the proposals?

If you have additional questions about these proposals, you should contact David Brunton, our Chief Financial Officer, at (925) 355-7700.

How can I find out the results of the voting at the special meeting?

Preliminary voting results may be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter in which the special meeting occurs.

SUMMARY OF THE PROXY STATEMENT

The following summary, together with the previous question and answer section, provides an overview of the proposals discussed in this proxy statement and presented in the attached annexes. The summary also contains cross-references to the more detailed discussions elsewhere in the proxy statement. This summary may not contain all of the information that is important to you. To understand the proposals fully, and for a more complete description of the terms of the each proposal, you should carefully read this entire proxy statement and the attached annexes in their entirety.

The Companies (see page [__])

SBE

Historically, we designed, manufactured and sold embedded hardware products including wide area network (WAN) and local area network (LAN) network interface cards (NICs) and central processing units (CPUs) to original equipment manufacturers (OEMs) who embed our hardware products into their products for the communications markets. Our embedded hardware business generated almost all of our sales and net cash flow. Effective with the sale of our embedded hardware business to One Stop Systems on March 30, 2007, we no longer participate in the embedded hardware markets. We transferred our entire inventory and the engineering and test equipment associated with the embedded hardware business to One Stop Systems.

Since the sale of our embedded hardware business on March 30, 2007, our only business is designing and providing software-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. Our products deliver an affordable, expandable, and easy-to-use portfolio of software solutions designed to enable optimal performance and rapid deployment across a wide range of next generation storage systems. We sell standards-based storage software solutions to OEMs, system integrators and value added resellers (VARs) who embed our software into their IP storage area network (IP SAN) and network attached storage (NAS) systems to provide data storage solutions for the small and medium business (SMB) enterprise storage markets. Our storage software products have not gained wide acceptance in the storage markets and have not generated significant sales to date.

Neonode

Neonode was founded in Sweden and develops, manufactures and sells multimedia mobile phones based on a unique user interface with a focus on design, enhanced user experience and customization. Neonode released its first phone, the N1, in 2004. Neonode has developed multimedia mobile phones that convert the functionality of a desktop computer to a mobile phone interface. In addition to connecting to any GSM supported cellular telephone network, Neonode’s multimedia mobile phones allow the user to watch movies in full screen, play music videos, play music, take pictures with its two mega pixel camera and play games, all with internet pod casting capabilities. Neonode’s patent pending user interface incorporates true one hand - on screen - navigation with a simple user interface that recognizes gestures rather than defined keys. Neonode’s interface features a large display without physical buttons using the smallest handset in the mobile phone industry. Neonode’s design is based on its patent pending zForce ™ and Neno™ software technology. zForce™ allows the user to operate the functionality of the phone with one finger. In February 2007, Neonode showcased its new mobile phone, the N2, at the 3GSM World Congress in Barcelona, Spain. Neonode expects to begin shipping its N2 phone to its initial customers in mid-2007. Neonode initially expects to sell its mobile phones through sales channels that include distributors and network operators located in Europe, Mexico, Latin America and the United States.

The Merger Proposal

Under the merger agreement, our newly-formed, wholly-owned subsidiary, Cold Winter Acquisition Corporation (referred to in this proxy statement as Merger Sub) will merge with and into Neonode. The merger agreement contemplates that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Neonode, with Neonode continuing after the merger as the surviving corporation and a wholly-owned subsidiary of SBE. The securities offered in the merger will be issued pursuant to an exemption from registration under the Securities Act of 1933 and may not be offered or sold by the holders thereof absent registration or an applicable exemption from registration requirements. The merger agreement provides that SBE will issue 3.5319 (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) shares of its common stock for each share of Neonode common stock outstanding at closing, and that it will assume all outstanding options and warrants to purchase Neonode common stock such that each option and warrant will become exercisable for 3.5319 (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) shares of SBE common stock for each share of Neonode common stock subject to such option or warrant. Although the exact number of shares to be issued in the merger will be determined at closing, it is currently estimated that SBE will issue approximately 20.4 million shares of its common stock in exchange for outstanding shares of Neonode common stock and will assume options and warrants exercisable for approximately 8.0 million additional shares of SBE common stock. See the section entitled “The Merger Agreement — Merger Consideration.” The merger agreement is attached to this proxy statement as Annex A. We encourage you to read the merger agreement carefully. Our board of directors has approved the merger agreement, and it is the binding legal agreement that governs the terms of the merger.

Recommendation of the Board of Directors

Our board of directors has determined that the merger and the issuance of shares of our common stock as consideration in the merger, are fair to, and in the best interests of, us and our stockholders and recommends that our stockholders vote FOR each of the transactions and the issuance of shares of our common stock in connection with these transactions.

To review the background and reasons for the transactions in detail, see “The Merger Proposal— Reasons for the Merger” beginning on page [__].

Accounting Treatment

The former Neonode stockholders will hold a majority of the outstanding voting securities of SBE upon completion of the merger. This transaction will be accounted for as a reverse merger, with Neonode being the acquirer for accounting purposes. The pre-acquisition financial statements (December 31 year end) of the accounting acquirer, Neonode, will become the historical financial statements of the combined companies and the historical financial statements of SBE for the periods prior to the date of the transaction (October 31 fiscal year end) will not be presented. This transaction will be accounted for as the issuance of common stock by Neonode for the net assets of SBE, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of Neonode will be retroactively restated for the equivalent number of shares of SBE received by Neonode stockholders in the acquisition, with differences between the par value of SBE and Neonode’s stock recorded as additional paid in capital.

Regulatory Approvals

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger and private placement, other than the filing of (1) a certificate of merger with the Secretary of State of the State of Delaware, (2) this proxy statement with the SEC and (3) compliance with all applicable state securities laws regarding the offering and issuance of the shares in connection with the transactions. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights

Our stockholders are not entitled to exercise dissenters’ rights in connection with the merger or the private placement.

Registration Rights

After completion of the merger, the combined company will be obligated to use its best efforts to register with the SEC the public resale the shares offered in the merger, on the terms and subject to the conditions set forth in the merger agreement.

Voting Agreement; Neonode Stockholder Vote

In connection with the execution of the merger agreement, the holders of approximately 67% of Neonode’s outstanding capital stock entered into a voting agreement with SBE and merger sub pursuant to which, among other things, such holders agreed with SBE and Merger Sub to vote in favor of the merger and, subject to certain exceptions, agreed not to dispose of any shares of Neonode common stock held by such parties prior to the consummation of the merger. Shortly following the execution of the original merger agreement and its amendment, the stockholders of Neonode approved the merger and the merger agreement by written consent.

Opinion of Our Financial Advisor

In connection with the merger, our board of directors received a written opinion from Seidman & Company, Inc. as to the fairness of the merger consideration to be paid by us, from a financial point of view and as of the date of the opinion. The full text of Seidman’s written opinion is attached to this proxy statement as Annex D. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

The Incentive Plan Proposal

The 2006 Equity Incentive Plan currently reserves 300,000 shares of our common stock. The Incentive Plan Proposal is to increase the number of shares authorized for issuance under the plan from 300,000 to 1,300,000. The purpose of the plan is to provide our employees, directors and consultants, including those of Neonode after the merger, with the opportunity to receive stock-based and other long-term incentive grants in order to attract, retain and motivate key individuals and to align their interests with those of our stockholders. The 2006 Equity Incentive Plan, as amended, is attached as Annex C to this proxy statement. We encourage you to read the 2006 Equity Incentive Plan in its entirety.

The Certificate Amendment Proposals

There are three proposals relating to the amendment and restatement of our certificate of incorporation following completion of the Neonode merger. The first of these proposals is to effect a stock combination (reverse stock split) of either 1-for-2 or 1-for-3, with the specific ratio to be determined by our board of directors, pursuant to which every two or three shares of our outstanding common stock, as applicable, would be reclassified into one share of common stock. The second of these proposals is to increase the authorized shares of common stock from 25,000,000 shares to 40,000,000 shares. The last of these proposals is to change our name from “SBE, Inc.” to “Neonode Inc.”

Risk Factors

In evaluating the merger proposal, the incentive plan proposal, the reverse stock split proposal, the authorized share proposal and the name change proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

RISK FACTORS

You should consider carefully the following risk factors as well as other information in this proxy statement and the documents incorporated by reference herein or therein, as well as the risks set forth in our annual report on Form 10-K for the year ended October 31, 2006 and in subsequently-filed reports on Form 10-Q, in voting on the proposal relating to the merger. If any of the following risks actually occur, our business, operating results and financial condition could be adversely affected. This could cause the market price of our common stock to decline, and you may lose all or part of your investment.

Risk Relating to the Merger

If we are unable to complete the merger, our business may be adversely affected.

If the merger is not completed, our business and the market price of our stock price may be adversely affected. We currently anticipate that our available cash balances, available borrowings and cash generated from operations will be sufficient to fund our standalone operations through fiscal 2007. If we are unable to complete the transaction, we may be unable to find another way to grow our business. Costs related to the transaction, such as legal, accounting and financial advisor fees, must be paid even if the transaction is not completed. In addition, even if we have sufficient funds to continue to operate our business but the transaction is not completed, the current market price of our common stock may decline.

The transactions will result in substantial dilution to our current stockholders.

The merger agreement provides that SBE will issue 3.5319 (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) shares of its common stock for each share of Neonode common stock outstanding at closing, and that it will assume all outstanding options and warrants to purchase Neonode common stock such that each option and warrant will become exercisable for 3.5319 (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) shares of SBE common stock for each share of Neonode common stock subject to such option or warrant. Although the exact number of shares to be issued in the merger will be determined at closing, it is currently estimated that SBE will issue approximately 20.4 million shares of its common stock in exchange for outstanding shares of Neonode common stock and will assume options and warrants exercisable for approximately 8.0 million additional shares of SBE common stock. Immediately following completion of the transaction, the shares, warrants and stock options held by our existing stockholders are expected to represent approximately 9.5% of our outstanding capital stock assuming the exercise in full of all outstanding options and warrants. The Neonode stockholders will be able to direct our actions after the transaction, and will replace our current management and board of directors.

We may not realize any anticipated benefits from the merger.

While we believe that the opportunities for the combined company are greater than our current opportunities and that the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually, there is substantial risk that the synergies and benefits sought in the transactions might not be fully achieved. There is no assurance that Neonode’s technology can be successfully produced and sold or that the financial results of combined company will meet or exceed the financial results that would have been achieved by the companies individually. As a result, our operations and financial results may suffer and the market price of our common stock may decline.

The exchange rate in the merger will not be adjusted even if there is an increase in the price of our common stock or a downturn in Neonode’s business.

The price of our common stock at the time the merger may vary from its price at the date of this proxy statement and at the date of the special meeting. Therefore, the shares that we issue in connection with the merger may have a greater value than the value of the same number of shares on the date of this proxy statement or the date of the special meeting. Variations in the price of our common stock before the completion of the merger may result from a number of factors that are beyond our control, including actual or anticipated changes in our business, operations or prospects, market assessments of the likelihood that the transactions will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the shares that we will issue in the merger. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material effect on the market price of our common stock before the merger is completed, and therefore could materially increase the value that we will transfer to the stockholders of Neonode in the merger.

The exchange rate in the merger agreement determining the number of shares to be issued in the merger is based primarily on SBE’s net worth at closing and does not take into account any change in the net worth, business, operations, assets, liabilities, capitalization or prospects of Neonode occurring prior to the closing.

Risk Relating to Neonode and the Combined Company after the Merger

Neonode’s operating results are subject to fluctuations, and if Neonode fails to meet the expectations of securities analysts or investors, our stock price may decrease significantly.

Neonode’s operating results are difficult to forecast. Its future operating results may fluctuate significantly and may not meet its expectations or those of securities analysts or investors. If this occurs, the price of our common stock will likely decline. Many factors may cause fluctuations in its operating results including, but not limited to, the following:

•	timely introduction and market acceptance of new products and services;
•	changes in consumer and enterprise spending levels;
•	quality issues with its products;
•	changes in consumer, enterprise and carrier preferences for its products and services;
•	loss or failure of carriers or other key sales channel partners;
•	competition from other mobile telephone or handheld devices or other devices with similar functionality;
•	competition for consumer and enterprise spending on other products;
•	failure by its third party manufacturers or suppliers to meet its quantity and quality requirements for products or product components on time;
•	failure to add or replace third party manufacturers or suppliers in a timely manner;
•	changes in terms, pricing or promotional program
•	variations in product costs or the mix of products sold;
•	failure to achieve product cost and operating expense targets;
•	excess inventory or insufficient inventory to meet demand;
•	seasonality of demand for some of its products and services;
•	litigation brought against us; and
•	changes in general economic conditions and specific market conditions.
Any of the foregoing factors could have a material adverse effect on its business, results of operations and financial condition.

Neonode has not been profitable since its inception and anticipates significant additional losses.

Neonode Inc. was formed in 2006 as a holding company owning and operating Neonode AB, which was formed in 2004, and has been primarily engaged in the business of developing and selling mobile phones. Neonode has a limited operating history on which to base an evaluation of its business and prospects. Neonode’s prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. Neonode’s success will depend on many factors, including, but not limited to: the growth of mobile telephone usage; the efforts of its marketing partners; the level of competition faced by it; and its ability to meet customer demand for products and ongoing service. There can be no assurance that Neonode will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on its business, operating results and financial condition.

In addition, Neonode has experienced substantial net losses in each fiscal period since its inception and, as of March 31, 2007, had an accumulated deficit of $12.9 million. Neonode is continuing to experience net losses. Such net losses and accumulated deficit resulted from its lack of substantial revenues and the significant costs incurred in the development of its products and infrastructure. Neonode’s ability to continue as a going concern is dependent on its ability to raise additional funds and implement its business plan. Neonode’s independent registered public accountants stated in their opinion that there is substantial doubt about its ability to continue as a going concern.

Neonode’s limited operating history and the emerging nature of its market, together with the other risk factors described below, make prediction of its future operating results difficult. There can also be no assurance that Neonode will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained.

Neonode will require additional capital to fund its operations, which capital may not be available on commercially attractive terms or at all.

Neonode requires sources of capital in addition to cash on hand to continue operations and to implement its strategy. Neonode intends to seek credit line facilities from financial institutions and/or additional equity investment. No assurances can be given that Neonode would be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, Neonode may be unable to adequately fund its business plans and it could have a negative effect on its business, results of operations and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of its common stock and cause the market price to fall and the issuance of debt securities could impose restrictive covenants that could impair its ability to engage in certain business transactions.

If Neonode fails to develop and introduce new products and services successfully and in a cost effective and timely manner, it will not be able to compete effectively and its ability to generate revenues will suffer.

Neonode operates in a highly competitive, rapidly evolving environment, and its success depends on its ability to develop and introduce new products and services that its customers and end users choose to buy. If Neonode is unsuccessful at developing and introducing new products and services that are appealing to its customers and end users with acceptable quality, prices and terms, Neonode will not be able to compete effectively and its ability to generate revenues will suffer.

The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If Neonode fails to anticipate its end users’ needs or technological trends accurately or is unable to complete the development of products and services in a cost effective and timely fashion, Neonode will be unable to introduce new products and services into the market or successfully compete with other providers.

As Neonode introduces new or enhanced products or integrates new technology into new or existing products, Neonode faces risks including, among other things, disruption in customers’ ordering patterns, excessive levels of older product inventories, delivering sufficient supplies of new products to meet customers’ demand, possible product and technology defects, and a potentially different sales and support environment. Premature announcements or leaks of new products, features or technologies may exacerbate some of these risks. Its failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect its business, results of operations and financial condition.

Neonode is dependent on third parties to manufacture and supply its products and components of its products.

Neonode’s products are built by a limited number of independent manufacturers. Although Neonode provides manufacturers with key performance specifications for the phones, these manufacturers could:

•	manufacture phones with defects that fail to perform to its specifications;
•	fail to meet delivery schedules; or
•	fail to properly service phones or honor warranties.

Any of the foregoing could adversely affect its ability to sell its products and services, which, in turn, could adversely affect its revenues, profitability and liquidity, as well as its brand image.

Neonode may become highly dependent on wireless carriers for the success of its products.

Neonode’s business strategy includes significant efforts to establish relationships with international wireless carriers. We cannot assure you that Neonode will be successful in establishing new relationships, or maintaining such relationships, with wireless carriers or that these wireless carriers will act in a manner that will promote the success of its multimedia phone products. Factors that are largely within the control of wireless carriers, but which are important to the success of its multimedia phone products, include:

•	testing of its products on wireless carriers’ networks;
•	quality and coverage area of wireless voice and data services offered by the wireless carriers;
•	the degree to which wireless carriers facilitate the introduction of and actively market, advertise, promote, distribute and resell its multimedia phone products;
•	the extent to which wireless carriers require specific hardware and software features on its multimedia phone to be used on their networks;
•	timely build out of advanced wireless carrier networks that enhance the user experience for data centric services through higher speed and other functionality;
•
contractual terms and conditions imposed on them by wireless carriers that, in some circumstances, could limit its ability to make similar products available through competitive carriers in some market segments;

•	wireless carriers’ pricing requirements and subsidy programs; and
•	pricing and other terms and conditions of voice and data rate plans that the wireless carriers offer for use with its multimedia phone products.

For example, flat data rate pricing plans offered by some wireless carriers may represent some risk to its relationship with such carriers. While flat data pricing helps customer adoption of the data services offered by carriers and therefore highlights the advantages of the data applications of its products, such plans may not allow its multimedia phones to contribute as much average revenue per user, or ARPU, to wireless carriers as when they are priced by usage, and therefore reduces its differentiation from other, non-data devices in the view of the carriers. In addition, if wireless carriers charge higher rates than consumers are willing to pay, the acceptance of its wireless solutions could be less than anticipated and its revenues and results of operations could be adversely affected.

Wireless carriers have substantial bargaining power as Neonode enters into agreements with them. They may require contract terms that are difficult for Neonode to satisfy and could result in higher costs to complete certification requirements and negatively impact its results of operations and financial condition. Moreover, Neonode may not have agreements with some of the wireless carriers with whom they will do business and, in some cases, the agreements may be with third-party distributors and may not pass through rights to Neonode or provide Neonode with recourse or contact with the carrier. The absence of agreements means that, with little or no notice, these wireless carriers could refuse to continue to purchase all or some of its products or change the terms under which they purchase its products. If these wireless carriers were to stop purchasing its products, Neonode may be unable to replace the lost sales channel on a timely basis and its results of operations could be harmed.

Wireless carriers also significantly affect Neonode’s ability to develop and launch products for use on their wireless networks. If Neonode fails to address the needs of wireless carriers, identify new product and service opportunities or modify or improve its multimedia phone products in response to changes in technology, industry standards or wireless carrier requirements, its products could rapidly become less competitive or obsolete. If Neonode fails to timely develop products that meet carrier product planning cycles or fail to deliver sufficient quantities of products in a timely manner to wireless carriers, those carriers may choose to emphasize similar products from its competitors and thereby reduce their focus on its products which would have a negative impact on its business, results of operations and financial condition.

Carriers, who control most of the distribution and sale of, and virtually all of the access for, multimedia phone products could commoditize multimedia phones, thereby reducing the average selling prices and margins for its products which would have a negative impact on its business, results of operations and financial condition. In addition, if carriers move away from subsidizing the purchase of mobile phone products, this could significantly reduce the sales or growth rate of sales of mobile phone products. This could have an adverse impact on its business, revenues and results of operations.

As Neonode builds strategic relationships with wireless carriers, Neonode could be exposed to significant fluctuations in revenue for its multimedia phone products.

Because of their large sales channels, wireless carriers may purchase large quantities of its products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending on end-customer demand and inventory levels required by the carriers. As Neonode develops new strategic relationships and launches new products with wireless carriers, its revenue could be subject to significant fluctuation based on the timing of carrier product launches, carrier inventory requirements, marketing efforts and its ability to forecast and satisfy carrier and end-customer demand.

The mobile communications industry is highly competitive and many of Neonode’s competitors have significantly greater resources to engage in product development, manufacturing, distribution and marketing.

The mobile communications industry, in which Neonode is engaged, is a highly competitive business with companies of all sizes engaged in business in all areas of the world, including companies with far greater resources than the combined company will have. There can be no assurance that other competitors, with greater resources and business connections, will not compete successfully against us in the future. Neonode’s competitors may adopt new technologies that reduce the demand for its products or render its technologies obsolete, which may have a material adverse effect on the cost structure and competitiveness of its products, possibly resulting in a negative effect on its revenues, profitability or liquidity.

Neonode’s future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because Neonode sells its products worldwide and most of the facilities where its devices are manufactured, distributed and supported are located outside the United States, its business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;
•	the impact of recessions in the global economy or in specific sub economies
•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;
•	changes in international relations;
•	trade protection measures and import or export licensing requirements;
•	changes in tax laws;
•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for them and its officers and directors who they indemnify;
•	difficulty in managing widespread sales operations; and
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, Neonode is subject to changes in demand for its products resulting from exchange rate fluctuations that make its products relatively more or less expensive in international markets. If exchange rate fluctuations occur, its business and results of operations could be harmed by decreases in demand for its products or reductions in margins.

While Neonode sells its products worldwide, one component of its strategy is to expand its sales efforts in countries with large populations and propensities for adopting new technologies. Neonode has limited experience with sales and marketing in some of these countries. There can be no assurance that Neonode will be able to market and sell its products in all of its targeted international markets. If its international efforts are not successful, its business growth and results of operations could be harmed.

Neonode must significantly enhance its sales and product development organizations.

Neonode will need to improve the effectiveness and breadth of its sales operations in order to increase market awareness and sales of its products, especially as Neonode expands into new markets. Competition for qualified sales personnel is intense, and Neonode may not be able to hire the kind and number of sales personnel Neonode is targeting. Likewise, its efforts to improve and refine its products require skilled engineers and programmers. Competition for professionals capable of expanding its research and development organization is intense due to the limited number of people available with the necessary technical skills. If Neonode is unable to identify, hire or retain qualified sales marketing and technical personnel, its ability to achieve future revenue may be adversely affected.

Neonode is dependent on the services of its key personnel.

Neonode will be dependent on its current management for the foreseeable future. The loss of the services of any member of management could have a materially adverse effect on its operations and prospects.

If third parties infringe its intellectual property or if Neonode is unable to secure and protect its intellectual property, Neonode may expend significant resources enforcing its rights or suffer competitive injury.

Neonode’s success depends in large part on its proprietary technology and other intellectual property rights. Neonode relies on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect its proprietary rights. Its intellectual property, particularly its patents, may not provide them a significant competitive advantage. If Neonode fails to protect or to enforce its intellectual property rights successfully, its competitive position could suffer, which could harm its results of operations.

Neonode’s pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of its patents or trademarks, including patent or trademark applications or registrations. Even if its patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to them or may be held invalid and unenforceable against third parties.

Neonode may be required to spend significant resources to monitor and police its intellectual property rights. Effective policing of the unauthorized use of its products or intellectual property is difficult and litigation may be necessary in the future to enforce its intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of its management from operating the business. Despite its efforts, Neonode may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around its technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite its efforts to protect its proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and Neonode cannot assure you that it will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of its products or to obtain and use information that Neonode regards as proprietary. Accordingly, Neonode cannot assure you that it will be able to protect its proprietary rights against unauthorized third party copying or use. The unauthorized use of its technology or of its proprietary information by competitors could have an adverse effect on its ability to sell its products.

Neonode has an international presence in countries whose laws may not provide protection of its intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for it to protect its intellectual property.

As part of its business strategy, Neonode’s target customers and relationships with suppliers and original distribution manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which Neonode does business may not protect its intellectual property rights to the same extent as the laws of the United States. As a result, Neonode may not be able to effectively prevent competitors in these regions from infringing its intellectual property rights, which would reduce its competitive advantage and ability to compete in those regions and negatively impact its business.

If Neonode does not correctly forecast demand for its products, Neonode could have costly excess production or inventories or it may not be able to secure sufficient or cost effective quantities of its products or production materials and its revenues, cost of revenues and financial condition could be adversely impacted.

The demand for its products depends on many factors, including pricing and channel inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and enterprise preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key sales channel partners. It is particularly difficult to forecast demand by individual variations of the product such as the color of the casing, size of memory, etc. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of its products or production materials. This could adversely impact its revenues, cost of revenues and financial condition.

Neonode relies on third parties to sell and distribute its products and Neonode relies on their information to manage its business. Disruption of its relationship with these channel partners, changes in their business practices, their failure to provide timely and accurate information or conflicts among its channels of distribution could adversely affect its business, results of operations and financial condition.

The distributors, wireless carriers, retailers and resellers who sell or may sell and or distribute its products also sell products offered by its competitors. If its competitors offer its sales channel partners more favorable terms or have more products available to meet their needs or utilize the leverage of broader product lines sold through the channel, those wireless carriers, distributors, retailers and resellers may de-emphasize or decline to carry its products. In addition, certain of its sales channel partners could decide to de-emphasize the product categories that Neonode offers in exchange for other product categories that they believe provide higher returns. If Neonode is unable to maintain successful relationships with these sales channel partners or to expand its distribution channels, its business will suffer.

Because Neonode intends to sell its products primarily to distributors, wireless carriers, retailers and resellers, Neonode will be subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of its strategic interest in assisting them in balancing inventories. In addition, these sales channel partners could modify their business practices, such as inventory levels, or seek to modify their contractual terms, such as return rights or payment terms. Unexpected changes in product return requests, inventory levels, payment terms or other practices by these sales channel partners could negatively impact its business, results of operations and financial condition.

Neonode will rely on distributors, wireless carriers, retailers and resellers to provide them with timely and accurate information about their inventory levels as well as sell-through of products purchased from us. Neonode will use this information as one of the factors in its forecasting process to plan future production and sales levels, which in turn will influences its public financial forecasts. Neonode will also use this information as a factor in determining the levels of some of its financial reserves. If Neonode does not receive this information on a timely and accurate basis, its results of operations and financial condition may be adversely impacted.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-customers, and there is also competition among Internet-based resellers. Neonode also sells its products directly to end-customers from its Neonode.com web site. These varied sales channels could cause conflict among its channels of distribution, which could harm its business, revenues and results of operations.

If its multimedia phone products do not meet wireless carrier and governmental or regulatory certification requirements, Neonode will not be able to compete effectively and its ability to generate revenues will suffer.

Neonode is required to certify its multimedia phone products with governmental and regulatory agencies and with the wireless carriers for use on their networks. The certification process can be time consuming, could delay the offering of its products on carrier networks and affect its ability to timely deliver products to customers. As a result, carriers may choose to offer, or consumers may choose to buy, similar products from its competitors and thereby reduce their purchases of its products, which would have a negative impact on its products sales volumes, its revenues and its cost of revenues.

Neonode depends on its suppliers, some of which are the sole source and some of which are its competitors, for certain components, software applications and elements of its technology, and its production or reputation could be harmed if these suppliers were unable or unwilling to meet its demand or technical requirements on a timely and/or a cost-effective basis.

Neonode’s multimedia products contain software applications and components, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras, radios and batteries, which are procured from a variety of suppliers, including some who are its competitors. The cost, quality and availability of software applications and components are essential to the successful production and sale of its device products. For example, media player applications are critical to the functionality of its multimedia phone devices.

Some components, such as screens and related integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers. Alternative sources are not always available or may be prohibitively expensive. In addition, even when Neonode has multiple qualified suppliers, Neonode may compete with other purchasers for allocation of scarce components. Some components come from companies with whom Neonode competes in the multimedia phone device market. If suppliers are unable or unwilling to meet its demand for components and if Neonode is unable to obtain alternative sources or if the price for alternative sources is prohibitive, its ability to maintain timely and cost-effective production of its multimedia phone will be harmed. Shortages affect the timing and volume of production for some of its products as well as increasing its costs due to premium prices paid for those components. Some of its suppliers may be capacity-constrained due to high industry demand for some components and relatively long lead times to expand capacity.

If Neonode is unable to obtain key technologies from third parties on a timely basis and free from errors or defects, Neonode may have to delay or cancel the release of certain products or features in its products or incur increased costs.

Neonode licenses third-party software for use in its products, including the operating systems. Its ability to release and sell its products, as well as its reputation, could be harmed if the third-party technologies are not delivered to them in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of its products and Neonode is unable to obtain alternative technologies on a timely and cost effective basis to use in its products. As a result, its product shipments could be delayed, its offering of features could be reduced or Neonode may need to divert its development resources from other business objectives, any of which could adversely affect its reputation, business and results of operations.

Neonode’s product strategy is to base its products on software operating systems that are commercially available to competitors.

Neonode’s multimedia phone is based on a commercially available version of Microsoft’s Windows CE. Neonode cannot assure you that it will be able to maintain this licensing agreement with Microsoft and that Microsoft will not grant similar rights to its competitors or that Neonode will be able to sufficiently differentiate its multimedia phone from the multitude of other devices based on Windows CE.

In addition, there is significant competition in the operating system software and services market, including proprietary operating systems such as Symbian and Palm OS, open source operating systems, such as Linux, other proprietary operating systems and other software technologies, such as Java and RIM’s licensed technology. This competition is being developed and promoted by competitors and potential competitors, some of which have significantly greater financial, technical and marketing resources than Neonode has, such as Access, Motorola, Nokia, Sony-Ericsson and RIM. These competitors could provide additional or better functionality than Neonode does or may be able to respond more rapidly than Neonode can to new or emerging technologies or changes in customer requirements. Competitors in this market could devote greater resources to the development, promotion and sale of their products and services and the third-party developer community, which could attract the attention of influential user segments.

If Neonode is unable to continue to differentiate the operating systems that Neonode includes in its mobile computing devices, its revenues and results of operations could be adversely affected.

The market for multimedia phone products is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect our revenues, results of operations and financial condition, particularly given our size, limited resources and lack of diversification.

Neonode operates in the multimedia phone market which has seen significant growth during the past years. Neonode cannot assure you that this significant growth in the sales of multimedia devices will continue. If Neonode is unable to adequately respond to changes in demand for its products, its revenues and results of operations could be adversely affected. In addition, as its products mature and face greater competition, Neonode may experience pressure on its product pricing to preserve demand for its products, which would adversely affect its margins, results of operations and financial condition.

This reliance on the success of and trends in its industry is compounded by the size of its organization and its focus on multimedia phones. These factors also make Neonode more dependent on investments of its limited resources. For example, Neonode faces many resource allocation decisions, such as: where to focus its research and development, geographic sales and marketing and partnering efforts; which aspects of its business to outsource; and which operating systems and email solutions to support. Given the size and undiversified nature of its organization, any error in investment strategy could harm its business, results of operations and financial condition.

Neonode’s products are subject to increasingly stringent laws, standards and other regulatory requirements, and the costs of compliance or failure to comply may adversely impact its business, results of operations and financial condition.

Neonode’s products must comply with a variety of laws, standards and other requirements governing, among other things, safety, materials usage, packaging and environmental impacts and must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions where its products are sold. Many of its products must meet standards governing, among other things, interference with other electronic equipment and human exposure to electromagnetic radiation. Failure to comply with such requirements can subject it to liability, additional costs and reputational harm and in severe cases prevent them it selling its products in certain jurisdictions.

For example, many of its products are subject to laws and regulations that restrict the use of lead and other substances and require producers of electrical and electronic equipment to assume responsibility for collecting, treating, recycling and disposing of its products when they have reached the end of their useful life. In Europe, substance restrictions began to apply to the products sold after July 1, 2006, when new recycling, labeling, financing and related requirements came into effect. Failure to comply with applicable environmental requirements can result in fines, civil or criminal sanctions and third-party claims. If products Neonode sells in Europe are found to contain more than the permitted percentage of lead or another listed substance, it is possible that Neonode could be forced to recall the products, which could lead to substantial replacement costs, contract damage claims from customers, and reputational harm. Neonode expects similar requirements in the United States, China and other parts of the world.

As a result of these new European requirements and anticipated developments elsewhere, Neonode is facing increasingly complex procurement and design challenges, which, among other things, require them to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and re-designing products so that they comply with these and the many other requirements applicable to them.

Allegations of health risks associated with electromagnetic fields and wireless communications devices, and the lawsuits and publicity relating to them, regardless of merit, could adversely impact our business, results of operations and financial condition.

There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields, or radio signals, from base stations and from the use of mobile devices. While a substantial amount of scientific research by various independent research bodies has indicated that these radio signals, at levels within the limits prescribed by public health authority standards and recommendations, present no evidence of adverse effect to human health, Neonode cannot assure you that future studies, regardless of their scientific basis, will not suggest a link between electromagnetic fields and adverse health effects. Government agencies, international health organizations and other scientific bodies are currently conducting research into these issues. In addition, other mobile device companies have been named in individual plaintiff and class action lawsuits alleging that radio emissions from mobile phones have caused or contributed to brain tumors and the use of mobile phones pose a health risk. Although its products are certified as meeting applicable public health authority safety standards and recommendations, even a perceived risk of adverse health effects from wireless communications devices could adversely impact use of wireless communications devices or subject them to costly litigation and could harm its reputation, business, results of operations and financial condition.

Changes in financial accounting standards or practices may cause unexpected fluctuations in and adversely affect our reported results of operations.

Any change in financial accounting standards or practices that cause a change in the methodology or procedures by which Neonode tracks, calculates, records and reports its results of operations or financial condition or both could cause fluctuations in and adversely affect its reported results of operations and cause its historical financial information to not be reliable as an indicator of future results.

Wars, terrorist attacks or other threats beyond its control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond its control could have an adverse impact on the United States, Europe and world economy in general, and consumer confidence and spending in particular, which could harm its business, results of operations and financial condition.

THE COMPANIES

SBE

Historically, we designed, manufactured and sold hardware products including wide area network (WAN) and local area network (LAN) network interface cards (NICs) and central processing units (CPUs) to original equipment manufacturers (OEMs) who embed our hardware products into their products for the communications markets.. Our hardware business generated the majority of our sales and net cash flow. Effective with the sale of our hardware business to One Stop Systems on March 30, 2007, we no longer participate in the embedded hardware markets. We transferred our entire inventory and the engineering and test equipment associated with our hardware business to One Stop Systems.

Since the sale of our hardware business, our only business is designing and providing software-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. Our products deliver an affordable, expandable, and easy-to-use portfolio of software solutions designed to enable optimal performance and rapid deployment across a wide range of next generation storage systems. We sell standards-based storage software solutions to OEMs, system integrators and value added resellers (VARs) who embed our software into their IP storage area network (IP SAN) and network attached storage (NAS) systems to provide data storage solutions for the small and medium business (SMB) enterprise storage markets. Our storage software products have not gained wide acceptance in the storage markets and have not generated significant sales, to date.

We were incorporated in 1961 as Linear Systems, Inc. In 1976, we completed our initial public offering. In July 2000, we acquired LAN Media Corporation, a privately held company, to complement and grow our WAN adapter product line from both a hardware and software perspective. In August 2003, we acquired the products and technologies of Antares Microsystems to increase the functionality of our PCI product line. In 2005, we acquired PyX Technologies, Inc., a company engaged in the development implementation and sale of Internet Small Computer System Interface (iSCSI) software. In March 2007, we sold our hardware business to One Stop Systems, a company engages in the embedded hardware business.

Neonode

Neonode was founded in Sweden and develops, manufactures and sells multimedia mobile phones based on a unique user interface with a focus on design, enhanced user experience and customization. Neonode released its first phone, the N1, in 2004. Neonode has developed multimedia mobile phones that convert the functionality of a desktop computer to a mobile phone interface. In addition to connecting to any GSM supported cellular telephone network, Neonode’s multimedia mobile phones allow the user to watch movies in full screen, play music videos, play music, take pictures with its two mega pixel camera and play games, all with internet pod casting capabilities. Neonode’s mobile phones utilize a patent pending user interface that incorporates true one -hand ~~-~~ on -screen ~~-~~ navigation with a user interface that recognizes gestures rather than defined keys. This interface has allowed Neonode to design and manufacture a mobile phone with a large display without physical buttons using the smallest handset in the mobile phone industry. Neonode’s design is based on their patent pending zForce ™ and Neno™ software technology. zForce™ is a new software based input system that supports one-hand navigation. It allows the user to operate the functionality of the phone with one finger. In February 2007, Neonode showcased its new mobile phone, the N2, at the 3GSM World Congress in Barcelona, Spain. Neonode expects to begin shipping its N2 phone to its initial customers in mid-2007. Neonode initially expects to sell its mobile phones through sales channels that include distributors and network operators located in Europe, Mexico, Latin America and the United States

PROPOSAL 1
THE MERGER PROPOSAL

General Description of the Merger

Under the merger agreement, our newly-formed, wholly-owned subsidiary, Cold Winter Acquisition Corporation (referred to in this proxy statement as Merger Sub) will merge with and into Neonode. The merger agreement contemplates that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Neonode, with Neonode continuing after the merger as the surviving corporation and a wholly-owned subsidiary of SBE. The securities offered in the merger will be issued pursuant to an exemption from registration under the Securities Act of 1933 and may not be offered or sold by the holders thereof absent registration or an applicable exemption from registration requirements. The merger agreement provides that SBE will issue 3.5319 (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) shares of its common stock for each share of Neonode common stock outstanding at closing, and that it will assume all outstanding options and warrants to purchase Neonode common stock such that each option and warrant will become exercisable for 3.5319 (as adjusted for stock splits and combinations affecting either the SBE stock or Neonode stock) shares of SBE common stock for each share of Neonode common stock subject to such option or warrant. Although the exact number of shares to be issued in the merger will be determined at closing, it is currently estimated that SBE will issue approximately 20.4 million shares of its common stock in exchange for outstanding shares of Neonode common stock and will assume options and warrants exercisable for approximately 8.0 million additional shares of SBE common stock. Immediately following completion of the transaction, the shares, warrants and stock options held by our existing stockholders are expected to represent approximately 9.5% of our outstanding capital stock assuming the exercise in full of all outstanding options and warrants. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read the merger agreement carefully. Our board of directors has approved the merger agreement, and it is the binding legal agreement that governs the terms of the merger.

Background of the Merger

On August 21, 2006, our board of directors held a regular meeting and discussed the strategic direction of SBE.

On August 31, 2006, Mr. David Brunton, our Chief Financial Officer, signed a non-disclosure agreement with a holding company that is in the initial stages of developing alternative fuel processing plants including ethanol and bio-diesel. We entered into exploratory discussion about merging SBE with this company.

From September 1 through September 29, 2006, Mr. Brunton continued exploratory discussions with the alternative fuel company.

On September 21, 2006, our board of directors held a special meeting to discuss the overall strategic future of SBE, including the possible disposition of all of our assets and a merger with a viable company. At that meeting, our board of directors authorized management to enter into discussions and negotiate term sheets for the disposition of all or a portion of our assets, subject to final approval of the term sheet by the board of directors.

On October 3, 2006, Mr. Greg Yamamoto, our Chief Executive Officer, was introduced to the alternative fuel company, entered into a nondisclosure agreement with the alternative fuel company and held preliminary merger discussions.

On October 3, 2006, Mr. Yamamoto and Mr. Brunton held an initial discussion with Mr. Robert Giannini of Griffin Securities to discuss the prospect of SBE merging with Neonode Inc. (Neonode) and entered into a nondisclosure agreement with Neonode. Griffin Securities was retained by Neonode to act in the capacity of an investment advisor in a merger or initial public offering transaction.

From October 3, 2006 through November 23, 2006, we held ongoing merger discussions and due diligence with the alternative fuel company and Neonode.

On October 12, 2006, our board of directors formed a Strategic Transaction Committee comprising our independent board members to review and approve all strategic alternatives presented to the board and appointed Mr. John Reardon as Chairman of the Committee.

On October 23, 2006, Mr. Reardon was introduced to the alternative fuel company and held an information gathering discussion with them.

On November 7, 2006, Mr. Reardon was introduced to Neonode and held an information gathering discussion with Griffin Securities. Mr. Reardon was appointed to the Board of Director’s of Neonode in April 23, 2007.

From October 2006 through the execution of the merger agreement with Neonode, Mr. Yamamoto provided our board of directors with frequent status updates on the potential merger with Neonode.

On November 22, 2006, our board of directors approved a term sheet setting forth nonbinding terms of a proposed merger with Neonode and instructed our management to move forward with negotiating the terms of a merger with Neonode.

On November 23, 2006, we executed the term sheet with Neonode.

From November 23, 2006 through January 19, 2007, Neonode engaged in a due diligence investigation of SBE and SBE engaged in a due diligence investigation of Neonode.

On November 29, 2006, we notified the alternative fuel company that we were no longer interested in a merger transaction.

From December 1, 2006 through December 7, 2006, Mr. Yamamoto, Mr. Brunton and Mr. Fang, our Executive Vice President, visited Neonode in Stockholm, Sweden performing on-site due diligence.

On December 3, 2006, we received the initial draft of the merger agreement from our counsel.

During December 2006 through January 19, 2007, we continued our negotiations with Neonode regarding the proposed merger and the terms of the merger agreement.

On December 13, 2006, we retained Seidman & Co., Inc. (Seidman) to analyze the proposed merger and to determine the fairness of the proposed transaction, from a financial point of view, to our stockholders.

On January 19, 2007, at a meeting of our board of directors, Seidman delivered its oral opinion (subsequently confirmed in writing) to our board of directors that the consideration to be received by SBE in the proposed merger is fair, from a financial point of view, to SBE’s stockholders. Thereafter, the board of directors, together with management and SBE’s outside counsel, engaged in a full discussion of the proposed transaction. After such discussion, the board of directors determined that the transaction was advisable and in the best interests of SBE and its stockholders, determined to recommend to SBE’s stockholders that they approve the proposed transaction, and authorized SBE management to execute the merger agreement in the form in which it was presented to the board of directors.

On January 19, 2007, we and Neonode signed the Agreement and Plan of Merger and Reorganization. On the same day, we announced via press release the execution of the agreement and filed a corresponding Form 8-K with the Securities and Exchange Commission.

On March 30, 2007, we completed the sale of our embedded business to One Stop Systems, Inc.

On May 1, 2007, we held discussions with Griffin Securities, regarding amendment of the merger agreement to fix the exchange ratio of common stock in the merger and to allow Neonode to issue up to $3 million in convertible notes and borrow $1 million from SBE.

On May 3, 2007, we held additional discussions with Griffin Securities about amending the merger agreement to fix the exchange ratio of common stock in the merger at 3.5319 shares of SBE common stock for each share of Neonode common stock.

On May 4, 2007, management briefed our board of directors about the terms of the proposed amendment to the merger agreement; and our board of directors instructed our management to move forward with negotiations with Neonode.

On May 10, 2007, our board of directors approved an amendment to the merger agreement with Neonode subject to receipt of an opinion from Seidman & Co. that the terms of the proposed amendment, are fair, from a financial point of view, to SBE’s stockholders and instructed our management to finalize negotiations with Neonode.

On May 7, 2007, we received initial drafts of the proposed merger agreement amendment and loan agreement from counsel to Neonode. We continued to negotiate the terms of such agreements through May 18, 2007.

On May 17, 2007, Seidman delivered its oral opinion (subsequently confirmed in writing on May 24, 2007) to our board of directors that the consideration to be received by SBE in the proposed merger, pursuant to the terms of a proposed merger agreement amendment, are fair, from a financial point of view, to SBE’s stockholders.

On May 17, 2007, the board of directors engaged in a full discussion of the proposed transaction. After such discussion, the board of directors determined that, subject to the board’s receipt of an updated fairness opinion regarding the proposed merger, the transaction was advisable and in the best interests of SBE and its stockholders, determined to recommend to SBE’s stockholders that they approve the proposed transaction, and authorized SBE management to execute the merger agreement amendment in the form presented to the board of directors.

On May 25, 2007, we entered into the amendment to the merger agreement and the loan agreement with Neonode. On May 29, 2007, we announced via press release the execution of the amendment and the loan agreement and filed a corresponding Form 8-K with the SEC.

On May 29, 2007, pursuant to an amendment to the merger agreement with Neonode, we advanced Neonode $500,000 under an interest bearing secured note and advanced an additional $500,000 on June 15, 2007.

Reasons for the Merger

Our board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, our board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of our board of directors may have given different weight to different factors. Our board of directors determined that the merger agreement and in the best interests of SBE and its stockholders. Our board of directors relied on the analysis, experience, expertise and recommendation of our management team, as well as Seidman, our financial advisor, for analyses of the financial terms of the merger. See “Opinion of Our Financial Advisor” on page [___].

Our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with our management team and legal, financial and accounting advisors.

In addition, our board of directors consulted with our management team, as well as our financial advisor and legal counsel, and considered the following:

1.	the judgment, advice and analyses of our senior management, including their favorable recommendation of the merger;

2.	alternatives to the merger;

3.	the presentations by and discussions with our senior management and representatives of our counsel regarding the terms and conditions of the merger agreement and the merger; and

4.
that while the merger is likely to be completed, there are risks associated with completing the merger and, as a result of conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by the stockholders of SBE and Neonode.

The foregoing discussion of the information and factors considered by our board of directors is not meant to be exhaustive, but includes the material information and factors considered by our board of directors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors determined that the merger is fair to and in the best interests of SBE and our stockholders. On the basis of the foregoing, our board of directors approved and declared advisable the merger and recommends that you vote or give instructions to vote “FOR” the adoption of the merger proposal.

Opinion of Our Financial Advisor

The full text of the written opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered, limitations on and qualifications made by Seidman & Co., Inc., or Seidman, in its review, is set forth as Annex D to this proxy statement and is incorporated herein by reference. The summary of Seidman’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are urged to read carefully Seidman’s written opinion in its entirety.

Seidman’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Seidman, is attached as Annex D to this proxy statement. Seidman’s opinion was directed solely to our board of directors and addresses only the fairness to SBE, Inc. stockholders of the merger from a financial point of view. The Seidman opinion does not address any other aspect of the merger and does not constitute a recommendation to any director, stockholder or other person as to how to vote or act with respect to the merger.

In connection with rendering its opinion, Seidman reviewed the following:

1.	Agreement and Plan of Merger and Reorganization, dated January 19, 2007;

2.	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated May 18, 2007;

3.	Background, description and financial history of SBE, Inc.

4.	Securities and Exchange Commission filings by SBE, Inc., including:

FORM                                    RECEIVED/PERIOD
8-K    4/19/07 (4/11/07)
8-K    4/4/07 (3/30/07)
8-K    3/23/07 (3/20/07)
8-K    3/16/07 (1/31/07)
10-Q                                       3/16/07 (1/31/07)
DEFM14A                            3/7/07
10-K                                       1/29/07 (10/31/06)
8-K                                         1/22/07 (1/19/07)
8-K                                         1/12/07 (1/11/07)

5.	Draft proxy statement for SBE / Neonode transaction;

6.	Draft of proposed Senior Secured Note dated May 16, 2007;

7.	Proposed Neonode / SBE $1 million Note Purchase Agreement;

8.	Background, description, and financial history of Neonode AB;

9.	Presentation of Neonode multimedia, smartphone cellular mobile handset product;

10.	Financial estimates provided by Neonode for calendar years ending December 31, 2006 through December 31, 2008;

11.	Due diligence by SBE, Inc. relating to Neonode AB;

12.	Extrapolation of near term projections provided by Neonode and performance of discounted cash flow analyses;

13.	Statistical analyses of selected comparable companies with publicly-traded common shares, and derivation of financial ratios typical of companies in similar SIC Codes to Neonode;

14.	Conditions in, and the outlook, for the mobile phone handset industry as of April 2007;

15.	Conditions in, and the outlook for, the international economies, interest rates and financial markets proposed to be targeted by Neonode; and

16.	Other studies, analyses, and investigations as it deemed appropriate.

In addition, Seidman spoke with members of the senior management of SBE, Inc. to discuss the operations, financial condition, future prospects and projected operations and performance of SBE, Inc. and Neonode.

In connection with rendering its opinion, Seidman performed a variety of financial analyses, including those summarized below. These analyses were presented to the directors on May 24, 2007. The Seidman opinion necessarily is based upon economic, market, financial and other conditions as they existed and can be evaluated on the date of the opinion and does not address the fairness as a result of the proposed transaction on any other date. The summary set forth below does not purport to be a complete description of the analyses performed by Seidman in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Seidman believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

Fairness to the shareholders of SBE of the proposed merger of SBE with Neonode (“Transaction”) is determined by comparison of the fair market value of the interests held by the shareholders of SBE before and after the subject Transaction. In the instance of the subject Transaction, the relevant analysis is the comparison of the fair market value of the merged SBE/Neonode and the share exchange value of the Transaction to the present shareholders of SBE, Inc. relative to the fair market value of SBE, Inc. prior to and without the Neonode transaction. If the pro rata share of the combined Neonode / SBE, Inc. attributable to the present shareholders of SBE, Inc. is equal to or greater than the current fair market value of their interest, then the Transaction is deemed to be fair to the shareholders of SBE, Inc. from a financial point of view.

Because Neonode is a privately-held company, a key component of the Seidman analysis was a determination of the fair market value of Neonode, for which Seidman employed both market comparable and discounted cash flow valuation methodologies.

This summary does not purport to be a complete description of the analyses underlying the opinion of Seidman. For each analysis described below, the material forecasts and estimates that Seidman utilized were provided to it by management of SBE, Inc. that were obtained, in turn, from management of Neonode.

Market Comparable or Guideline Company Analysis. The valuation of the operating business of Neonode is based on generally accepted and recommended procedures for valuing an on-going operating business, designated the “market comparable approach.” In this valuation technique, the market value of a company is established on the basis of market prices and indicated market values of comparable companies with minority shares freely- and publicly-traded on various securities exchanges. Value is expressed in the relationship of these market prices to selective balance sheet and operating data of these market comparable companies, and derivation of market capitalization factors.

The following publicly-traded companies employed in the Seidman analysis have been identified as approximately comparable to Neonode. None of the public companies used in the public companies analysis described above is identical to Neonode. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

•  BSquare Corp.

•  Backweb Technologies Ltd.

•  DIJJI Corp.

•  Insignia Solutions PLC

•  Once Voice Technologies Inc.

•  Openwave Systems Inc.

•  Radvision Ltd.

•  Smith Micro Software Inc.

•  Oasys Mobile, Inc.

•  Ulticom Inc.

In employing the market comparable method of valuation, it typically is necessary to compare over an historical period, typically three to five years, the financial performance of the subject company with an appropriate universe of “market comparable” companies which have common stock that is publicly-traded. In-depth financial data for the market comparable companies are then presented for easy comparison, and selective financial measurements and ratios are computed and studied.

However, Seidman observed that Neonode is a company with no operating history and no earnings. Under the circumstances, Seidman focused on price/latest year revenues of market comparable companies and applying the median multiple of this universe to the projected revenues of Neonode in 2007 which is based on delivery commencement of the Company’s smartphones in June 2007, and the annualization of these six months of revenues. The median price/revenues multiple for the market comparable companies is 1.85x. With Neonode annualized revenues for 2007 projected at approximately $39.5 million, an unadjusted valuation of capitalized revenues approximating $73 million is indicated. As this is a projected value for Neonode, and there is no history of operations, Seidman adjusted this derived value by a 50% uncertainty factor, consistent with indicated returns required by the market for a company such as Neonode, thus indicating a $36.5 million pro forma fair market value for Neonode.

Discounted Cash Flow Analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Seidman calculated discounted cash flow analyses for Neonode employing financial forecasts for Neonode for calendar years 2007 through 2011. Assuming discount rates as high as 50%, and terminal growth rates of EBITDA in the year 2011 of as low as 5%, a range of present values was derived for Neonode representing fair market value. The minimum fair market value of Neonode in the range approximates $21.1 million.

As of the date hereof, it observed that SBE sold its embedded hardware business on March 30, 2007, and its only remaining business is designing and providing software-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. These storage software products have not gained wide acceptance in the storage markets and have not generated significant sales to date and continue to lose money and drain cash from SBE. As of the September 30, 2007, projected closing date of the proposed SBE /Neonode merger, management of SBE estimates it will have substantially exhausted its remaining cash, and the only remaining assets held by SBE would be the $1 million pre-merger loan receivable from Neonode plus the value attributable to SBE’s status as a publicly-traded company, estimated to be worth no more than $1 million, and a $150,000 credit for transaction costs.

At the projected date of closing, SBE, in the merger exchange, contributes $1,000,000 of cash in the form of its pre-merger loan to Neonode, plus an imputed $1,000,000 for the value of a publicly-traded corporation, plus $150,000 for transactions costs, for a total of $2.15 million. Seidman concluded that the $1,000,000 imputed value for the publicly-traded corporation is believed fair from a financial point of view. It also is noted that any indicated higher value might divert a potential partner to consider other options to obtain a public market.

Seidman observed that the market capitalization of SBE as of the May 24, 2007, date of its fairness opinion was approximately $5 million. Seidman believes that this market capitalized value already reflects the pro forma combination with Neonode. Prior to the SBE announcement on January 19, 2007, of the pending sale of its Embedded Products Division and of the prospective merger with Neonode, SBE’s market capitalization doubled from $3.8 million on January 19, 2007, to a high of $7.6 million on January 22, 2007, the next trading day. Thus, the market capitalization of SBE subsequent to the announcement of the merger with Neonode already had given weight to the merger with Neonode rather than to the fundamentals of SBE, Inc. as a standalone entity. As a standalone entity, Seidman is of the opinion that SBE value to its stockholders as of the projected closing date of the Transaction is no more than the total of its $1 million loan receivable owed by Neonode plus the $1 million estimated value of its public listing, or approximately $2 million.

It is indicated that the shareholders of SBE will receive approximately 10% of the merged SBE / Neonode entity. Thus, since 10% of both the market comparable and discounted cash flow methodologies for valuing the merged SBE / Neonode entity result in a value to SBE shareholders equal to or greater than the estimated $2 million present value attributable to SBE, the proposed merger transaction is deemed to be fair to the shareholders of SBE, from a financial point of view.

Seidman assumed, without independent verification, that the financial forecasts and projections it was provided, and upon which it relied, were reasonably prepared and reflected the best currently available estimates and judgments by management as to the future financial results of operations and financial performance of Neonode, and that such results of operations, synergies and financial performance will be realized. Seidman also assumed that there had been no material change in the assets, financial condition or business of Neonode since the date of the most recent financial statements and projections made available to it. Seidman further relied upon the assurance of management of SBE, Inc. that they are unaware of any facts that would make the information provided to Seidman incomplete or misleading in any respect. Seidman assumed that the transaction contemplated by the merger agreement will be substantially consummated as described in the terms herein in the form reviewed by Seidman and that all representations and warranties therein of the parties thereto are true and accurate in all respects.

Seidman did not independently verify the accuracy and completeness of the information supplied to it with respect to Neonode and does not assume any responsibility with respect to it. Seidman did not meet with or have any discussions with any representatives of Neonode. Seidman’s opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it as of the date of the Seidman opinion. It should be understood that subsequent developments may affect the Seidman opinion and Seidman does not have any obligation to update, revise or reaffirm the Seidman opinion.

The SBE board of directors asked Seidman to opine on the fairness to its stockholders of the merger from a financial point of view. The Seidman opinion does not address the relative merits of the merger as compared to other business strategies that might be available to SBE, Inc., nor does it address its underlying business decision to proceed with the merger. Seidman did not make or take into account any independent appraisal or valuation of any of Neonode or SBE, Inc.’s assets or liabilities, contingent or otherwise. Seidman did not opine on any legal, tax or accounting issues concerning the merger, or any terms of the merger other than the subject fairness. Seidman did not express an opinion with respect to the prices at which SBE, Inc. common stock might trade subsequent to disclosure or consummation of the merger.

Seidman did not recommend any specific exchange ratio to the board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio with respect to the merger agreement. In addition, Seidman’s opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its decision to approve the merger. Consequently, the Seidman analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the exchange ratio or whether our board of directors would have been willing to agree to a different exchange ratio.

Seidman is a New York City investment banking firm specializing in securities research, analysis and valuations that has been in business since 1970 and is engaged in a broad range of investment banking and financial advisory activities, including activities relating to corporate finance, mergers and acquisitions, leveraged buyouts and private placements.

Regulatory Approvals Relating to the Merger

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than the filing of (1) a certificate of merger with the Secretary of State of the State of Delaware, (2) this proxy statement with the SEC and (3) compliance with all applicable state securities laws regarding the offering and issuance of the shares in connection with the transactions. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights Relating to the Merger

Our stockholders are not entitled to exercise dissenters’ rights in connection with the merger or the private placement.

Interests of Certain Persons in the Merger

Mr. John Reardon, a member of our board of directors, was recently named as a member of the board of directors of Neonode. He was not a member of Neonode’s board of directors at the time the merger agreement was negotiated and executed by the parties. It is expected that Mr. Reardon will continue as a member of our board of directors after the merger. It is expected that Mr. David Brunton, our Chief Financial Officer, will remain on as Chief Financial Officer of the combined company after the merger. It is expected that all other employees, including officers, and directors of SBE will resign effective as of the closing of the merger.

THE MERGER AGREEMENT

General

The merger agreement provides that, subject to satisfaction of certain conditions, our newly-formed, wholly-owned subsidiary, Cold Winter Acquisition Corporation, referred to in this proxy statement as Merger Sub, will be merged with and into Neonode and that following the merger, Merger Sub will cease to exist as a separate entity and we will continue as sole stockholder of Neonode, the surviving entity in the merger.

We entered into the merger agreement with Neonode on January 19, 2007 and amended it as of May 18, 2007. The merger agreement is attached to this proxy statement as Annex A. You should read the merger agreement carefully. It is the agreement that governs the terms of the merger. The following information summarizes the terms of the merger agreement.

Effective Time of the Merger

The consummation of the merger will take place on a date to be designated jointly by SBE and Neonode, which shall be no later than two business days after the last condition to closing has been satisfied or waived. The merger will become effective the merger agreement is filed with the Secretary of State of the State of Delaware.

Treatment of Stock Options

At the effective time of the merger, each outstanding Neonode stock option, whether vested or unvested, will be assumed by SBE. All rights to acquire Neonode stock upon exercise of the Neonode options will be converted into rights to acquire our common stock. All restrictions on the exercise of each such assumed options will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of the options will otherwise remain unchanged. However, any option with a term in excess of ten years will have its term reduced so that no assumed option will have a term in excess of ten years. The number of shares of our common stock that will be subject to the new stock options and the exercise price per share of our common stock issuable upon exercise of the new options will reflect the exchange calculation set forth in the merger agreement. We expect the exercise price of the assumed options will be approximately $1.98 per share of our common stock issuable upon exercise of the assumed options.

Treatment of Warrants to Purchase Stock

At the effective time of the merger, each outstanding Neonode warrant will be assumed by SBE. All rights to acquire Neonode stock upon exercise of the Neonode warrants will be converted into rights to acquire our common stock. All of the terms and conditions of the warrants will remain unchanged. The number of shares of our common stock that will be subject to the new warrants and the exercise price per share of our common stock issuable upon exercise of the new warrants will reflect the exchange calculation set forth in the merger agreement.

Surrender and Exchange of Share Certificates

As soon as reasonably practicable after the effective time of the merger, but in any event no more than ten business days thereafter, we or our agent will send to the Neonode stockholders transmittal materials containing instructions on how to exchange of their stock certificates representing shares of Neonode common stock for certificates representing shares of our common stock that are payable to them in connection with the merger. Upon surrender to us or our agent of their stock certificate or certificates representing the shares of Neonode common stock held immediately prior to the merger, and the acceptance of such certificate or certificates by us or our agent in accordance with the instructions to be provided by us or our agent, the Neonode stockholders will receive that number of shares of our common stock equal to the number of shares of our common stock that the Neonode stockholders are entitled to receive pursuant to the exchange calculation set forth in the merger agreement. Neonode stockholders that fail to exchange their stock certificates will not be entitled to receive any dividends or other distributions payable by us after the closing until their certificates are surrendered.

We will not issue any fractional shares in the merger. In lieu of fractional shares, Neonode stockholders will receive a cash payment equal to the fractional share amount multiplied by the average closing sale price of a share of our common stock, as reported on the Nasdaq Capital Market, for each of the 10 consecutive trading days immediately preceding the closing date of the merger.

Representations and Warranties

The merger agreement contains representations of Neonode relating to:

•  proper corporate organization, subsidiaries and similar corporate matters;

•  organizational documents and records;

•  capital structure;

•  financial statements and financial controls;

•  absence of certain changes from September 30, 2006 to January 19, 2007;

•  assets necessary for the conduct of the business;

•  receivables;

•  holding of equipment and real property leases;

•  intellectual property rights;

•  contracts;

•  absence of undisclosed liabilities;

•  compliance with legal requirements;

•  compliance with governmental authorization;

•  taxes;

•  employee and employee benefits matters;

•  environmental matters;

•  insurance;

•  related party transactions;

•  absence of litigation;

•  authority, binding nature of the merger agreement;

•  non-contravention of Neonode’s organizational documents, applicable legal requirements, applicable governmental authorizations, and Neonode’s material agreements;

•  vote required in connection with the merger;

•  financial advisory fees; and

•  the absence of false or misleading statement of a material fact or the omission of a material fact.

The merger agreement also contains representations of SBE and merger sub relating to:

•  proper corporate organization, subsidiaries and similar corporate matters;

•  organizational documents and records;

•  capital structure;

•  SEC filings, financial statements and financial controls;

•  absence of certain changes from July 31, 2006 to January 19, 2007;

•  assets necessary for the conduct of the business;

•  bank accounts and receivables;

•  ownership of real property and real property leases;

•  contracts;

•  absence of undisclosed liabilities;

•  compliance with legal requirements;

•  compliance with governmental authorization;

•  compliance with laws governing business practices;

•  taxes;

•  employee and employee benefits matters;

•  environmental matters;

•  insurance;

•  absence of litigation;.

•  non-contravention of SBE’s organizational documents, applicable legal requirements, applicable governmental authorizations, and SBE’s material agreements;

•  vote required in connection with the merger;

•  financial advisors; and

•  the absence of false or misleading statement of a material fact or the omission of a material fact.

The merger agreement contains customary representations and warranties made by Neonode to SBE and Merger Sub and by SBE and Merger Sub to Neonode for purposes of allocating the risks associated with the merger. The assertions embodied in the representations and warranties made by Neonode are qualified by information set forth in a confidential disclosure schedule that was delivered in connection with the execution of the merger agreement. While we do not believe that the disclosure schedule contains information that securities laws require us to publicly disclose, other than information that is being disclosed in this proxy statement, the disclosure schedule may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the disclosure schedule Neonode delivered to us at signing and which may not be delivered to us until the closing date of the merger.

Certain Covenants

We and Neonode have each agreed in the merger agreement to take such actions as are necessary, proper or advisable to complete the merger.

During the period from January 19, 2007 through the effective time of the merger (referred to in this proxy statement as the Pre-Closing Period), Neonode has agreed to provide, and to cause its representatives to provide, us and our representatives with reasonable access to Neonode’s representatives, personnel and assets of the Neonode and to all existing books, records, tax returns, work papers and other documents and information relating to Neonode; and to provide us and our representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to Neonode, and with such additional financial, operating and other data and information regarding Neonode, as we may reasonably request.

Neonode has further agreed that during the Pre-Closing Period it shall:

•	conduct its business and operations in the ordinary course, in substantially the same manner as such business and operations have been conducted prior to January 19, 2007;

•
use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and maintain its relations and good will with suppliers, customers, landlords, creditors, employees and other persons having business relationships with Neonode;

•	keep in full force certain insurance policies; and

•	cause its officers to report regularly (but in no event less frequently than monthly) to us concerning the status of Neonode’s business.

Finally, Neonode has agreed that during the Pre-Closing Period, subject to certain exceptions, it will not, except as consented to by SBE:

•
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that Neonode may repurchase shares of its common stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

•
sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security for below the fair market value (except that Neonode shall be permitted to issue shares of its common stock to employees upon the exercise of outstanding Neonode options or to holders of outstanding Neonode warrants upon the exercise of such warrants and convertible promissory notes for an aggregate amount of up to $3.0 million in connection with its convertible note financing);

•
amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Neonode stock option plan, (ii) any provision of any agreement evidencing any outstanding Neonode option, or (iii) any provision of any restricted stock purchase agreement;

•
amend or permit the adoption of any amendment to Neonode’s certificate of incorporation (except to increase the number of shares of Neonode common stock authorized to 10,000,000 shares) or bylaws, or effect or permit Neonode to become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•
make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Neonode between January 19, 2007 and the closing of the merger, do not exceed $350,000 per month on a cumulative basis;

•
(i) enter into, or permit any of the assets owned or used by it to become bound by, any contract that is or would constitute a material contract of Neonode, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such contract;

•
(i) acquire, lease or license any right or other asset from any other person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by Neonode pursuant to contracts that are not material contracts of Neonode;

•	(i) lend money to any person (except that Neonode may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

•
(i) establish, adopt or amend any employee benefit plan or (ii) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or key employees;

•	not change any of its methods of accounting or accounting practices in any material respect;

•	not make any tax election; and

•	not commence or settle any material legal proceeding.

During the Pre-Closing Period, we agreed to provide, to cause our representatives to provide, Neonode and its representatives with reasonable access to our representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to SBE; and to provide Neonode and its representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to us, and with such additional financial, operating and other data and information regarding us, as Neonode may reasonably request.

We further agreed that during the Pre-Closing Period we will:

•
conduct our business and operations in the ordinary course, in substantially the same manner as such business and operations have been conducted prior to January 19, 2007, other than the sale of our embedded hardware business to One Stop Systems, Inc. (referred to in this proxy statement as One Stop) and the sale or shut down of our remaining business operation as soon as practicable;

•	keep in full force certain insurance policies to the extent necessary and to obtain certain other insurance coverage; and

•	cause our officers to report regularly (but in no event less frequently than monthly) to Neonode concerning the status of our business.

Finally, we agreed that during the Pre-Closing Period, subject to certain exceptions, we will not, except as consented to by Neonode:

•
subject to certain limitations, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that we may repurchase shares of our common stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

•
subject to certain limitations, sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that we will be permitted to issue shares of its common stock to employees upon the exercise of outstanding SBE options or to holders of outstanding SBE warrants upon the exercise of such warrants);

•
amend or waive any of our rights under, or permit the acceleration of vesting under, (i) any provision of the SBE stock option plan, (ii) any provision of any agreement evidencing any outstanding SBE option, or (iii) any provision of any restricted stock purchase agreement;

•
amend or permit the adoption of any amendment to our certificate of incorporation or bylaws, or effect or permit SBE to become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than to effect one or more reverse stock splits as we deem necessary or appropriate to maintain our listing on the Nasdaq Capital Market;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•
make any capital expenditure, except in the ordinary course of our business in a manner that is not inconsistent with the sale of our embedded hardware business to One Stop or the sale or shut down of our remaining business operations;

•
(i) acquire, lease or license any right or other asset from any other person, or (ii) waive or relinquish any right except , except in the ordinary course of our business in a manner that is not inconsistent with the sale of our embedded hardware business to One Stop or the sale or shut down of our remaining business operations;

•	(i) lend money to any person (except that we may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

•
subject to certain limitations (i) establish, adopt or amend any employee benefit plan or (ii) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of our key employees;

•	not change any of our methods of accounting or accounting practices in any material respect;

•	not make any tax election; and

•	not commence or settle any material legal proceeding.

The merger agreement also contains additional covenants of the parties, including covenants regarding:

•	making certain filings and obtaining certain consents;

•	the filing of this proxy statement and holding the special meeting;

•	the preparation of an information statement regarding the merger for the Neonode stockholders and holding a meeting of the Neonode stockholders for purposes of approving the merger;

•	state and federal securities law compliance;

•	restrictions on issuing press releases or public statements regarding the merger;

•	causing certain of the Neonode directors, officers, note holders and stockholders to enter into voting and affiliate agreements;

•	certain tax matters;

•
using commercially reasonable efforts to maintain the listing of our common stock on the Nasdaq Capital Market and reasonable best efforts to list the shares of our common stock to be issued in connection with the merger on the Nasdaq Capital Market;

•	providing notification of certain events;

•	subject to certain exceptions, terminating all of our employees effective at the effective time;

•	post-closing directors and certain corporate governance matters;

•
limitations during the Pre Closing Period or until the termination of the merger agreement, if earlier, providing that neither party shall (a) solicit or encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any person relating to a possible acquisition transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non public information to, any person relating to or in connection with a possible acquisition transaction; or (c) consider, entertain or accept any proposal or offer from any person relating to a possible acquisition transaction;

•	registration rights; and

•	certain indemnification obligations with respect to our directors and executive officers from and after the effective time of the merger for a period of three years.

Conditions to Closing of the Merger

Under the merger agreement, the obligations of the parties to consummate the merger are subject to certain mutual closing conditions including, among other things:

•	the accuracy of the representations and warranties made by the parties in the merger agreement;

•	compliance with all of the covenants and obligations required to be complied with or performed at or prior to the closing of the merger;

•
that no person shall have commenced or threatened to commence any legal proceeding, challenging or seeking recovery of a material amount of damages in connection with the merger, (b) seeking to prohibit or limit the exercise by us of any material right pertaining to our ownership of stock of the surviving entity following the completion of the merger;

•	that since January 19, 2007 there has been no Material Adverse Effect (as defined in the merger agreement);

•	all consents required to be obtained in connection with the merger shall have been obtained and shall be in full force and effect;

•	approval by our stockholders and the Neonode stockholders of the merger and the transactions contemplated by the merger;

•	holders of no more than 5% of the outstanding Neonode common stock will have elected to exercise their dissenters’ rights in connection with the merger;

•	the sale of the embedded hardware business to One Stop shall be completed; and

•
that no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal.

In addition, our obligation to consummate the merger is subject to certain closing conditions including, among other things:

•
that we shall have received certain agreements or other documents set forth in the merger agreement, including, but not limited to, a legal opinion of Hahn & Hessen LLP, counsel to Neonode, dated as of the closing date and addressed to us covering certain agreed upon matters;

•	that we shall have received a stockholder questionnaire and lock-up agreement from each of the stockholders, warrant holders and option holders of Neonode;

•	Neonode shall have filed a FIRPTA notice with the Internal Revenue Service;

•	we shall have received a complete copy of the audited financial statements of Neonode;

Finally, Neonode’s obligation to consummate the merger is subject to certain closing conditions including, among other things:

•	that Neonode shall have received certain agreements or other documents set forth in the merger agreement; and

•	all of our existing officers and directors shall have resigned effective as of the effective date.

Termination

The merger agreement may be terminated prior to the closing by mutual consent of us and Neonode. In addition, either party may terminate the merger agreement under the following circumstances:

•
if it is reasonably determined by that party that timely satisfaction of any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has become impossible;

•
if any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has not been satisfied as of the agreed closing date; or

•	the merger has not been completed on or before September 30, 2007.

If the merger agreement is terminated, all further obligations of the parties under the merger agreement shall terminate and no party shall have any further liability under the merger agreement, except that neither party shall be relieved of any obligation or liability arising from any prior breach by such party of any covenant or obligation set forth in the merger agreement. A termination fee will be payable in the event that either party consummates an acquisition transaction within 12 months after termination of the merger agreement. The termination fee is $400,000 in the case of an acquisition transaction by Neonode and $800,000 in the case of an acquisition transaction by us. If a party fails to pay the termination fee promptly, the other party will be entitled to reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any legal proceeding initiated to obtain payment of the termination fee.

Waivers

No failure on the part of any person to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under the merger agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

No person shall be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Amendments

The merger agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided that the covenants related to the registration rights and indemnification of our directors and officers from and after the effective time of the merger for a period of three years can not be amended, modified, altered or supplemented after approval of either our stockholders or Neonode’s stockholders has been obtained.

Fees and Expenses

Except as otherwise provided in the merger agreement, each party to the merger agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of such party in connection with the merger.

Accounting Treatment of the Merger

The former Neonode stockholders will hold a majority of the outstanding voting securities of SBE upon completion of the merger. This transaction will be accounted for as a reverse merger, with Neonode being the acquirer for accounting purposes. The pre-acquisition financial statements (December 31 year end) of the accounting acquirer, Neonode, will become the historical financial statements of the combined companies and the historical financial statements of SBE for the periods prior to the date of the transaction (October 31 fiscal year end) will not be presented. This transaction will be accounted for as the issuance of common stock by Neonode for the net assets of SBE, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of Neonode will be retroactively restated for the equivalent number of shares of SBE received by Neonode stockholders in the acquisition, with differences between the par value of SBE and Neonode’s stock recorded as additional paid in capital.

Registration Rights

After completion of the merger, the combined company will be obligated to use its best efforts to register with the SEC the public resale the shares offered in the merger, on the terms and subject to the conditions set forth in the merger agreement.

Voting Agreement; Neonode Stockholder Vote

In connection with the execution of the merger agreement, the holders of approximately 67% of Neonode’s outstanding capital stock entered into a voting agreement with SBE and merger sub pursuant to which, among other things, such holders agreed with SBE and Merger Sub to vote in favor of the merger and, subject to certain exceptions, agreed not to dispose of any shares of Neonode common stock held by such parties prior to the consummation of the merger. Shortly following the execution of the original merger agreement and its amendment, the stockholders of Neonode approved the merger and the merger agreement by written consent.

Past Contacts, Transactions or Negotiations

Other than as described in the “Background of the Merger and the Private Placement,” we and Neonode have not had any past material contacts, transactions or negotiations.

Loan to Neonode

As described in “Background of the Merger” above, Neonode required additional capital during the pre-closing period. In May 2007, we entered into a loan agreement with Neonode providing that SBE would loan Neonode $1,000,000. The loan bears interest at 6% and all principal and accrued but unpaid interest is due on September 30, 2007 or, if the merger agreement is terminated pursuant to its terms, on the date of such termination. Our loan and Neonode’s existing loans in aggregate principal amount of $14.9 million are secured on a pari passu basis by a first-priority security interest in Neonode’s shares of its wholly-owned subsidiary, Neonode AB. The loan agreement and associated promissory note were filed with our Form 8-K filed with the Securities and Exchange Commission on May 29, 2007. On May 29, 2007, we advanced Neonode $500,000 under an interest bearing secured note and advanced an additional $500,000 to Neonode on June 15, 2007.

Recommendation of our Board of Directors

Our board of directors recommends that our stockholders vote FOR the merger, the merger agreement, the issuance of shares of our common stock to the Neonode stockholders and the assumption of options to purchase shares of our common stock in the merger.

PROPOSAL 2

APPROVAL OF OPTION PLAN INCREASE

In January 2006, our board of directors adopted, and our stockholders subsequently approved, the SBE, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and reserved 300,000 (adjusted for the April 2, 2007 1 for 5 reverse split) shares for issuance thereunder. The 2006 Plan was adopted because our 1996 Equity 2006 Plan (the “1996 Plan”) expired in January 2006. During fiscal 2006, we granted options to purchase 49,000 shares of common stock under the 2006 Plan to our current executive officers and directors at an exercise price of $5.00 per share, and we granted to all employees and consultants (excluding executive officers) as a group options to purchase 45,000 shares of common stock at exercise prices ranging from $1.80 to $5.50 per share. In addition, during fiscal 2006 we granted 212,111 shares of stock to officers, directors and employees.

As of April 18, 2007, awards and stock (net of canceled or expired awards) covering an aggregate of 260,702 shares of common stock had been granted under the 2006 Plan and 39,298 shares of common stock (plus any shares that might in the future be returned to the 2006 Plan as a result of cancellation or expiration of awards) remained available for future grants under the 2006 Plan.

On May 18, 2007, our board of directors approved an amendment to the 2006 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the 2006 Plan by 1,000,000 shares of common stock from an aggregate of 300,000 shares to 1,300,000 shares.

Stockholders are requested in this Proposal 2 to approve the 2006 Plan, as amended. The adoption of Proposal 2 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. A copy of the 2006 Plan, as amended, is appended to this proxy statement as Appendix B.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2006 Plan are outlined below:

The 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options and stock bonus awards (collectively “awards”). Incentive stock options granted under the 2006 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2006 Plan are not intended to qualify as incentive stock options under the Code. See “Material Federal Income Tax Information” for a discussion of the tax treatment of awards.

Purpose

Our board of directors adopted the 2006 Plan to provide a means by which our employees, directors and consultants may be given an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of SBE and its affiliates. All of our employees, directors and consultants are eligible to participate in the 2006 Plan.

Administration

Our board of directors administers the 2006 Plan. Subject to the provisions of the 2006 Plan, the board of directors has the power to construe and interpret the 2006 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The board of directors has the power to delegate administration of the 2006 Plan to a committee composed of not fewer than two members of the board of directors. In the discretion of the board of directors, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board of directors has delegated administration of the 2006 Plan to the Compensation Committee of the board of directors. As used herein with respect to the 2006 Plan, the “board of directors” refers to any committee the board of directors appoints as well as to the board of directors itself. The board of directors also may delegate to one or more of our officers the power to designate officers and employees to receive awards and the number of shares subject to such awards.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2006 Plan provides that, in the board of directors’ discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of SBE or an affiliate, (ii) former employees of SBE or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension incentive plan), (iii) current and former officers of SBE or an affiliate, (iv) directors currently receiving direct or indirect remuneration from SBE or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

Stock Subject to the 2006 Plan

If this proposal is approved, an aggregate of 1,300,000 shares of common stock will be reserved for issuance under the 2006 Plan. If awards granted under the 2006 Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2006 Plan. If we reacquire unvested stock issued under the 2006 Plan, the reacquired stock will again become available for reissuance under the 2006 Plan.

Eligibility

Incentive stock options may be granted under the 2006 Plan only to employees (including officers) of SBE and its affiliates. Employees (including officers), directors, and consultants of both SBE and its affiliates are eligible to receive all other types of awards under the 2006 Plan.

No incentive stock option may be granted under the 2006 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of SBE or any affiliate of SBE, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2006 Plan and all other such plans of SBE and its affiliates) may not exceed $100,000.

No employee may be granted options under the 2006 Plan exercisable for more than 150,000 shares of common stock during any calendar year (“Section 162(m) Limitation”).

Terms of Options

The following is a description of the permissible terms of options under the 2006 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See “Material Federal Income Tax Information.” As of April 30, 2007, the closing price of SBE’s common stock as reported on the Nasdaq Capital Market was $2.40 per share.

The exercise price of options granted under the 2006 Plan must be paid either in cash at the time the option is exercised or (i) by delivery of other common stock of SBE, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the board of directors.

Repricing. In the event of a decline in the value of SBE’s common stock, the board of directors has the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by Section 162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation.

Option Exercise. Options granted under the 2006 Plan may become exercisable in cumulative increments (“vest”) as determined by the board of directors. The board of directors has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2006 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of SBE or by a combination of these means.

Term. The maximum term of options under the 2006 Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term is five years. Options under the 2006 Plan will generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within a certain number of months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is extended in the event that exercise of the option within these periods is prohibited. A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Terms of Stock Bonuses

Payment. The board of directors may award stock bonuses in consideration of past services without a cash payment.

Vesting. Shares of stock sold or awarded under the 2006 Plan may, but need not be, subject to a repurchase option in favor of SBE in accordance with a vesting schedule as determined by the board of directors.

Restrictions on Transfer. The board of directors determines the restrictions on transfer of a stock bonus award.

Restrictions on Transfer

The participant may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an option. Shares subject to repurchase by SBE under an early exercise stock purchase agreement may be subject to restrictions on transfer that the board of directors deems appropriate.

Adjustment Provisions

Transactions not involving receipt of consideration by SBE, such as a merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares or change in corporate structure may change the type(s), class(es) and number of shares of common stock subject to the 2006 Plan and outstanding awards. In that event, the 2006 Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the 2006 Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

Effect Of Certain Corporate Transactions

In the event of (i) the sale or other disposition of all or substantially all of the consolidated assets of SBE, (ii) the sale or other disposition of at least 90% of the outstanding securities of SBE, or (iii) certain specified types of merger, consolidation or similar transactions (collectively, “corporate transaction”), any surviving or acquiring corporation may continue or assume awards outstanding under the 2006 Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or to substitute similar awards, then with respect to awards held by participants whose service with SBE or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

The 2006 Plan also provides that, in the event of a dissolution or liquidation, all outstanding awards shall terminate.

The acceleration of an award in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of SBE.

Duration, Amendment and Termination

The board of directors may suspend or terminate the 2006 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2006 Plan will terminate on the tenth anniversary of the date the Incentive Plan was adopted by the board of directors.

The board of directors may also amend the 2006 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of SBE within 12 months before or after its adoption by the board of directors to the extent such approval is necessary to satisfy applicable law. The board of directors may submit any other amendment to the 2006 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Material Federal Income Tax Information

This following summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws.

Incentive Stock Options. Incentive stock options under the 2006 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or SBE by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, SBE will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 2006 Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or SBE by reason of the grant of the awards. However, if the strike price of a nonstatutory stock option can, at any time, be less than the fair market value of the stock on the grant date, Section 409A of the Code imposes ordinary income and employment tax liability for the participant as the option vests in an amount equal to the difference between the fair market value of the stock on the vesting date and the strike price. In addition, Section 409A imposes a penalty of 20% of such amount and an interest charge. SBE would be responsible for withholding these tax amounts. Upon acquisition of the stock under any of these awards, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, SBE is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, SBE will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from SBE, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount -- or formula used to calculate the amount -- payable upon attainment of the performance goal).

PROPOSAL 3

APPROVAL OF REVERSE STOCK SPLIT

Background

Our common stock is quoted on The Nasdaq Capital Market under the symbol SBEI. In order for our common stock to continue to be quoted on the Nasdaq Capital Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have stockholders’ equity of at least $2.5 million and public float value of at least $1.0 million and our common stock must have a minimum closing bid price of $1.00 per share. Our stockholders’ equity as of January 31, 2007 was approximately $2.4 million and our closing bid price on January 31, 2007 was $0.56, on a pre-split basis.

On July 14, 2006, we received a notice from Nasdaq, indicating that for the preceding 30 consecutive business days, the bid price of our common stock closed below the $1.00 minimum bid price required for continued listing by Nasdaq Marketplace Rule 4310(c)(4), referred to as the Rule. We were provided 180 calendar days, or until January 10, 2007, to regain compliance with the Rule. We did not regain compliance during the 180 calendar day period and on January 11, 2007; we received a notice from Nasdaq that our stock is subject to delisting. We filed an appeal of the staff’s determination to the Listings Qualifications Panel. The appeals’ hearing was held on February 22, 2007.

On April 11, 2007, we received a determination letter from the Nasdaq Listing Qualifications Panel (Panel) granting our request for continued listing on Nasdaq subject to certain conditions. Our continued listing is subject to certain specified conditions, including:

1.
On or before April 17, 2007, we must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. Our bid price increase to over the minimum $1.00 per share as a result of the 1-for-5 reverse stock split effected on April 2, 2007. We maintained a closing bid price for more than the minimum 10 consecutive days and exceeded the requirement.

2.
On or before April 30, 2007, we shall file an initial listing application with Nasdaq with respect to the pending merger with Neonode, unless we delay or decide not to go forward with the merger. The initial listing application for Neonode was filed with Nasdaq on April 17, 2007.

3.
On or before May 31, 2007, we must file a Form 8-K with pro forma financial information indicating that our plan to report stockholders’ equity of $2.5 million or greater as of quarter end. On May 29, 2007, we filed a Form 8-K with the actual financial information reporting stockholders’ equity of greater than $2.5 million as of our latest fiscal quarter end, April 30, 2007.

4.
We shall immediately notify the Panel if we enter into an agreement to sell, transfer or otherwise dispose of our software business before we consummate a merger with Neonode, and the Panel may revisit its determination.

This action follows recent steps taken by us to come into compliance with Nasdaq requirements for continued listing including a gain to stockholders’ equity resulting from the $2.2 million sale of our embedded hardware business to One Stop Systems on March 30, 2007 and an increase in bid price resulting from the 1-for-5 reverse stock split effected on April 2, 2007. On April 30, 2007, our closing bid price was $2.40 and our shareholders’ equity exceeded the required $2.5 million.

On June 21, 2007, we received notification from Nasdaq that we regained compliance with Nasdaq Marketplace Rule 4210(c)(4) and with Marketplace Rule 4310(c)(2)(B)

Purpose and Material Effects of Proposed Reverse Split

Our merger with Neonode will require us to meet the initial, instead of the continued, listing criteria of The Nasdaq Capital Market. One of the key requirements for initial listing on The Nasdaq Capital Market is that our common stock must maintain a minimum bid price above $4.00 per share. We believe that the proposed new reverse split of either 1-for-2 or 1-for-3, with the specific ratio to be determined by our board of directors, will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. Furthermore, we believe that maintaining our Nasdaq Capital Market listing, if possible, may provide us with a broader market for our common stock. Our board of directors will make the final determination regarding the reverse stock split ratio based on the closing price of our common stock as of the closing of the merger with Neonode.

However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our common stock after the reverse split will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. There can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $4.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued listing on The Nasdaq Capital Market, including the minimum public float or stockholders’ equity requirements.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will pay cash to each stockholder owning fractional shares as described below. Although the reverse split will not affect any stockholder’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced and will increase the ability of the board of directors to issue such authorized and unissued shares without further stockholder action. This issuance of such additional shares, if such shares were issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

The following table depicts, by way of example, the potential effects of a reverse stock split of either 1-for-2 or 1-for-3 as of June 29, 2007, before considering any issuance as a result of the merger with Neonode, on the number of (i) shares of our common stock outstanding, (ii) shares of our common stock reserved for future issuance pursuant to outstanding options, (iii) shares of our common stock reserved for future issuance pursuant to outstanding warrants, (iv) shares of our common stock reserved for future issuance under our equity incentive plans; and (v) authorized but unissued shares of our common stock that would be available for future issuance.

Reverse stock split ratio	Common stock issued and outstanding	Common stock reserved for issuance pursuant to outstanding options(1)	Common stock reserved for issuance pursuant to outstanding warrants(1)	Common stock reserved for future issuance under our equity incentive plans	Common stock available for future issuance
No stock split	2,269,595	458,000	232,000	39,298	22,040,405
2-for-1	1,134,798	229,000	116,000	19,649	23,500,553
3-for-1	756,532	152,667	77,333	13,099	24,000,369

(1)
As of the effective date of the reverse stock split, the exercise price of all outstanding options and warrants will be adjusted such that the aggregate exercise price to be paid upon exercise of such option or warrant will be the same as the aggregate exercise price in effect immediately prior to the reverse split.

The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to our outstanding common stock will be reduced to one-half of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

The following table depicts, by way of example, the potential effects of a reverse stock split of either 1-for-2 or 1-for-3 on the estimated number of (i) shares of our common stock outstanding, (ii) shares of our common stock reserved for future issuance pursuant to outstanding options, (iii) shares of our common stock reserved for future issuance pursuant to outstanding warrants, (iv) shares of our common stock reserved for future issuance under our equity incentive plans; and (v) authorized but unissued shares of our common stock that would be available for future issuance. The actual number of shares of common stock, options to purchase common stock and warrants to purchase common stock issued and outstanding will be determined based on the actual number of shares of common stock outstanding a the closing date of the merger.

Reverse stock split ratio	Common stock issued and outstanding	Common stock reserved for issuance pursuant to outstanding options	Common stock reserved for issuance pursuant to outstanding warrants	Common stock reserved for future issuance under our equity incentive plans	Common stock available for future issuance
No stock split	22,665,000	2,447,000	6,234,000	1,039,298	7,614,702
2-for-1	7,555,000	2,077,000	815,000	519,649	29,033,351
3-for-1	11,333,000	1,223,000	3,117,000	346,432	23,980,568

The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the reverse split is approved by our stockholders and the board of directors has determined to effect the reverse split, our board of directors will determine the specific stock split ratio and we will promptly file our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the certificate of amendment, which we will refer to as the effective date. Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the exchange agent. Holders of pre-reverse split shares may be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of any such fractional share interest, each holder of pre-reverse split shares who as a result of the reverse split would otherwise receive a fractional share of post-reverse split common stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on The Nasdaq Capital Market by (ii) the number of shares of pre-reverse split common stock held by such holder that would otherwise have been exchanged for such fractional share interest. Such amount will be issued to such holder in the form of a check in accordance with the exchange procedures outlined above.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of important U.S. federal income tax considerations of the reverse split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by SBE as a result of the reverse stock split.

The adoption of Proposal 3 will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

APPROVAL OF INCREASE IN AUTHORIZED SHARES

We are requesting stockholder approval to increase the authorized number of shares of common stock from 25,000,000 shares to 40,000,000 shares. The additional common stock to be authorized by adoption of this proposal would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of our current holders of common stock. If the amendment is adopted, it will become effective upon filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not adopted, the certificate amendment proposals, including this proposal, will not be presented at the special meeting.

As of June 29, 2007, we had outstanding 2,269,595 shares, as well as options and warrants, which if exercised, would result in the issuance of an additional 690,182 shares. We will have insufficient authorized shares of common stock to issue in connection with the merger and the proposed 2006 Plan share reserve increase.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of SBE. For example, without further stockholder approval, our board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the incumbent board of directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is our board of directors currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of proposal could facilitate our future efforts to deter or prevent changes in control of SBE, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The adoption of Proposal 4 will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF PROPOSAL 4.

PROPOSAL 5

APPROVAL OF NAME CHANGE

We are proposing to change our corporate name from “SBE, Inc.” to “Neonode Inc.” upon completion of the merger. In the judgment of our board of directors, the change of our corporate name is desirable to reflect our merger with Neonode. Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amended and restated certificate of incorporation is adopted. If the merger proposal is not adopted, the certificate amendment proposals, including this proposal, will not be presented at the special meeting.

The adoption of Proposal 5 will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF PROPOSAL 5.

SBE’S BUSINESS

The following description of SBE’s business contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect SBE’s analysis only as of the date hereof, and SBE assumes no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following description should be read in conjunction with SBE’s unaudited consolidated financial statements for the three and six months ended April 30, 2007 and 2006 and the related notes included in this proxy statement.

Overview

We experienced a decline in our sales volume of our hardware products and a lack of market acceptance for our storage software that dramatically affected our operating cash flow. Because of the continuing decline of our cash balance, we evaluated strategic alternatives to return the Company to cash flow positive and unlock value for our shareholders.

On March 30, 2007, we sold all of the assets associated with our hardware business (excluding cash, accounts receivable and other excluded assets specified in the asset purchase agreement) to One Stop Systems for $2.2 million in cash plus One Stop’s assumption of the lease of our corporate headquarters building and certain equipment leases. We received $1.7 million in cash on the date of the sale and received $500,000 in cash held in escrow on June 5, 2007.

On January 19, 2007, amended May 18, 2007, we entered into a merger agreement with Neonode, a Delaware corporation. Neonode was founded in Sweden in 2001 to develop, manufacture and sell multimedia mobile phones based on a unique user interface with a focus on design, enhanced user experience and customization. Over the past four years Neonode developed a multimedia mobile phone that converts the functionality of a desktop computer to a mobile phone interface. In addition to connecting to any GSM supported cellular telephone network, Neonode’s multimedia mobile phone allows the user to watch movies in full screen, play music videos, play music, take pictures with its two mega pixel camera and play games, all with internet pod casting capabilities. Neonode’s patent pending user interface incorporates true one hand - on screen - navigation with a user interface that recognizes gestures rather than defined keys. Neonode’s user interface allowed for the design and manufacture of a mobile phone with a large display without physical buttons using the smallest form factor in the mobile phone industry. Neonode’s design is based on their patent pending zForce ™ and Neno™ software and hardware technologies. Neonode released its new mobile phone, the N2, on February 10, 2007 and will begin shipments of that product to customers in mid-2007.

Nasdaq has deemed that our proposed merger with Neonode would qualify as a “reverse merger” under Nasdaq Marketplace Rule 4340(a). Neonode has submitted an initial listing application and will be required to meet all initial inclusion criteria on the Nasdaq Capital Market including a $4.00 minimum bid price, in connection with the Neonode transaction so, if required in order to meet the Nasdaq listing requirements, we may effect an additional reverse split in connection with that transaction. It is anticipated that we will change our name to “Neonode Inc.” upon consummation of the merger.

Historically, we designed, manufactured and sold hardware products including wide area network (WAN) and local area network (LAN) network interface cards (NICs) and central processing units (CPUs) to original equipment manufacturers (OEMs) who embed our hardware products into their products for the communications markets. Our hardware business generated the majority of our sales and net cash flow. As of March 30, 2007, with the sale of our hardware business to One Stop Systems we no longer participate in the hardware markets. We transferred our entire inventory and the engineering and test equipment used to support the hardware business to One Stop Systems.

Since July 2005, we have been designing and providing software-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. Our products deliver an affordable, expandable, and easy-to-use portfolio of software solutions designed to enable optimal performance and rapid deployment across a wide range of next generation storage systems. We sell standards-based storage software solutions to OEMs, system integrators and value added resellers (VARs) who embed our software into their IP storage area network (IP SAN) and network attached storage (NAS) systems to provide data storage solutions for the small and medium business (SMB) enterprise storage markets. Our storage software products have not gained wide acceptance in the storage markets and have not generated significant sales, to date.

Distribution, Sales and Marketing

We license our software products using a direct sales force as well as independent manufacturers’ representatives. We have a network of 8 manufacturers’ representatives covering the United States and Canada. We believe that our direct sales force is well suited to communicate how our products differ from those of our competitors. Since our products represent a complex and technical sale, our sales force is supported by field application engineers who provide customers with pre-sale technical assistance.

Our internal sales and marketing organization supports our channel marketing partners by providing sales collateral, such as product data sheets, presentations, and other sales/marketing resource tools. Our sales staff solicits prospective customers, provides technical advice with respect to our products, and works closely with marketing partners to train and educate their staffs on how to sell, install, and support our product lines.

We have focused our sales and marketing efforts in North America. All of our international sales are negotiated and executed in U.S. dollars.

Our direct sales force and our marketing activities are conducted from our corporate headquarters in San Ramon, California.

Research and Development

We continue to invest in research and development of current and emerging technologies that we deem critical to maintaining our competitive position in the storage software market. Many factors are involved in determining the strategic direction of our product development focus, including trends and developments in the marketplace, competitive analyses, market demands, business conditions, and feedback from our customers and strategic partners. Our product development efforts are focused principally on our storage software products, providing advanced storage software features.

Although we are evaluating strategic alternatives for our storage software business including selling the business, we continue development of our storage software products to bring a broader spectrum of IP storage solutions to market. In fiscal 2006, we completed the development of some key storage networking solutions that enable an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery to complement our iSCSI based transport software.

During the three and six months ended April 30, 2007 our continuing operation incurred $252,000 and $611,000, respectively, in product research and development expenses compared to $498,000 and $1.1 million for the same three and six month periods in 2006.

Competition

The market for both storage interface products is highly competitive. Many of our competitors have greater financial resources and are well established in the space. Our storage software product competes with products designed and/or manufactured by Lefthand Networks, Wasabi Systems, OpenE Software, FalconStor Software and UNH. To compete and differentiate ourselves in our markets, we emphasize the functionality, engineering support, quality and price of our products in relation to the products of our competitors, as well as our ability to customize our products to meet the customers’ specific application needs.

Additionally, we compete with the internal engineering resources of our customers. Typically, as our customers become successful with their products, they seek to reduce costs and integrate functions. To compete with the internal engineering resources of our customers, we position ourselves as an extension of our customers’ engineering teams, focusing on satisfying their price/performance and time-to-market challenges through product innovation, technological expertise, and comprehensive support. By doing so, we emphasize the advantages and efficiencies of outsourcing embedded hardware and software, and keeping internal engineering resources focused on their core competencies and value-added services.

Intellectual Property

We believe that innovation in product engineering, sales, marketing, support, and customer relations, and protection of this proprietary technology and knowledge impacts our future success. We rely on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect our proprietary rights in our products. We typically enter into confidentiality agreements with our employees, strategic partners, channel partners and suppliers, and enforce strict limitations and access to our proprietary information.

Employees

On April 30, 2007, we had 10 employees. None of our employees is represented by a labor union. We have experienced no work stoppages. We believe our employee relations are positive.

Facilities

We sublease office space to house our engineering and administrative headquarters located in San Ramon, California on a month-to-month basis from One Stop Systems. One Stop Systems assumed our lease on our 22,000 square foot headquarter office on March 30, 2007. The lease terminates in 2010 and we are a guarantor on One Stop’s lease for the remaining term of the lease.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF SBE

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect SBE’s analysis only as of the date hereof, and SBE assumes no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following description should be read in conjunction with SBE’s unaudited consolidated financial statements for the three and six months ended April 30, 2007 and 2006 and the related notes included in this proxy statement.

Overview

We experienced a decline in our sales volume of our embedded hardware products and a lack of market acceptance for our storage software that dramatically affected our operating cash flow for fiscal 2006 and through the quarter ended April 30, 2007. Because of the continuing decline of our cash balance, we evaluated numerous strategic alternatives to return SBE to cash flow positive and unlock value for our stockholders. In September 2006, our board of directors and management believed that the best course of action was to sell our hardware business and consider selling our storage software business and to seek a viable merger candidate.

Until March 30, 2007, we designed and sold hardware products including WAN and LAN NICs and CPUs to OEMs that embedded our hardware products into their products for the communications markets. We sold our hardware business to One Stop Systems on March 30, 2007 and with the sale of our hardware business we no longer participate in the hardware markets. We transferred our entire inventory and the engineering and test equipment used to support the hardware business to One Stop Systems.

After the sale of our hardware business, our remaining business is the design and licensing of software for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. We deliver an affordable, expandable and easy-to-use portfolio of software solutions designed to enable optimal performance and rapid deployment across a wide range of next generation storage systems. We sell standards-based storage software solutions to OEMs, system integrators and value added resellers (VARs) who embed our software into their IP storage area network (IP SAN) and NAS systems to provide data storage solutions for the small and medium business (SMB) enterprise storage markets. We license our software products in North America through a direct sales force and independent manufacturers’ representatives.

Substantially all our revenue has been generated by the hardware business that we sold to One Stop Systems on March 30, 2007.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include levels of reserves for doubtful accounts, warranty costs and deferred tax assets. Actual results could differ from those estimates.

Our critical accounting policies and estimates include the following:

Revenue Recognition

Software Products

We derive revenues from the following sources: (1) software, which includes new iSCSI software licenses and (2) services, which include consulting. We account for the licensing of software in accordance with of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. These documents include post delivery support, upgrades and similar services. We typically charge software maintenance equal to 20% of the software license fees.

For software license arrangements that do not require significant modification or customization of the underlying software, we recognize new software license revenues when: (1) we enter into a legally binding arrangement with a customer for the license of software; (2) we deliver the products; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is reasonably assured. We initially defer all revenue related to the software license and maintenance fees until such time that we are able to establish VSOE for these elements of our software products. Revenue deferred under these arrangements is recognized to revenue over the expected contract term. We will also continue to defer revenues that represent undelivered post-delivery engineering support until the engineering support has been completed and the software product is accepted.

For one customer we began recognizing software license fee revenue and related engineering support revenue by amortizing previously deferred revenue related to engineering services over 36 months beginning in March 2006, which was the month the first software license for this customer was activated. The 36-month amortization period is the estimated life of the related software product for this customer. We also amortize all fees related to the licensing of our software to this customer over 36 months beginning with the month the software license is activated. In the three and six months ended April 30, 2007, we recognized $12,000 and $22,000 of software license fees for this customer and $15,000 and $25,000 of deferred revenue related to engineering services to this and one other customer compared to $0 and $10,000 of software engineering services for the same periods in fiscal 2006.

Certain software arrangements include consulting implementation services sold separately under consulting engagement contracts.

Allowance for Doubtful Accounts

Our policy is to maintain allowances for estimated losses resulting from the inability of our customers to make required payments. Credit limits are established through a process of reviewing the financial history and stability of each customer. Where appropriate, we obtain credit rating reports and financial statements of the customer when determining or modifying their credit limits. We regularly evaluate the collectibility of our trade receivable balances based on a combination of factors. When a customer’s account balance becomes past due, we initiate dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to us, such as in the case of a bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting their business, we record a specific allowance to reduce the related receivable to the amount we expect to recover. Should all efforts fail to recover the related receivable, we will write-off the account.

We also record an allowance for all customers based on certain other factors including the length of time the receivables are past due and historical collection experience with customers. We believe our reported allowances are adequate. If the financial conditions of those customers were to deteriorate, however, resulting in their inability to make payments, we may need to record additional allowances which would result in additional general and administrative expenses being recorded for the period in which such determination was made.

Warranty Reserves

We accrue the estimated costs to be incurred in performing warranty services at the time of revenue recognition and shipment of the products to the OEMs. Because there is no contractual right of return other than for defective products, we can reasonably estimate such returns and record a warranty reserve at the point of shipment. Our estimate of costs to service our warranty obligations is based on historical experience and expectation of future conditions. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, the warranty accrual will increase, resulting in decreased gross margin.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of items that have been included in the financial statements or tax returns. Deferred income taxes represent the future net tax effects resulting from temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded against net deferred tax assets where, in our opinion, realization is uncertain. Based on the uncertainty of future pre-tax income, we fully reserved our deferred tax assets as of April 30, 2007 and October 31, 2006. In the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made. The provision for income taxes represents the net change in deferred tax amounts, plus income taxes payable for the current period.

Long-lived Assets

We assess any impairment by estimating the future cash flow from the associated asset in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If the estimated undiscounted cash flow related to these assets decreases in the future or the useful life is shorter than originally estimated, we may incur charges for impairment of these assets. The impairment is based on the estimated discounted cash flow associated with the asset. Capitalized software costs consist of costs to purchase software and costs to internally develop software. Capitalization of software costs begins upon the establishment of technological feasibility. All capitalized software costs are amortized as related sales are recorded on a per-unit basis with a minimum amortization to cost of goods sold based on a straight-line method over the estimated useful life, generally two to three years. We evaluate the estimated net realizable value of each software product and record provisions to the asset value of each product for which the net book value is in excess of the net realizable value.

During fiscal 2006, we evaluated the current expected cash flow from the sale of storage software and determined that the net book value was in excess of the net realizable value. In the year ended October 31, 2006, we recorded asset impairment charges of $6.5 million against our earnings for the period, reducing our capitalized storage software asset to $1.3 million, which represents the present value of the expected future sales of our storage software products less costs. Prior to the write-down, we amortized our storage software over 36 months at the rate of $339,000 per month. As of April 30, 2007, we are amortizing the remaining $939,000 software asset over the remaining 15-month amortization period at the rate of $63,000 per month.

Stock-Based Compensation:

We follow Statement of Financial Accounting Standards (SFAS) 123(R), Share Based Payments, which requires measurement of compensation cost for all stock-based awards at fair value on the grant date and recognition of compensation expense over the requisite service period for awards expected to vest. We estimate future forfeitures and adjust our estimate on a period basis. The fair value of stock option grants is determined using the Black-Scholes valuation model. The fair value of restricted stock awards is determined based on the number of shares granted and the quoted price of our common stock. Such fair values is recognized as compensation expense over the requisite service period, net of estimated forfeitures.

New Accounting Pronouncements

In September 2006, the SEC issued SAB 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements. SAB 108 expresses the SEC Staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 addresses the diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB 108 will be effective for the year beginning November 1, 2006. The cumulative effect of the initial application of SAB 108 will be reported in the carrying amounts of assets and liabilities as of the beginning of the fiscal year, with the offsetting balance to retained earnings. We do not expect the adoption of SAB 108 to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value as required by other accounting pronouncements and expands fair value measurement disclosures. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS 157 on our financial statements.

Results of Operations

The following table sets forth, as a percentage of net revenue, our consolidated statements of operations data for the three and six months ended April 30, 2007 and 2006. Our statements of operations for the three and six months ended April 30, 2007 and 2006 have been adjusted to reflect the effect of our discontinued operations related to the sale of our hardware business. These operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006
Net revenue	100%	---%	100%	100%

Amortization and impairment of acquired
software and intellectual property	696	---	765	20,460
Product research and development	933	---	1,247	10,690
Sales and marketing	337	---	557	6,180
General and administrative	2,681	---	2,420	15,380
Total operating expenses from continuing
operations	4,647	---	4,989	52,710
Loss from continuing operations	(4,533)	---	(4,889)	(52,370)
Income (loss) from discontinued operations	4,144	---	2,371	(5,200)
Net loss	(389)%	---%	(2,518)%	(57,570)%

Percentages of the three months ended April 30, 2006 are incalculable because there were no revenues.

We sold our hardware business to One Stop on March 30, 2007. Our hardware business generated substantially all of our revenue and effective with the sale of this business we no longer participate in the embedded hardware business. Our statements of operations for the three and six months ended April 30, 2007 and 2006 have been adjusted to reflect the effect of our discontinued operations related to the sale of our hardware business. We do not expect to sell any new products to, or generate additional revenue from, our former hardware customers.

CONTINUING OPERATIONS

Net Revenue

Net revenue for the second quarter of fiscal 2007 was $27,000, compared to no revenue in the second quarter of fiscal 2006. For the first six months of fiscal 2007, net revenue was $49,000, which represented a 390% increase over net revenue of $10,000 for the same period in fiscal 2006. All of our revenue from continuing operations is generated from the sales and servicing of our storage software.

After the proposed merger transaction with Neonode is completed, we will change our name to “Neonode Inc.” and focus on the design and manufacture of mobile multi-media telephones with patented buttonless touch screen mobile phones and gesture-based user interfaces.

Amortization and Impairment of Purchased Software and Intellectual Property

We recorded a software asset totaling $12.4 million when we acquired PyX in 2005. We continue to upgrade our software by enhancing the existing features of our products and by adding new features and products. We evaluate whether to develop these new offerings in-house or whether we can achieve a greater return on investment by purchasing or licensing software from third parties. Based on our evaluations, we have purchased or licensed various software for resale since 1996.

Recurring amortization of capitalized software and intellectual property costs totaled $188,000 and $375,000 for the three and six months ended April 30, 2007 compared to $1.0 million and $2.0 million for the three and six months ended April 30, 2006, respectively, and is included in amortization and impairment of acquired software and intellectual property in our Condensed Statements of Operations. The decrease in amortization of purchased software and intellectual property in 2007 over 2006 was due to the write down to expected realizable value in fiscal 2006 of our software asset that we acquired in the PyX acquisition.

In the fiscal year ended October 31, 2006, we recorded an asset impairment charge of $6.5 million against our earnings for the year, reducing our storage software asset to $1.3 million at November 1, 2006. Prior to the write-down, we amortized our storage software asset over 36 months at the rate of $339,000 per month. We began to amortize the remaining $1.3 million software asset over the then remaining 21 month amortization period at the rate of $63,000 per month, effective November 1, 2006.

Product Research and Development

Product research and development (R&D) expenses for the three months ended April 30, 2007 were $252,000, a 49% decrease over $498,000 in the same quarter of fiscal 2006. R&D expenses for the six months ended April 30, 2007 were $611,000, a 44% decrease over $1.1 million in the same period of fiscal 2006. We decreased our R&D in 2007 as compared to 2006 primarily as the result of a reduction in cash spending for materials and consultants working on development projects.

Included in R&D expense for the three and six months ended April 30, 2007 is $75,000 and $197,000 of non-cash stock-based compensation expense related to the stock-for-pay program, stock option expense and the issuance of restricted stock to employees compared to $125,000 and $164,000 for the same periods in fiscal 2006, respectively.

With the sale of our hardware business and lack of market acceptance for our storage software products, we reduced our R&D budget significantly and have focused our R&D efforts on key storage management features to enhance the value of our storage software business.

We did not capitalize any internal software development costs in the three and six months ended April 30, 2007 or 2006 and do not expect to capitalize internal software development costs in the future.

Sales and Marketing

Sales and marketing expenses for the three months ended April 30, 2007 were $91,000, a 72% decrease over $326,000 in the same quarter of fiscal 2006. Sales and marketing expenses for the six months ended April 30, 2007 were $273,000, a 56% decrease over $618,000 in the same period of fiscal 2006. We experienced a reduction the number of employees in our sales and marketing group from eight in 2006 to three in 2007. In addition, our marketing expenditures in the six months ended April 30, 2007 decreased as compared to the same six-month period in 2006 as a result of reduced cash expenditures across the company.

Included in sales and marketing expense for the three and six months ended April 30, 2007 is a $23,000 reduction to expense due the reversal of compensation expense related to the forfeiture of unvested restricted stock issued to employees who terminated their employment prior to vesting and $24,000 of non-cash stock-based compensation expense related to the stock-for-pay program, stock option expense and the issuance of restricted stock to employees compared to expense of $122,000 and $166,000 for the same periods in fiscal 2006, respectively.

We are not currently planning to attend trade shows or engage in product marketing activities other than via our Web site and word of mouth.

General and Administrative

General and administrative expenses for the three months ended April 30, 2007 were $724,000, a 4% decrease over $756,000 in the same quarter of fiscal 2006. General and administrative expenses for the six months ended April 30, 2007 were $1.2 million, a 20% decrease over $1.5 million in the same period of fiscal 2006. This decrease in the six month period is primarily due to a reduction of officers and directors salaries and fees in fiscal 2007 compared to 2006. We reduced the salaries for all officers and eliminated the cash fees paid to our Board and, in our fourth quarter of fiscal 2006, the Board suspended the stock-for-pay program for all of our directors and officers.

Included in general and administrative expense for the three months and six months ended April 30, 2007 is $104,000 and $211,000 of non-cash stock-based compensation expense related to the stock-for-pay program, stock option expense and the issuance of restricted stock to employees compared to $387,000 and $758,000 for the same periods in fiscal 2006, respectively.

Loss from Continuing Operations

As a result of the factors discussed above, we recorded a loss from continuing operations of $1.2 million and $2.4 million in the three and six month periods ended April 30, 2007, as compared to a loss from continuing operations of $2.6 million and $5.2 million for the same periods in fiscal 2006.

DISCONTINUED OPERATIONS

Included in the loss from discontinued operation in the statements of operations are the net results of our hardware business that we sold to One Stop on March 30, 2007.

The following is a discussion of activities of our hardware business for the three and six months ended April 30, 2007 and 2006.

Net Revenue

Net revenue for the second quarter of fiscal 2007 was $342,000, an 81% decrease from $1.8 million in the second quarter of fiscal 2006. For the first six months of fiscal 2007, net revenue was $1.5 million, which represented a 53% decrease over net sales of $3.2 million for the same period in fiscal 2006.

Sales to two of our customers, DCL and True Position, represented 45% and 21%, respectively, 66% collectively, of net sales during the second quarter of fiscal 2007. Sales to three of our customers, Raytheon, DCL and Nortel, represented 29%, 19% and 19%, respectively, and 67%, collectively, of net sales during the second quarter of fiscal 2006.

Sales to three of our customers, DCL, ACAL Technologies (ACAL) and Nortel, represented 35%, 16% and 13%, respectively, and 64% collectively, of net sales during the first two quarters of fiscal 2007. Sales to three of our customers, DCL, Raytheon and Nortel, represented 29%, 19% and 16%, respectively, and 64% collectively, of net sales during the first two quarters of fiscal 2006.

Sales by product (in thousands)

Product	Three Months Ended April 30, 2007		Three Months Ended April 30, 2006
Adapter	$107	31%	$1,200	66%
HighWire	132	39%	379	21%
Legacy & other	103	30%	236	13%
Total	$342		$1,815

Product	Six Months Ended April 30, 2007		Six Months Ended April 30, 2006
Adapter	$848	56%	$2,000	62%
HighWire	556	36%	970	30%
Legacy & other	123	8%	246	8%
Total	$1,527		$3,216

Our adapter products are used primarily in edge-of-the-network applications such as Virtual Private Network (VPN) and other routers, VoIP gateways and security devices. Our HighWire products are primarily targeted at core-of-the-network applications used primarily by telecommunications central offices and VoIP providers. All of these product lines were sold to One Stop on March 30, 2007.

We recorded a $1.3 million gain on the sale of our hardware business to One Stop on March 30, 2007. The gain is based on the difference between the proceeds received and liabilities assumed from/by One Stop and the carrying value of the assets transferred to One Stop.

Gain on the sale of hardware business (in thousands)
Cash and escrow receivable	$2,200
Liabilities assumed	209
Total consideration	2,409

Inventory	741
Plant property & equipment	277
Other assets	48
Total basis of assets sold	1,066
Gain on Sale	$1,343

International sales constituted 52% and 61% of net sales for the three and six month periods ended April 30, 2007 compared to 29% and 41% of net sales for the three and six month periods ended April 30, 2006, respectively. International sales are primarily executed with customers in the United Kingdom, which represented 50% and 51% of our sales for the three and six month periods ended April 30, 2007, respectively, and 25% and 35% of our sales for the three and six month periods ended April 30, 2006, respectively. All international sales are executed in U.S. dollars.

Cost of Hardware Products and Other Revenue

Cost of hardware products and other revenues consisted of the direct and indirect costs of our manufactured hardware products and the costs related to the personnel in our operations and production departments including share-based payment compensation expense associated with the implementation of SFAS 123(R). Cost of hardware products and other revenues for the three months ended April 30, 2007 decreased by 76% to $304,000 compared with $1.3 million for the three months ended April 30, 2006. Cost of hardware products and other revenues for the six months ended April 30, 2007 decreased by 50% to $1.0 compared with $2.1 million for the six months ended April 30, 2006. We sold our hardware business on March 30, 2007 and transferred three employees in our production and operations group and certain of the hardware product related supplier contracts to One Stop upon consummation of the sale. The decrease in cost of hardware products and other revenue in absolute dollars was principally due to a lower volume of hardware sales that decreased the total direct and indirect cost of our manufactured products and a decrease in production and operations personnel.

Product Research and Development

Product research and development (R&D) expenses for the three months ended April 30, 2007 were $172,000, a 73% decrease over $649,000 in the same quarter of fiscal 2006. R&D expenses for the six months ended April 30, 2007 were $398,000, a 60% decrease over $1.0 million in the same period of fiscal 2006. We sold our hardware business on March 30, 2007 and transferred five employees in our engineering group and all the hardware engineering contracts to One Stop upon consummation of the sale. In addition, the prior year periods R&D expense include a $279,000 inventory write-down related to the cancellation of our VoIP product development program  We also decreased our R&D in 2007 as compared to 2006 primarily as the result of a reduction in cash spending for materials and consultants working on development projects.

We did not capitalize any internal software development costs in the three and six months ended April 30, 2007 or 2006 and do not expect to capitalize internal software development costs in the future.

Sales and Marketing

Sales and marketing expenses for the three months ended April 30, 2007 were $90,000, a 72% decrease over $325,000 in the same quarter of fiscal 2006. Sales and marketing expenses for the six months ended April 30, 2007 were $272,000, a 56% decrease over $618,000 in the same period of fiscal 2006. We sold our hardware business on March 30, 2007 and transferred three employees in our sales and marketing group and all the customer contracts related to the hardware business to One Stop upon consummation of the sale. We also experienced an overall reduction in the total number of employees in our sales and marketing group due to voluntary terminations. Our marketing expenditures in the six months ended April 30, 2007 decreased as compared to the same six-month period in 2006 as a result of reduced cash expenditures across the company.

Net Income (Loss) from Discontinued Operations

As a result of the factors discussed above, we recorded net income from discontinued operations of $1.1 million and $1.2 million in the three and six month periods ended April 30, 2007, as compared to a net loss of $438,000 and $520,000 for the same periods in fiscal 2006. The net income from discontinued operations for the three months ended April 30, 2007 is comprised of a loss from our discontinued hardware business totaling $224,000 and a $1.3 million gain from the sale of the hardware business. The net income from discontinued operations for the six months ended April 30, 2007 is comprised of a loss from our discontinued hardware business totaling $181,000 and a $1.3 million gain from the sale of the hardware business.

Net Loss

As a result of the factors discussed above, we recorded a net loss of $105,000 and $1.2 million in the three and six month periods ended April 30, 2007, as compared to a net loss of $3.0 million and $5.6 million for the same periods in fiscal 2006.

Contractual Obligations and Commercial Commitments

The following table sets forth a pro forma summary of our material contractual obligations and commercial commitments subsequent to the sale of our hardware business to One Stop Systems on March 30, 2007:

	Payments due by period (in thousands)
			Less than	1-2	3-5	More than
Contractual Obligations	Total		1 year	Years	Years	5 Years

Building leases (1)	$	---	$ ---	$ ---	$ ---	$—
Capital leases		133	44	44	45	---
Total net lease payments		$133	$44	$44	$45	$—

(1) One Stop Systems assumed our corporate headquarters office lease and a lease for certain engineering equipment as part of the consideration related to the purchase of our hardware business on March 30, 2007. One Stop Systems assumed approximately $2.2 million of future lease payments.

In addition to salary, each of our directors and executive officers is eligible to receive a bonus pursuant to our Director and Officer Bonus Plan adopted September 21, 2006. The total paid to our directors and executive officers in April 2007 under our Director and Officer Bonus Plan was $58,000. Each of our executive officers have severance agreements that provide for 6 months’ salary and accelerated vesting of all unvested stock options upon certain events triggered by a change in control. The total estimated amounts due under the severance agreements is approximately $247,000. The amounts due will be paid to the executive officers upon completion of the merger and subsequent termination of employment.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements, or other relationships with unconsolidated entities that are reasonably likely to affect our liquidity or capital resources other than the operating leases noted above. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support; or engage in leasing, hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of the financial statements.

Liquidity and Capital Resources

Our liquidity is dependent on many factors, including sales volume, operating profit and the efficiency of asset use and turnover. On May 29, 2007, pursuant to an amendment to the merger agreement with Neonode, we advanced Neonode $500,000 under an interest bearing secured note payable and advanced an additional $500,000 on June 15, 2007. As of June 6, 2007, we had $1.3 million in cash and we expect our cash balance, after advances to Neonode, will be adequate to fund our operations until the merger is consummated. If we are unable to consummate our proposed merger with Neonode or Neonode is unable to repay the notes on September 30, 2007, as required, we will be forced to seek credit line facilities from financial institutions and/or additional equity investment. No assurances can be given that we would be successful in obtaining such additional financing on reasonable terms, or at all.

Our future liquidity after the merger with Neonode is completed will be affected by, among other things:

-	sales of Neonode’s products;
-	our operating expenses;
-	the timing of Neonode’s product shipments;
-	Neonode’s gross profit margin;
-	our ability to raise additional capital, if necessary; and
-	our ability to secure credit facilities, if necessary.

At April 30, 2007, we had cash and cash equivalents of $1.2 million, as compared to $1.1 million at October 31, 2006. In the first six months of fiscal 2007, $1.6 million of cash was used in operating activities, primarily as a result of our net loss. Our cash used was reduced by an amortization and depreciation expense of $468,000 related to property and equipment and capitalized software and $451,000 of stock-based compensation expense that are included in the $1.2 million net loss but did not require cash. We received $1.7 million in cash proceeds from the sale of our hardware business and received an additional $500,000 in cash proceeds on June 5, 2007. Working capital, consisting of our current assets less our current liabilities; at April 30, 2007 was $1.5 million, as compared to $1.7 million at October 31, 2006.

In the six months ended April 30, 2007, we purchased $4,000 of fixed assets, consisting primarily of computers and engineering equipment.

We continue to pursue cost cutting measures to reduce our cash expenditures. We reduced the salaries for all officers and employees and eliminated the cash fees paid to our Board. We sold our hardware business for cash and reduced our ongoing lease liabilities and our headcount to reflect our current business. We continue to operate our storage software business and are actively developing new product features and licensing our software to new customers.

In January 2007, we entered into a merger agreement with Neonode. If the merger is not completed, our business may be adversely affected. We currently anticipate that our available cash balances and cash generated from operations will be sufficient to fund our standalone operations through fiscal 2007. If we are unable to complete the transaction, we may be unable to find another way to grow our business. Costs related to the transaction, such as legal, accounting and financial advisor fees, must be paid even if the transaction is not completed. If we are unable to complete the merger transaction and are successful in growing our software business we may be forced to seek credit line facilities from financial institutions and/or additional equity investment. No assurances can be given that we would be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to adequately fund our business plans and it could have a negative effect on our business, results of operations and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of our common stock and cause the market price to fall and the issuance of debt securities could impose restrictive covenants that could impair our ability to engage in certain business transactions. Our ability to continue as a going concern is dependent on our ability to complete the merger transaction with Neonode. Our independent registered public accountants stated in their opinion for the year ended October 31, 2006 that there is substantial doubt about our ability to continue as a going concern.

Quantitative and Qualitative Disclosures About Market Risk

Our cash and cash equivalents are subject to interest rate risk. We invest primarily on a short-term basis. Our financial instrument holdings at April 30, 2007 were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values. In our sensitivity analysis, the same change in interest rate was used for all maturities and all other factors were held constant. If interest rates increased by 10%, the expected effect on net loss related to our financial instruments would be immaterial. We hold no assets or liabilities denominated in a foreign currency and all sales are denominated in U.S. dollars.

NEONODE’S BUSINESS

The following description of Neonode’s business contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect Neonode’s analysis only as of the date hereof, and Neonode assumes no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following description should be read in conjunction with Neonode’s consolidated financial statements for the three months ended March 31, 2007 and the years ended December 31, 2006, 2005 and the ten months ended December 31, 2004 and the related notes included in this proxy statement.

Overview

Neonode was founded in Sweden to develop, manufacture and sell multimedia mobile phones, technologies and software based on a unique user interface with a focus on design, enhanced user experience and customization. Neonode delivers GSM based multimedia mobile phones that includes all the features from a desktop personal computer (PC). The first models of Neonode’s multimedia mobile phone, the N1 and N1m, were released in November 2004. Neonode first started selling the N1 and N1m phones in the later part of 2004 and continued to sell limited numbers of the phones throughout 2005 and into the first quarter of 2006. Approximately 7,000 units of the N1 and N1m’s were sold during this period. During the final three quarters of 2006, Neonode concentrated its efforts on the development of its next generation phone, N2. Neonode released the N2 model of its multimedia mobile phone in mid-February 2007. Neonode expects to begin shipping the N2 to its first customers in mid-2007, and to gradually expand product range and distribution worldwide.

Neonode delivers a compact multimedia mobile phone, with a focus on interoperability, functionality and ease of integration with desktop PC and other media devices. Neonode offers:

•	A mobile multimedia device that is also a phone.

•	Focus on design (size, colors, look and feel).

•	Fast, flexible and easy software upgrades (internet and SD card)

•	Large mass storage for media content (up to 32 Gigabytes)

Strategy

Neonode’s overall strategy is to develop innovative differentiated touchscreen products based on its patent pending hardware and software technologies. Neonode is targeting consumers in the middle to high middle segment of the mobile multimedia phone market who value style combined with innovative technology. Neonode incorporates its patent pending technologies in its multimedia mobile products and also license its hardware and software technologies to other companies. Neonode’s products are not locked into any individual mobile telephone operator’s network and can be used on any GSM mobile network in the world, thereby allowing the end users to select the network and calling plans. Future mobile phone handsets may be developed that are tailored for specific mobile network operator’s needs.

Neonode expects to begin shipping its multimedia mobile phone, N2, to customers in mid-2007. Together with a network of third party partners providing first line product support and product delivery logistic, Neonode is focused on building a large-scale product development and customer support infrastructure.

Neonode is building a sales channel with an initial focus on European and Latin American distributors, and plans to expand its marketing and distribution on other continents. Neonode also plans to sell the N2 directly to end users via its Web site in areas where they do not have a distributor presence. Neonode has an agreement with a provider of call center, customer technical support and credit card payment processing for its anticipated Web sales.

On the product development side, Neonode is currently developing its next generation of multimedia phone products, N2.5, which will feature additional functionality. In addition, Neonode began developing its 3G mobile phone in early 2007.

Products

Neonode developed a series of multimedia mobile phones that convert the functionality of a desktop computer to a mobile phone interface. Neonode launched its latest mobile phone, the N2, in February 2007 and expects first shipments to customers in mid 2007. In addition to connecting to any GSM supported cellular telephone network, Neonode’s N2 multimedia mobile phone is based on an open platform Windows CE technology that provides simplicity in connecting to any personal computer (PC) for updating contact information, calendars and downloading of media files via Bluetooth or USB connections. It also allows users to watch movies or music videos in full screen, play music, take pictures with a two mega pixel camera and play video games, all with internet pod casting capabilities. The Windows CE environment allows third party software developers and individual users to develop customized software applications and video games for use on the N2 phone.

Neonode’s N2 mobile phone is based on a patent pending user interface that incorporates true one hand on screen navigation with a simple user interface that recognizes gestures rather than defined keys. As a result, Neonode’s interface features a large display without physical buttons using the smallest handset in the mobile phone industry. Neonode’s standard N2 phone incorporates a standard one Gigabyte SD memory card (currently expandable to four Gigabytes) that allows storage capacity for thousands of songs and pictures and several movies. Neonode’s multimedia mobile phone has battery life for 30 hours of music and seven hours of video playback time. In addition, standby time is estimated to be 200 hours with a talk-time of four hours.

Neonode may license its patent pending touchscreen hardware and software designs to third party companies for incorporation into diverse products that incorporate touchscreen technology such as digital cameras, Global Positioning Systems (GPS) and alarm system touch pads. In 2005, Neonode entered into a non-exclusive licensing agreement, which expires in July 2007, with a major Asian mobile telephone manufacturer whereby Neonode licensed its touch screen technology for use in a mobile phone to be included in their product assortment. Neonode also provides consulting services related to the implementation of its software. The fees for these consultancy services vary from hourly rates to monthly rates and are based on reasonable market rates for such services.

Neonode’s designs are based on its patent pending zForce ™ and Neno™ software and hardware technology. zForce™ supports one-handed navigation allowing the user to operate the functionality with finger gestures passing over the screen. Some of the qualities include:

•	Touchscreen is based on infrared LED and photodiodes (works in sunlight)

•	Finger based input (no need for stylus)

•	Accurate navigation on small displays

•	No degradation of display quality

•	Limited accuracy needed (navigation on the move)

•	Low power consumption

•	High speed capture (capture gestures)

•	Near surface detection (no false detection)

•	No ambient light needed (works in the dark)

•	No force needed

•	Single and multiple area detection (games)

•	No calibration needed

Neno™ is based on Windows CE™ includes the following:

•	Media players for streaming video, movies and music that supports all the standard applications (WMA, WMV, MP3, WAV, DivX and AVI MPEG¼)

•	Internet explorer 6.0 browser

•	Image viewer with camera preview and capture

•	Organizer with calendar and task with Microsoft Outlook synchronization

•	Calendar, alarm, calculator and call list

•	Telephony manager for voice calls

•	Messaging manager for SMS, MMS, IM and T9

•	File manager

•	Task manager for switching between applications

•	Notebook

•	Games

Intellectual Property

Neonode believes that innovation in product engineering, sales, marketing, support, and customer relations, and protection of this proprietary technology and knowledge will impact its future success. In addition to certain patents that are pending, Neonode relies on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect its proprietary rights in its products.

Neonode has applied for patent protection of its invention named “On a substrate formed or resting display arrangement” in six countries through a PCT application and in 24 designated countries through an application to the European Patent Office (EPO). Neonode applied for a patent in Sweden relating to a mobile phone and has also applied for a patent in the United States regarding software named “User Interface.”

Neonode has been granted design protection in Sweden for the design of a mobile phone, and has applied for design protection in Sweden of a new a design of its mobile phone.

Neonode has been granted trademark protection for the word NEONODE in the European Union (EU), Sweden, Norway, and Australia. In addition, Neonode has been granted protection for the figurative mark NEONODE in Sweden. Additional applications for the figurative trademark are still pending in Switzerland, China, Russia and the United States.

Neonode’s “User Interface” may also be protected by copyright laws in most countries, especially Sweden and the EU which do not grant patent protection for the software itself, if the software is new and original. Protection can be claimed from the date of creation.

Neonode also licenses technologies from third parties for integration into its products. Neonode believes that the licensing of complementary technologies from third parties with specific expertise is an effective means of expanding the features and functionality of its products, allowing Neonode to focus on its core competencies.

Consistent with Neonode’s efforts to maintain the confidentiality and ownership of its trade secrets and other confidential information and to protect and build its intellectual property rights, Neonode require its employees and consultants and certain customers, manufacturers, suppliers and other persons with whom it does business or may potentially do business to execute confidentiality and invention assignment agreements upon commencement of a relationship with Neonode and typically extending for a period of time beyond termination of the relationship.

Distribution, Sales and Marketing

Neonode currently is seeking to build a network of distributors covering Europe and Mexico and hopes to expand its network to the United States and Latin America in 2008. Neonode’s products are customizable for each country or region using the GSM standard. In addition to the distributor sales channel, Neonode is exploring the use of its Neonode.com web store as a direct sales channel to sell its products and third-party products, focusing particularly on its existing customer base. Neonode expects to accomplish this through e-marketing campaigns.

Neonode’s internal sales and marketing organization supports its channel marketing partners by providing sales collateral, such as product data sheets, presentations, and other sales/marketing resource tools. Neonode’s sales staff solicits prospective customers, provides technical advice with respect to its products and works closely with marketing partners to train and educate their staff on how to sell, install, and support its product lines.

Neonode’s sales are normally negotiated and executed in U.S. Dollars or Euros.

Neonode’s direct sales force and marketing operations are based out of its corporate headquarters in Stockholm, Sweden.

Research and Development

Neonode continues to invest in research and development of current and emerging technologies that it deems critical to maintaining its competitive position in the mobile multimedia telecommunications markets. Many factors are involved in determining the strategic direction of Neonode’s product development focus, including trends and developments in the marketplace, competitive analyses, market demands, business conditions, and feedback from its customers and strategic partners.

Neonode’s product development efforts are focused principally on its strategic product lines including its N2.5 model multimedia phone with additional functionality. Neonode has also initiated a 3G mobile phone technology investigation.

During the three months ended March 31, 2007 and the fiscal years 2006, 2005 and 2004, Neonode incurred $1.0 million, $2.2 million, $1.6 million and $661,000, respectively, in product research and development expenses.

Manufacturing

Neonode does not engage in any manufacturing operations. Instead, Neonode utilizes third-party manufacturers to build its multimedia mobile phone products.

Competition

Competition in the mobile computing device market is intense and characterized by rapid change and complex technology. The principal competitive factors affecting the market for Neonode’s mobile computing devices are access to sales and distribution channels, price, styling, usability, functionality, features, operating system, brand, marketing, availability of third-party software applications and customer and developer support. Neonode’s devices compete with a variety of mobile devices, including pen-and keyboard-based devices, mobile phones and converged voice/data devices.

Neonode’s principal competitors include: mobile handset and smartphone manufacturers such as Apple, High Tech Computer (HTC), Palm, Motorola, Nokia, Research in Motion, Samsung, Sony-Ericsson and Hewlett-Packard; hand held devices made by consumer electronics companies such as Garmin, NEC, Sharp Electronics and Yakumo; and a variety of early-stage technology companies.

Some of these competitors, such as HTC, produce multimedia phones as carrier-branded devices in addition to their own branded devices.

In addition, Neonode’s devices compete for a share of disposable income and enterprise spending on consumer electronic, telecommunications and computing products such as MP3 players, Apple’s iPods, media/photo views, digital cameras, personal media players, digital storage devices, handheld gaming devices, GPS devices and other such devices.

Many of Neonode’s competitors have greater financial resources and are well established. Competition within the communications market varies principally by application segment.

Employees

In June 15, 2007, Neonode had 29 employees and augmented its staffing needs with consultants as needed; all are located in Stockholm, Sweden. None of Neonode’s employees is represented by a labor union. Neonode has experienced no work stoppages. Neonode believes its employee relations are positive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF NEONODE

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect our analysis only as of the date hereof, and neither we nor Neonode assume any obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following discussion should be read in conjunction with Neonode’s financial statements for the years ended December 31, 2006, 2005 and the ten months ended December 31, 2004 and the three months ended March 31, 2007 and the related notes included in this proxy statement.

Overview

Neonode develops, manufactures and sells multimedia mobile phones, technologies and software based on a unique user interface. The first model of the Neonode multimedia mobile phone, the N1, was released in November 2004. Approximately 7,000 units of the N1and N1m’s have been sold between late 2004 and early 2006. During the final three quarters of 2006, Neonode stopped production of the N1 and N1m mobile phones and concentrated its efforts on the development of its next generation phone, N2. Neonode released the N2 model of its multimedia mobile phone in mid-February 2007 and expects to begin shipping the N2 to customers in mid-2007. Neonode initially expects to sell the N2 and future generations of mobile phones through sales channels that include distributors and network operators Europe, Mexico, Latin America and the United States.

Neonode was incorporated in the State of Delaware in 2006 to be the parent of Neonode AB, a company founded in February 2004 and incorporated in Sweden. In a February 2006 corporate reorganization, Neonode issued its shares to the stockholders of Neonode AB in exchange for all of the outstanding stock of Neonode AB. Following the reorganization, Neonode AB became a wholly-owned subsidiary of Neonode. The reorganization was accounted for with no change in accounting basis for Neonode AB, since there was no change in control of the group, where the assets and liabilities were accounted for at historical cost in the new group. The consolidated accounts comprise the accounts of the combined companies as if they had been owned by Neonode throughout the entire reporting period.

Neonode has incurred net operating losses and negative operating cash flows since inception. As of March 31, 2007, Neonode had an accumulated deficit of $12.9 million. Neonode expects to incur additional losses and negative operating cash flows through the end of 2007.

Neonode’s long-term success is dependent on obtaining sufficient capital to fund Neonode’s operations and development of Neonode’s products, bringing such products to the worldwide market, and obtaining sufficient sales volume to be profitable. To achieve these objectives, Neonode will be required to raise additional capital through public or private financings or other arrangements. It cannot be assured that such financings will be available on terms attractive to us, if at all. Such financings may be dilutive to stockholders and may contain restrictive covenants.

Neonode is subject to certain risks common to technology-based companies in similar stages of development. See “Risk Factors” above. Principal risks include uncertainty of growth in market acceptance for Neonode’s products; history of losses since inception, ability to remain competitive in response to new technologies, costs to defend, as well as risks of losing patent and intellectual property rights, reliance on limited number of suppliers, reliance on outsourced manufacture of Neonode’s products for quality control and product availability, ability to increase production capacity to meet demand for Neonode’s products, concentration of Neonode’s operations in a limited number of facilities, uncertainty of demand for Neonode’s products in certain markets, ability to manage growth effectively, dependence on key members of Neonode’s management and development team, limited experience in conducting operations internationally, and ability to obtain adequate capital to fund future operations.

Critical Accounting Policies and Estimates

The preparation of our financial statements are in conformity with generally accepted accounting principles in the United States of America (GAAP) and include the accounts of Neonode Inc. and its subsidiary based in Sweden, Neonode AB. All inter-company accounts and transactions have been eliminated in consolidation. Our accounting policies affecting our financial condition and results of operations are more fully described in note 2 to our consolidated financial statements. Certain of our accounting policies require the application of judgment by management in selecting appropriate assumptions for calculating financial estimates, which inherently contain some degree of uncertainty. Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported carrying values of assets and liabilities and the reported amounts of revenue and expenses that may not be readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following are some of the more critical accounting policies and related judgments and estimates used in the preparation of consolidated financial statements.

Revenue Recognition

Neonode’s policy is to recognize revenue for product sales when title transfers and risk of loss has passed to the customer, which is generally upon shipment of Neonode’s products to its customers. Neonode estimates expected sales returns and records the amount as a reduction of revenues and cost of products and other revenue at the time of shipment. Neonode’s policy complies with the guidance provided by the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements, issued by the Securities and Exchange Commission. Neonode recognizes revenue from the sale of its mobile phones when all of the following conditions have been met: (1) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (2) Neonode’s products have been delivered and risk of loss has passed to the customer; (3) Neonode has completed all of the necessary terms of the contract; (4) the amount of revenue to which Neonode is entitled is fixed or determinable; and (5) Neonode believes it is probable that it will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, Neonode defers recognition of revenue. Judgments are required in evaluating the credit worthiness of Neonode’s customers. Credit is not extended to customers and revenue is not recognized until Neonode has determined that collectibility is reasonably assured.

Revenue for the twelve months ended December 31, 2006 and 2005 includes revenue from the sales of the N1 multimedia mobile phone and revenue from a licensing agreement with a major Asian manufacturer. In July 2005, Neonode entered into a licensing agreement with a major Asian manufacturer whereby Neonode licensed its touchscreen technology for use in a mobile phone to be included in their product assortment. In this agreement, Neonode received approximately $2.0 million in return for granting an exclusive right to use its software over a two year period. The exclusive rights do not limit Neonode’s right to use its licensed technology for its own use, nor to grant to third parties rights to use its licensed technology in other devices than mobile phones. The net revenue related to this agreement has been allocated over the term of the agreement, amounting to $851,000 in 2006 and $399,000 in 2005 and $225,000 and $200,000 for the three months ended March 31, 2007 and 2006, respectively. The contract also included consulting services to be provided by Neonode on an “as needed basis”. The fees for these consultancy services vary from hourly rates to monthly rates and are based on reasonable market rates for such services. Another component of the agreement provides for a fee of approximately $2.65 per telephone if the Asian manufacture sells mobile phones based on Neonode’s technology. As of May 12, 2007, the Asian manufacturer had not sold any mobile telephones using Neonode’s technology.

Allowance for Doubtful Accounts

Neonode’s policy is to maintain allowances for estimated losses resulting from the inability of Neonode’s customers to make required payments. Credit limits are established through a process of reviewing the financial history and stability of each customer. Where appropriate, Neonode obtains credit rating reports and financial statements of the customer when determining or modifying their credit limits. Neonode regularly evaluates the collectibility of Neonode’s trade receivable balances based on a combination of factors. When a customer’s account balance becomes past due, Neonode initiates dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to them, such as in the case of a bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting their business, Neonode records a specific allowance to reduce the related receivable to the amount Neonode expects to recover. Should all efforts fail to recover the related receivable, Neonode will write-off the account. Neonode also records an allowance for all customers based on certain other factors including the length of time the receivables are past due and historical collection experience with customers.

Warranty Reserves

Neonode’s products are generally warranted against defects for 12 months following the sale. Neonode has a 12 month warranty from the manufacturer of the mobile phones. Reserves for potential warranty claims not covered by the manufacturer are provided at the time of revenue recognition and are based on several factors, including current sales levels and Neonode’s estimate of repair costs.

Research and Development

Research and Development costs are expensed as incurred. Software development costs are accounted for in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Costs incurred in the product development of new software products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of Neonode’s products and general release substantially coincide. As a result, Neonode has not capitalized any software development costs since such costs have been immaterial.

Research and development costs consists mainly of personnel related costs in addition to some external consultancy costs such as testing, certifying, measurements, etc.

Long-lived Assets

Neonode assesses any impairment by estimating the future cash flow from the associated asset in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If the estimated undiscounted cash flow related to these assets decreases in the future or the useful life is shorter than originally estimated, Neonode may incur charges for impairment of these assets. The impairment is based on the estimated discounted cash flow associated with the asset.

Stock Based Compensation Expense

Neonode accounts for stock-based employee compensation arrangements in accordance with SFAS No. 123R, Accounting for Stock-Based Compensation. Neonode accounts for equity instruments issued to non-employees in accordance with SFAS No. 123R and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require that such equity instruments be recorded at their fair value. When determining stock based compensation expense involving options and warrants, Neonode determines the estimated fair value of options and warrants using the Black-Scholes option pricing model.

Accounting for Debt Issued with Stock Purchase Warrants

Neonode accounts for debt issued with stock purchase warrants in accordance with APB opinion 14 Accounting for Convertible Debts and Debts issued with stock purchase warrants. Neonode allocates the proceeds of the debt between the debt and the detachable warrants based on the relative fair values of the debt security without the warrants and the warrants themselves.

Derivatives

Neonode does not enter into derivative contracts for purposes of risk management or speculation.  However, from time to time, Neonode enters into contracts that are not considered derivative financial instruments in their entirety but that include embedded derivative features. Such embedded derivatives are assessed at inception of the contract and, depending on their characteristics, are accounted for as separate derivative financial instruments pursuant to FAS 133. Neonode accounts for these derivatives under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (together, FAS 133).

FAS 133 requires that Neonode analyzes all material contracts and determine whether or not they contain embedded derivatives. Any such derivatives are then bifurcated from their host contract and recorded on the consolidated balance sheet at fair value and the changes in the fair value of these derivatives are recorded each period in the consolidated statements of operations.

Income taxes

Neonode accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of items that have been included in the financial statements or tax returns. Neonode estimates income taxes based on rates in effect in each of the jurisdictions in which it operates. Deferred income tax assets and liabilities are determined based upon differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income. Valuation allowances are recorded against net deferred tax assets where, in our opinion, realization is uncertain based on the “not more likely than not” criteria of SFAS No. 109.

Based on the uncertainty of future pre-tax income, Neonode fully reserved its net deferred tax assets as of March 31, 2007, December 31, 2006 and 2005. In the event Neonode were to determine that it would be able to realize its deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made. The provision for income taxes represents the net change in deferred tax amounts, plus income taxes payable for the current period.

New Accounting Pronouncements

In September 2006, FASB issued SFAS No. 157 Fair Value Measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We are currently evaluating this standard and its effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of the fiscal year that begins after November 15, 2007. The Company is currently assessing the impact that SFAS 159 will have on its results of operations and financial position.

Results of Operations

March 31, 2007 compared to March 31, 2006

The following table sets forth, as a percentage of net sales, certain statements of operations data for the three months ended March 31, 2007 and 2006. These operating results are not necessarily indicative of Neonode’s operating results for any future period.

	2007	2006

Net sales	100%	100%

Cost of goods	1	77

Gross profit	99	23

Operating expenses:

Product research and development	420	37

Sales and marketing	195	16

General and administrative	448	90

Total operating expenses	1,063	143

Operating loss before other expense	(964)	(120)

Interest and other expense, net	55	8

Non-cash inducement expense	---	11

Net loss available to common shareholders	(1,019)%	(139)%

Net Sales

Net sales for the three months ended March 31, 2007 were $249,000, a 73.6% decrease from $945,000 for the three months ended March 31, 2006. Revenue for the three months ended March 31, 2007 includes $21,000 from the sales of the N1m multimedia mobile phone compared to $745,000 for the same period in 2006. In addition, both the comparable three month periods for 2007 and 2006 include revenue from a licensing agreement with a major Asian manufacturer. In July 2005, Neonode entered into a licensing agreement with a major Asian manufacturer whereby Neonode licensed its touchscreen technology for use in a mobile phone to be included in their product assortment. In this agreement, Neonode received approximately $2.0 million in return for granting an exclusive right to use its software for a period which expires in July 2007. The exclusive rights do not limit Neonode’s right to use its licensed technology for its own use, nor to grant to third parties the right to use Neonode’s licensed technology in other devices than mobile phones. The net revenue related to this agreement has been allocated over the term of the agreement, amounting to $225,000 in the three months ended March 31, 2007 and $200,000 in the comparable period in 2006.

Neonode launched the N2 model of its multimedia mobile phone in mid-February 2007. Neonode expects to begin shipping the N2 to its first customers in mid-2007. Neonode currently has a purchase order from one customer for the N2 that totals approximately $2.3 million with shipment dates beginning mid-2007.

Neonode expects to sell and license its products, initially in Europe and Mexico, using a direct sales force to support its distributors. Neonode’s plan is concentrating its sales efforts on the European and Mexico markets. Neonode anticipates an increase in the sales associated with its N2 mobile phone in the later part of 2007 as it begins customer shipment of its N2 phone.

Gross Profit

Gross profit as a percentage of net sales was 99% and 23% in the three months ended March 31, 2007 and 2006, respectively. Neonode’s costs of goods include the direct cost of production of the phone. Neonode has not begun production or shipments of its commercially available N2 mobile phone handsets and the costs of goods for the years presented reflect the cost to produce a limited number of N1 and N1m mobile phone handsets in very limited production runs. Limited production runs of new products typically have higher costs of production due to the price of purchasing components in low volumes. Sales for the three months ended March 31, 2007 were primarily the results of the amortization of deferred revenue related to technology license agreement entered into in 2005. The revenue was initially deferred and is amortized over 24 months, which is the term of the license agreement. The costs to service this technology license agreement are minimal and as a result the entire amount of the license revenue is included in gross profit for the three month period.

Neonode expects its gross profit to increase as Neonode begins to produce and sell its N2 mobile phone handsets in larger quantities. Neonode’s target range for gross profit is between 30% and 35% once full production mode is achieved.

Product Research and Development

Product research and development (R&D) expenses for the three months ended March 31, 2007 were $1.1 million, a 199% increase over $349,000 for the same quarter in 2006.

The increase in R&D in 2007 as compared to 2006 is primarily the result of two factors:

•	An increase in the number of employees in the Neonode’s engineering department; and
•
an increase in engineering design projects related expenditures related to the development of the N2 and future products including production tooling, N2 prototypes and the extensive use of outside engineering design services and consultants to develop the plastics/mechanics and antenna used in the design of the phone.

Neonode plans to continue to increase expenditures on critical R&D projects and has planned increases in both the headcount of its engineering department and the purchase of critical design and testing technology. Neonode has a product roadmap of future mobile phone handsets and technologies and expects to increase R&D budgets in order to develop these products and technologies to meet market demands. Neonode is currently working on the N2.5 with additional functionality and initiated a 3G mobile phone technology investigation.

Sales and Marketing

Sales and marketing expenses for the three months ended March 31, 2007 were $486,000, a 230% increase from $147,000 for the same period in 2006.

This increase in 2007 over 2006 is primarily related to an increase in product marketing activities as Neonode prepared to release its N2 model phone handset including the introduction of the N2 at the Barcelona, Spain 3GSM Trade Show and the preparation of product marketing materials.

Sales and marketing programs are focused on design wins with new customers and, therefore, as new customer sales increase, sales and marketing expenses are expected to increase. Neonode expects its sales and marketing expenses to continue to increase as Neonode positions the Company to take advantage of new market opportunities for its N2 and future mobile phone handsets and participate in more sales lead generation and branding initiatives, such as, industry trade events, public relations and direct marketing.

General and Administrative

General and administrative expenses for the three months ended March 31, 2007 were $1.1 million, a 32% increase from $847,000 for the same period in 2006.

The increase is primarily due to an increase in legal and accounting fees combined with an increase in headcount in preparation with product rollout and the merger.

Neonode expects general and administrative expense to increase after the merger with SBE due to legal, accounting, insurance and other costs associated with being a public company.

Interest Expense

Interest and other expense, net for the three months ended March 31, 2007 was $245,000, a 163% increase from $93,000 for the same period in 2006. The increase is directly related to a $5.0 million increase in corporate borrowings under bridge notes issued in January 2007 and as a result almost $10.0 million of debt was outstanding during the quarter ended March 31, 2007 but only one month of $4.0 million of debt was outstanding in the same quarter of 2006.

On April 29, 2004, Neonode AB entered into a loan agreement with ALMI Företagspartner Stockholm AB (Almi). The credit period for the loan is 44 months starting April 29, 2004 with an annualized interest rate of 9.75%.

On April 6, 2005, Neonode AB entered into a second loan agreement with Almi. The loan has a credit period of 48 months with an annualized interest rate of 2%. On February 26, 2006, in conjunction with Neonode’s reorganization, Almi received shares and warrants to purchase Neonode’s common stock.

On December 22, 2004 Neonode AB entered into a Loan agreement with Petrus Holding SA. The funds under this loan agreement were received in January 2005. This loan arrangement has an interest rate of 5% per annum. The loan is due December 22, 2009.

In February 2006, Neonode raised $5.0 million in a private offering of secured notes (bridge notes) convertible into its stock. In January 2007, an additional $5.0 million was raised through the private sales of additional bridge notes. These notes are convertible into shares of its common stock under the same terms and conditions as the bridge notes dated February 26, 2006. Neonode expects all of the bridge notes to be converted to shares of its common stock prior to the merger with SBE. After the conversion to common stock, Neonode will no longer be obligated to pay interest on these bridge notes.

Income Taxes

Neonode’s effective tax rate was 0% in the three months ended March 31, 2007 and 2006, respectively. Neonode recorded valuation allowances in 2007 and 2006 for deferred tax assets related to net operating losses due to the uncertainty of realization. In the event of future taxable income, Neonode’s effective income tax rate in future periods could be lower than the statutory rate as such tax assets are realized.

Net Loss Available to Common Shareholders

As a result of the factors discussed above, Neonode recorded a net loss available to common shareholders of $2.5 million in the three months ended March 31, 2007, compared to a net loss available to common shareholders of $1.3 million in the comparable period in 2006.

Contractual Obligations and Commercial Commitments

Neonode entered into borrowing agreements with lenders that provide that under certain circumstances the borrowings under the notes and accrued interest are convertible into shares of Neonode’s common stock. (see Note 10 to the Neonode financial statements included as Annex F to this proxy statement  Neonode leases office facilities and certain office equipment under various non-cancelable operating lease agreements. Aggregate future minimum lease payments under contractual commitments are as follows as of March 31, 2007 (in thousands):

	Payments due by period (in thousands)
		Less than	1-2	3-5	More than
Contractual Obligations	Total	1 year	Years	Years	5 Years

Debt	$11,038	$10,218	$90	$730	$—
Building and furniture leases	226	224	2	—	—
Total net payments	$11,264	$10,442	$92	$730	$—

Total rent expense under the leases was $84,000 and $65,000 for the three months ended March 31, 2007 and 2006, respectively.

Neonode has issued $10.9 million of bridge notes and other debt that is convertible into shares of Neonode common stock. These notes will be converted into Neonode common stock simultaneously with the consummation of the merger with SBE. See Liquidity and Capital Resources.

Year ended December 31, 2006 compared to year ended December 31, 2005 and Year ended December 31, 2005 compared to ten months ended December 31, 2004

The following table sets forth, as a percentage of net sales, certain statements of operations data for the twelve months ended December 31, 2006 and 2005 and ten months ended December 31, 2004. These operating results are not necessarily indicative of Neonode’s operating results for any future period.

	2006	2005	2004

Net sales	100%	100%	100%

Cost of goods	79	96	231

Gross profit (loss)	21	4	(131)

Operating expenses:

Product research and development	135	110	266

Sales and marketing	45	47	58

General and administrative	112	71	115

Total operating expenses	292	228	439

Operating loss before other expense	(271)	(224)	(571)

Interest and other expense, net	40	21	4

Non cash inducement expense	6	---	---

Net loss available to common shareholders	(317)%	(245)%	(575)%

Net Sales

Net sales for the year ended December 31, 2006 were $1.6 million, a 9.6% increase from $1.5 million for the year in 2005. Neonode’s net sales for the year ended December 31, 2005 represents a 504% increase from $248,000 for the ten months ended December 31, 2004. Revenue for the year ended December 31, 2006 and 2005 includes $793,000 and $1.1 million revenue from the sales of the N1m multimedia mobile phone, respectively. In addition, both 2006 and 2005 include revenue from a licensing agreement with a major Asian manufacturer. In July 2005, Neonode entered into a licensing agreement with a major Asian manufacturer whereby Neonode licensed its touchscreen technology for use in a mobile phone to be included in their product assortment. In this agreement, Neonode received approximately $2.0 million in return for granting an exclusive right to use its software for a period that expires in July 2007. The exclusive rights do not limit Neonode’s right to use its licensed technology for its own use, nor to grant to third parties to use Neonode’s licensed technology in other devices than mobile phones. The net revenue related to this agreement has been allocated over the term of the agreement, amounting to $851,000 in 2006 and $399,000 in 2005. The revenue in 2004 was generated from the sales of Neonode’s initial phone, N1 that was sold on a limited release.

Neonode launched the N2 model of its multimedia mobile phone in mid-February 2007. The N2 phone represents Neonode’s first mobile phone handset that will be released on a wide-spread basis to customers. Neonode expects to begin shipping the N2 to its first customers in mid-2007. Neonode currently has a purchase order from one customer for the N2 that total approximately $2.3 million with shipment dates beginning mid-2007.

Neonode expects to sell and license its products, initially in Europe and Mexico, using a direct sales force to support its distributors. Neonode’s plan is concentrating its sales efforts on the European and Mexico markets. Neonode anticipates an increase in the sales associated with its N2 mobile phone in the later part of 2007 as it begins customer shipment of its N2 phone.

Gross Profit

Gross profit as a percentage of net sales was 21% and 4% in the years ended December 31, 2006 and 2005, respectively compared to a gross loss of 131% for the ten months ended December 31, 2004. Neonode’s costs of goods include the direct cost of production of the phone. Neonode has not begun production or shipments of its commercially available N2 mobile phone handsets and the costs of goods for the years presented reflect the cost to produce a limited number of N1 and N1m mobile phone handsets in very limited production runs. Limited production runs of new products typically have higher costs of production due to the price of purchasing components in low volumes. Neonode’s cost of goods for the years ended December 31, 2006 and 2005 includes write-downs of obsolete inventory of $133,000 and $195,000, respectively.

Neonode expects its gross profit to increase as Neonode begins to produce and sell its N2 mobile phone handsets in larger quantities. Neonode’s target range for gross profit is between 30% and 35% once full production mode is achieved.

Product Research and Development

Product research and development (R&D) expenses for the year ended December 31, 2006 were $2.2 million, a 34% increase over $1.7 million for the same year in 2005. R&D expense for the year ended December 31, 2005 increased by 150% over $661,000 for the ten months ended December 31, 2004.

The increase in R&D in 2006 as compared to 2005 is primarily the result of two factors:

•
a minor increase in the headcount of Neonode’s engineering department from 10 to 11. Beginning in 2005, in order to recruit, retain and motivate employees, Neonode began to increase employee’s salaries to market levels over a two year period. Prior to 2005, Neonode’s employee’s salaries were below market level; and

•
an increase in engineering design projects related expenditures related to the development of the N2 and future products including the extensive use of outside engineering design services and consultants to develop the plastics/mechanics and antenna used in the design of the phone.

The increase in R&D in 2005 as compared to 2004 is primarily the result of two factors:

•
an increase in the headcount of Neonode’s engineering department from 8 to 10. Beginning in 2005, in order to recruit, retain and motivate employees, Neonode began a two year program to increase employee’s salaries to market levels. Prior to 2005, Neonode’s employee’s salaries were below market level; and

•
an increase in engineering design projects related expenditures related to the development of the N2. In 2004 and early 2005, R&D expense was related to the development and release of Neonode’s N1 and N1m mobile phone handsets.

Neonode plans to continue to increase expenditures on critical R&D projects and has planned increases in both the headcount of its engineering department and the purchase of critical design and testing technology. Neonode has a product roadmap of future mobile phone handsets and technologies and expects to increase R&D budgets in order to develop these products and technologies to meet market demands. Neonode is currently working on the N2.5 with additional functionality and initiated a 3G mobile phone technology investigation.

Sales and Marketing

Sales and marketing expenses for the year ended December 31, 2006 were $746,000, a 5% increase from $711,000 for the same period in 2005. Sales and marketing expense for the year ended December 31, 2005 increased by 390% over $145,000 for the ten months ended December 31, 2004.

This increase in 2006 over 2005 is primarily related to an increase in product marketing activities as Neonode prepared to release its N2 model phone handset and increasing salaries to market levels.

This increase in 2005 over 2004 is primarily related to an increase in headcount from 1.5 to 6.

Sales and marketing programs are focused on design wins with new customers and, therefore, as new customer sales increase, sales and marketing expenses are expected to increase. Neonode expects its sales and marketing expenses to continue to increase as Neonode positions the Company to take advantage of new market opportunities for its N2 and future mobile phone handsets and participate in more sales lead generation and branding initiatives, such as, industry trade events, public relations and direct marketing.

General and Administrative

General and administrative expenses for the year ended December 31, 2006 were $1.8 million, a 74% increase from $1.1 million for the same period in 2005. General and administrative expense for the year ended December 31, 2005 increased by 271% over $286,000 for the ten months ended December 31, 2004.

This increase in 2006 over 2005 is primarily related to $616,000 of non-cash stock based compensation charges related to warrants to purchase Neonode’s common stock issued to Iwo Jima SARL in a February 26, 2006 reorganization of Neonode, Included in 2006, is $410,000 to settle a legal dispute related to the production of its N1 phone in 2005. In addition, beginning in 2005, in order to recruit, retain and motivate employees, Neonode began to increase employee’s salaries to market levels over a two year period. Prior to 2005, Neonode’s employee’s salaries were below market level. Prior to 2005, Neonode’s employee’s salaries were below market level.

This increase in 2005 over 2004 is primarily related to an increase in headcount from 5 to 9. In 2005, rent and lease related expenses increased because Neonode moved to larger facilities and leased additional equipment to support the increase in the number of employees. Beginning in 2005, in order to recruit, retain and motivate employees, Neonode began a two year program to increase employee’s salaries to market levels. Prior to 2005, Neonode’s employee’s salaries were below market level.

Neonode expects general and administrative expense to increase in after the merger with SBE due to legal, accounting, insurance and other costs associated with being a public company.

Interest Expense

Interest and other expense, net for the year ended December 31, 2006 was $764,000, a 127% increase from $336,000 for the same period in 2005. Interest expense for the twelve months ended December 31, 2005 increased by 2700% over $12,000 for the ten months ended December 31, 2004.

On April 29, 2004, Neonode AB entered into a loan agreement with ALMI Företagspartner Stockholm AB (Almi). The credit period for the loan is 44 months starting April 29, 2004 with an annualized interest rate of 9.75%.

On April 6, 2005, Neonode AB entered into a second loan agreement with Almi. The loan has a credit period of 48 months with an annualized interest rate of 2%. On February 26, 2006, in conjunction with Neonode’s reorganization, Almi received shares and warrants to purchase Neonode’s common stock.

On December 22, 2004 Neonode AB entered into a Loan agreement with Petrus Holding SA. The funds under this loan agreement were received in January 2005. This loan arrangement has an interest rate of 5% per annum. The loan is due December 22, 2009.

In February 2006, Neonode raised $5.0 million in a private offering of secured notes (bridge notes) convertible into its stock. In January 2007, an additional $5.0 million was raised through the private sales of additional bridge notes. These notes are convertible into shares of our common stock under the same terms and conditions as the bridge notes dated February 26, 2006. Neonode expects all of the bridge notes to be converted to shares of its common stock prior to the merger with SBE. After the conversion to common stock, Neonode will no longer be obligated to pay interest on these bridge notes.

In addition to the interest expense related to additional borrowings during the year, interest and other expense net for the year ended December 31, 2006 includes approximately $200,000 of foreign exchange loss as well as $222,000 of non-cash amortization of deferred financing fees and debt discounts and changes in the fair value related to the February 26, 2006 line of credit debt conversion feature.

Income Taxes

Neonode’s effective tax rate was 0% in the year ended December 31, 2006 and 2005 and for the ten months ended December 31, 2004, respectively. Neonode recorded valuation allowances in 2006, 2005 and 2004 for deferred tax assets related to net operating losses due to the uncertainty of realization. In the event of future taxable income, Neonode’s effective income tax rate in future periods could be lower than the statutory rate as such tax assets are realized.

Net Loss Available to Common Shareholders

 As a result of the factors discussed above, Neonode recorded a net loss available to common shareholders of $5.2 million in the year ended December 31, 2006, compared to a net loss available to common shareholders of $3.7 million in the same period in 2005 and $1.4 million in the ten months ended December 31, 2004.

Off-Balance Sheet Arrangements

Neonode does not have any transactions, arrangements, or other relationships with unconsolidated entities that are reasonably likely to affect its liquidity or capital resources other than the operating leases noted above. Neonode has no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support; or engage in leasing, hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of the financial statements.

Liquidity and Capital Resources

Neonode’s liquidity is dependent on many factors, including sales volume, operating profit and the efficiency of asset use and turnover. Neonode’s future liquidity will be affected by, among other things:

-	sales of Neonode’s products;
-	Neonode’s operating expenses;
-	the timing of product shipments;
-	Neonode’s gross profit margin;
-	Neonode’s ability to raise additional capital, if necessary; and
-	Neonode’s ability to secure credit facilities, if necessary.

Neonode had cash and cash equivalents of $2.9 million and $369,000 on December 31, 2006 and 2005, respectively. In the three months ended March 31, 2007, $2.2 million of cash was used by operating activities, primarily as a result of net losses. Neonode’s cash used was reduced by $27,000 of amortization and depreciation expense related to property and equipment, $229,000 of deferred interest and amortization of debt discount and financing fees and $163,000 of stock based compensation expense that are included in the $2.7 million net loss but did not require cash. Cash used was increased by $5.0 million proceeds from the issuance of convertible debt. Neonode had a working capital (current assets less current liabilities) at March 31, 2007 of $1.5 million (assuming conversion of outstanding convertible debt), as compared to a working capital deficit of $884,000 (assuming conversion of outstanding convertible debt) at December 31, 2006.

In the three months ended March 31, 2007, Neonode purchased $101,000 of fixed assets, consisting primarily of computers, software and engineering equipment.

In the three months ended March 31, 2007, Neonode received proceeds of $122,000 from the sale of employee stock options.

On May 18, 2007 the Merger agreement between SBE and Neonode was amended to set the exchange ratio of SBE shares to Neonode shares at 3.5319 SBE shares per one Neonode share. Also in this amendment, it was agreed that SBE may lend $1.0 million to Neonode. The maturity date of the SBE loan is September 30, 2007 with an annualized interest rate of 6%. On May 29, 2007, pursuant the amendment, SBE advanced Neonode $500,000 under the note and advanced an additional $500,000 on June 15, 2007.

In June 2007, bridge notes were issued for an additional $3.0 million and the maturity date for all outstanding bridge notes was extended to December 31, 2007.

The majority of Neonode’s cash for the three months ended March 31, 2007 was provided by borrowings from bridge notes that are convertible into shares of its common stock. Unless Neonode is able to increase its sales to get to cash breakeven or increase its secured lines or credit or enter into new lines of credit, Neonode may have to raise additional funds through the issuance of additional debt or equity securities. If Neonode raises additional funds through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of common stock, and debt covenants could impose restrictions on Neonode’s operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to Neonode on acceptable terms, if at all.

Neonode’s interest bearing debt consists of the following (in thousands):

	March 31, 2007	December 31, 2006

Senior secured notes (bridge notes) (1)	$10,000	5,000
Petrus Holding SA	766	780
Loan - Almi Företagspartner 2	176	201
Loan - Almi Företagspartner 1	92	94
Capital lease	4	5

Total notes outstanding	11,038	6,080

Unamortized debt discounts	(201)	(114)

Total debt, net of debt discounts	$10,837	5,966

(1) An additional $3.0 million of bridge notes were issued on June 15, 2007.

Petrus Holdings SA ( Petrus)

On December 22, 2004 Neonode AB entered into a Loan agreement with Petrus Holding SA. The funds under this loan agreement were received in January 2005. This loan arrangement has an interest rate of 5% per annum. The loan shall be repaid no later than December 22, 2009. The Petrus loan is subordinated in right of payment to all indebtedness of Neonode to Almi.

ALMI Företagspartner Stockholm AB (Almi)

Almi 1

On April 29, 2004, Neonode AB entered into a loan agreement with Almi. The loan has a term of 44 months with annual interest rate of 9.75%. Neonode has the right to redeem the loan at any time prior to expiration subject to a prepayment penalty of $14,000.

Almi 2

On April 6, 2005, Neonode AB entered into a second loan agreement with Almi. This loan agreement has a warrant to purchase 72,000 shares of Neonode common stock. The loan has a term of 48 months with annualized interest rate of 2%. Neonode has the right to redeem the loan at any time prior to expiration subject to a prepayment penalty of 1%, on an annualized basis, of the outstanding principle amount over the remaining term of the loan. On February 26, 2006, in conjunction with Neonode’s reorganization, Almi received 43,993 shares of Neonode common stock and warrants to purchase 22,490 shares Neonode’s common stock.

Bridge Notes

 In February 2006, Neonode raised $5.0 million in a private offering of bridge notes convertible into its stock. Neonode expects all of the bridge notes to be converted to shares of its common stock prior to the merger with SBE. After the conversion to common stock, Neonode will no longer be obligated to pay interest on these bridge notes.

On January 19, 2007, all outstanding bridge notes were modified to include a reverse merger with SBE as an event for conversion on the same terms as an initial public offering. In addition, the conversion terms relating to the senior secured notes were modified to extend the maturity date from August 28, 2007 to September 30, 2007.

At March 31, 2007, the bridge notes, which bear interest at 4%, had a maturity date of September 30, 2007. In May 2007, the maturity date for all outstanding bridge notes was further extended from September 30, 2007 to December 31, 2007. The bridge notes are collateralized by the common stock shares of Neonode’s wholly owned subsidiary, Neonode AB and are subordinated in right of payment to all indebtedness of Neonode AB to Almi. In addition, Per Bystedt, Thomas Ericsson and Magnus Goertz have pledged their beneficial holdings in Neonode as collateral for the bridge notes. The bridge notes are convertible under the following scenarios:

1.
In the event the Merger Agreement is terminated, the bridge notes may be prepaid without premium or penalty, in whole or in part, on 20 days notice; provided that the Lender shall have the opportunity, prior to such prepayment, to convert the senior secured note into common stock of Neonode at a price based on the price set forth in Scenario 3 or 4 below.

2.
In the event that the Merger is consummated pursuant to the terms of the Merger Agreement, the bridge notes, including without limitation all accrued interest (unless paid in cash by the undersigned) and other obligations under the senior secured note, shall automatically convert, immediately prior to the Closing of the merger and without any action of the holder, into a number of units of the undersigned (the “Units”), each Unit consisting of one share of Neonode Common Stock and one half of a Warrant of the undersigned determined by dividing the outstanding principal amount and accrued interest due on the senior secured notes by $5.00 (the “Conversion Price”).

3.
In the event the Merger Agreement is terminated and the Neonode completes a registered public offering in the United States, United Kingdom or Sweden (the “QIPO”) with gross proceeds in an amount at least equal to the cost of operating Neonode for a period of three months (commencing after the QIPO) on or before December 31, 2007 (as amended in May 2007), this senior secured notes, including without limitation all accrued interest (unless paid in cash by Neonode) and other obligations under the senior secured notes, shall automatically convert without any action of the holder into the securities offered in such financing at a price per security equal to the price paid by public investors based on the pre-money valuation of the fully-diluted equity of Neonode, including for this purpose as equity all debt (other than (i) SEK 2,000,000 of debt held by Almi and (ii) all principal and interest under the bridge notes) held by stockholders or their affiliates, of $15.3 million; and provided further that Neonode has not suffered any material adverse change since the date hereof.

4.
In the event the Merger Agreement is terminated and Neonode fails to complete the QIPO or Merger by December 31, 2007 (as amended in May 2007) due to circumstances beyond Neonode’s control, the bridge notes, including without limitation all accrued interest and other obligations under the bridge notes, shall be converted into common stock of the Neonode at a price per share equal to the fair market value of such shares as determined by negotiations between the Neonode and the holders of at least 50.1% of the aggregate outstanding principal amount of the bridge notes (the “Required Holders”), subject to compliance with applicable securities law; provided that (i) the pre-money valuation of the fully-diluted equity of Neonode in the event and at the time of such conversion, including for this purpose as equity all debt (other than (a) SEK 2,000 of debt held by Almi and (b) all principal and interest under the senior secured notes) held by stockholders or their affiliates, does not exceed $15.3 million, (ii) Neonode has not suffered any Material Adverse Change since the date hereof and (iii) the Lender and Neonode enter into an investor rights agreement which includes certain demand and piggyback registration rights, preemptive rights, tagalong rights with principal stockholders of Neonode, rights to Neonode information and a bar on issuance of toxic preferreds or other death spiral convertible securities, all as negotiated between the undersigned and the Required Holders. During the term of the bridge notes, Neonode shall not issue any equity securities or securities convertible into, exercisable to purchase or exchangeable for equity securities without offering to holders of the bridge notes rights to purchase up to a percentage (the “Percentage”) of such issue equal to the ratio of (A) the aggregate principal amounts of the senior secured notes then outstanding divided by (B) the sum of $15.3 million and such aggregate principal amounts, and shall not permit Neonode AB to issue any such securities or incur any indebtedness other than reasonable accounts payable.

In February 2007, we completed an additional $5.0 million convertible bridge note financing package that was offered proportionally to our Shareholders. Prior holders of bridge notes had first right to any subscription amounts not taken by other existing shareholders. The terms and conditions of these notes are substantially the same as for the existing bridge notes as amended on January 19,

As of March 31, 2007, Neonode had $2.9 million in cash and is not operating at cash breakeven. Unless Neonode is able to increase its sales to get to cash breakeven, Neonode will not have sufficient cash generated from its business activities to support its operations for the next twelve months.

Quantitative and Qualitative Disclosures About Market Risk

Our cash is subject to interest rate risk. We invest primarily on a short-term basis. Our financial instrument holdings at March 31, 2007 were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values. In our sensitivity analysis, the same change in interest rate was used for all maturities and all other factors were held constant. If interest rates increased by 10%, the expected effect on net loss related to our financial instruments would be immaterial. The functional currency of our foreign subsidiary is the applicable local currency, the Swedish krona and is subject to foreign currency exchange rate risk. Any increase or decrease in the exchange rate of the U.S. Dollar compared to the Swedish krona will impact Neonode’s future operating results. Certain of Neonode loans are in U.S. Dollars and fluctuations in the exchange rate of the U.S. Dollar compared to the Swedish krona will impact both the interest and future principal payments associated with these loans.

FINANCIAL STATEMENTS - SBE, INC.

The unaudited balance sheet for SBE as of April 30, 2007 and the related unaudited statements of operations and cash flows for each of the three and six months ended April 30, 2007 and 2006 are attached to this proxy statement as Annex E. You are encouraged to review such financial statements in their entirety.

FINANCIAL STATEMENTS - NEONODE INC.

The audited balance sheets for Neonode Inc. as of December 31, 2006 and 2005 and the related audited statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2006 and 2005 and the ten months ended December 31, 2004, together with the report of their independent registered public accounting firm, Öhrlings PricewaterhouseCoopers AB, are attached to this proxy statement as Annex F. The unaudited balance sheet for Neonode as of March 31, 2007 and the related unaudited statements of operations and cash flows for each of the three months ended March 31, 2007 and 2006 are attached to this proxy statement as Annex E. You are encouraged to review such financial statements in their entirety.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of March 31, 2007 is presented as if the proposed transaction with Neonode had occurred on the date of the balance sheet presented. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and three months ended March 31, 2007 are presented as if the proposed transaction with Neonode had occurred at the beginning of their fiscal years.  After the merger transaction with Neonode is completed, Neonode will be the acquirer for accounting purposes.

COMPARATIVE PER SHARE DILUTION AND DIVIDEND INFORMATION

The following table sets forth the historical per share information of us and Neonode and the combined per share data on an unaudited pro forma basis after giving effect to the merger. Also presented is Neonode’s equivalent pro forma per share data for one share of Neonode common stock. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

The unaudited pro forma per share information combines our financial information for our fiscal year ended October 31, 2006 with the financial information of Neonode for the Neonode fiscal year ended December 31, 2006, assuming the merger had occurred on the first day of the respective periods.

Historical book value per common share for us is computed by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at October 31, 2006 and for Neonode by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at December 31, 2006. Our unaudited pro forma combined per share data is derived from the unaudited pro forma combined financial statements that are included elsewhere in this proxy statement. The Neonode equivalent pro forma per share data is calculated by applying the exchange ratio of Neonode common shares to our common shares received.

Year Ended October 31, 2006 (SBE) or December 31, 2006 (Neonode)
(unaudited)
SBE Historical Per Share Data: (adjusted for a one for five reverse stock split effective April 2, 2007)
Basic and diluted net loss per common share	$(7.85)
Book value per common share	$1.51
Neonode Historical Per Share Data:
Basic and diluted net loss per share	$(1.82)
Book value (deficiency) per common share	$(2.31)
SBE Pro Forma Combined:
Basic and diluted net loss per common share	$(9.68)
Book value (deficiency) per share	$(1.59)
Neonode Equivalent Pro Forma Combined:
Basic and diluted net loss per common share	$(7.47)
Book value (deficiency) per share	$(1.15)

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is quoted on the Nasdaq Capital Market under the symbol SBEI. The following table presents quarterly information on the price range of our common stock, indicating the high and low bid prices reported by the Nasdaq Capital Market. These prices do not include retail markups, markdowns or commissions. As of December 31, 2006, there were approximately 1,039 holders of record of our common stock.

Historical per share amounts

Fiscal quarter ended
Fiscal 2007	January 31	April 30
High	$0.58	$4.00	(after 1 for 5 reverse stock split effective April 2, 2007)
Low	0.33	0.48

Fiscal 2006	January 31	April 30	July 31	October 31
High	$1.44	$1.08	$0.40	$0.38
Low	1.33	1.05	0.36	0.35
Fiscal 2005
High	$4.59	$3.55	$3.65	$3.50
Low	3.03	2.30	2.09	2.17

Historical per share amounts adjusted for one for five reverse stock split effective April 2, 2007

Fiscal quarter ended
Fiscal 2007	January 31	April 30
High	$2.90	$4.00
Low	1.65	2.40

Fiscal 2006	January 31	April 30	July 31	October 31
High	$7.20	$5.40	$2.0	$1.90
Low	6.65	5.25	1.80	1.75
Fiscal 2005
High	$22.95	$17.75	$18.25	$17.50
Low	15.15	11.50	10.45	10.85

There are no restrictions on our ability to pay dividends; however, it is currently the intention of our board of directors to retain all earnings, if any, for use in our business and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend, among other factors, upon our earnings, capital requirements, operating results and financial condition.

No active trading or public market exists for Neonode common stock. The shares of Neonode common stock are not listed on any exchange and are not traded in the over-the-counter market. As of July 3, 2007, the record date, there were [_____] stockholders of record who held shares of Neonode common stock. Neonode has never paid any cash dividends on its common stock.

DIRECTORS AND EXECUTIVE OFFICERS OF SBE
FOLLOWING THE MERGER

Board of Directors

Upon the completion of the merger, we expect our board of directors to be as follows:

NAME	AGE	POSITION
Per Bystedt	42	Chairman, Board of Directors
Susan Major	55	Director
John Reardon	44	Director
Johan Ihrfelt	39	Director
Magnus Goertz	37	Director

Per Bystedt - Mr. Bystedt served as the interim CEO of Neonode from October 2005 through July 2006. Since 1997, Mr. Bystedt has been the CEO of Spray AB, an internet investment company. From 1991 through 1997, Mr. Bystedt was the CEO of various television production and network companies including Trash Television, ZTV AB, TV3 Broadcasting Group Ltd and MTG AB. Since 1998 through the present, Mr. Bystedt has served as a member of the board of directors of Axel Johnson AB, since 2000 he has been a member of the board of directors of Eniro AB and since 2005 has been a member of the board of directors of Servera AB. Since 2004, Mr. Bystedt has been the chairman of the board of directors of AIK Fotboll AB. From 1997 through 2005 he served as a member of the board of directors of Ahlens AB, and from 1998 through 2000 he was the chairman of the board of directors of Razorfish, Inc.

Susan Major - Ms. Major is the co-founder and Managing Partner of DavenportMajor Executive Search. Her expertise working in the Technology industry spans more than 18 years with global high growth companies coupled with 10 additional years of search experience, including C-level executive placements for public and emerging, pre-IPO corporations. Ms. Major specializes in the wireless, telecom, software and semiconductor sectors and serves Fortune 500 companies like Motorola and Qualcomm. While at Motorola, Ms. Major introduced numerous technology products, including two-way radios, cellular handsets and a first generation PDA. At Ameritech, she led the marketing efforts that expanded their paging and wireless data services. Additionally, she has been awarded two patents in wireless messaging.

John Reardon -- Mr. Reardon has served as a director of SBE, Inc. (Nasdaq - SBEI) since February 2004. Mr. Reardon is the chairman of the compensation committee and member of the audit and nominating and governance committees of SBE, Inc. Mr. Reardon has served as President and member of the board of directors of The RTC Group, a technical publishing company since 1990. In 1994, Mr. Reardon founded a Dutch corporation, AEE, to expand the activities of The RTC Group into Europe. Mr. Reardon also serves on the board of directors of One Stop Systems, Inc., a computing systems and manufacturing company.

Johan Ihrfelt - Mr. Ihrfelt is currently the President and co-founder of O2 Energi, a renewable energy group in Sweden, designing, building and operating wind power plants as well as a reseller of environmentally friendly electricity. O2 also offers energy efficient solutions to businesses. Mr. Ihrfelt was one of the founders of Spray, a pioneer in internet service and portals. He served first as President of the parent company of Spray, and then as the CEO of the Spray portal group of companies with operations in eight countries. After the acquisition of Spray’s portal business by the German and American owned Lycos Europe, Mr. Ihrfelt and three other partners continued with Spray developing the company’s other operations. Other positions held by Mr. Ihrfelt include Vice President of Razorfish Inc., earlier listed on Nasdaq Stock Market, and Vice President of Lycos Europe NV, listed on the Frankfurt Stock Exchange. Mr. Ihrfelt also serves as a board member in a number of companies including Agent 25 Group AB, Yogayama AB and Fjord Network AB.

Magnus Goertz - Mr. Goertz co-founded Neonode in 2001 and served as CEO from 2001 through 2003. Since 2004 through the present, Mr. Goertz also served as a Vice President and business development manager. From 1999 through 2001, Mr. Goertz was a member of the board of directors of Repeatit AB, a company that specialized in radio design.

Executive Officers

Upon the completion of the merger, we expect our executive officers who are not also directors to be as follows:

NAME	AGE	POSITION
Mikael Hagman	39	President and Chief Executive Officer
David Brunton	57	Vice President, Finance, Chief Financial Officer, Secretary and Treasurer
Tommy Hallberg	38	Vice President of Operations
Thomas Eriksson	37	Vice President and Chief Technology Officer

Mikael Hagman - Mr. Hagman joined Neonode as Chief Executive Officer in March 2007 from Sony where he served as Chief Executive Officer for Sony Corp. in Sweden and Finland. During his eight years with Sony, Mr. Hagman held a number of positions and served on the board of Sony Nordic AS. While at Sony Mr. Hagman was nominated for several Pan European committees and participated in forums that developed Sony’s commercial strategies. Prior to Sony Mr. Hagman worked for United Biscuits Ltd in various leading sales and marketing roles across Nordic. He currently serves on the board of directors of AIK Fotboll AB, a publicly traded company listed on NGM (Nordic Growth Markets). AIK Fotboll AB is one of Sweden’s leading soccer clubs. He has served on the board of various industry associations (Consumer Electronics Association, Elektronik branchen, SRL).

David W Brunton -- Mr. Brunton joined SBE in November 2001 as Vice President, Finance, Chief Financial Officer, Secretary and Treasurer. From 2000 to 2001 he was the Chief Financial Officer for NetStream, Inc., a telephony broadband network service provider. Mr. Brunton is a certified public accountant.

Tommy Hallberg - Mr. Hallberg joined Neonode in 2005 as an Executive Vice President and is currently the Vice President of Operations of Neonode Inc. and the President of Neonode AB, the Company’s Swedish subsidiary operating unit. Prior to Neonode, from 2000 through 2005, he was the CEO of Cybernetics Solutions Nordic AB, a provider of solutions to reduce the cost of information technology operations.

Thomas Eriksson - Mr. Eriksson co-founded Neonode in 2001 as Vice President and Chief Technology Officer. Prior to founding Neonode AB, he founded several companies with products ranging from car electronics test systems and tools to GSM/GPRS/GPS based fleet management systems including M2M applications and wireless modems. Mr. Eriksson has over 15 years of experience in product design and electronics engineering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to Merger with Neonode

The following table sets forth certain information regarding the ownership of our common stock as of April 30, 2007 by: (i) each director and nominee for director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of SBE as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the persons and entities set forth below is c/o SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, California 94583.
	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total(2)

Andre Hedrick 4419 Sugarland Court Concord, CA 94521	279,680	12.4%

Kenneth G. Yamamoto (3)(4)	172,146	7.6%

John Reardon (3)	22,153	*

Ronald J. Ritchie (3)	27,229	1.2%

Marion M. (Mel) Stuckey (3)	22,153	*

John D’Errico (3)	21,216	*

David Brunton (3)	96,448	4.2%

Nelson Abal (3)	26,708	1.2%

Leo Fang (3)	71,938	3.2%

All executive officers and directors as a group (8 persons) (3)	459,991	20.4%

* Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Applicable percentages are based on 2,250,779 shares outstanding on April 30, 2007, adjusted as required by rules promulgated by the SEC.

(3)	Includes, 89,000, 15,500, 14,250, 15,500, 16,500, 69,000, 22,000 and 51,000 shares that Messrs. Yamamoto, Reardon, Ritchie, Stuckey, D’Errico, Brunton, Abal and Fang, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

(4)	Includes 12,000 shares held by UTMA as Custodian for Melanie Yamamoto and 12,000 shares held by UTMA as Custodian for Nicholas Yamamoto, the children of Mr. Yamamoto

After Merger with Neonode

The following table sets forth certain information regarding the estimated ownership of our common stock as of June 13, 2007 on a pro forma basis giving effect to the merger with Neonode by: (i) each director and nominee for director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of SBE/Neonode as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. The table reflects the conversion of Bridge Notes and certain other indebtedness into SBE common stock and warrants on effectiveness of the merger. Unless otherwise indicated, the address for each of the persons and entities set forth below is c/o SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, California 94583.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total(2)

AIGH Investment Partners LLC 6006 Berkeley Avenue Baltimore, MD 21209 (5)	4,869,024	21.5%

Per Bystedt (3)(4)	4,043,941	17.8%

Magnus Goertz (3)(6)	2,301,754	10.2%

Serwello AB (7)	1,467,975	6.5%

Thomas Eriksson (3)(8)	1,455,351	6.4%

Mikael Hagman (3)	269,029	1.2%

Tommy Hallberg (3)	122,175	*

David Brunton (3)	96,448	*

All executive officers and directors as a group (6 persons) (3)	8,641,866	38.1%

* less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Applicable percentages are based on 22,655,695 shares, the estimated number of shares outstanding after the Merger, not adjusted for any reverse stock split contemplated by this proxy statement.

(3)	Includes, 116,553, 296,680, 215,446, 211,914, 105,957 and 69,000 shares that Messrs. Bystedt, Goertz, Eriksson, Hagman, Hallberg and Brunton, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

(4)	Includes 2,987,384 shares and options or warrants to purchase an aggregate of 715,705 shares held by Iwo Jima Sarl and 211,861 shares and 12,438 warrants issuable to Spray AB. Iwo Jima Sarl and Spray AB may be deemed affiliates of Mr. Bystedt.

(5)	Includes, 1,623,008 shares that AIGH Investment Partners LLC has the right to acquire under common stock warrant agreements.

(6)	Includes 2,005,074 shares held by Athemis Limited, which may be deemed an affiliate of Mr. Goertz.

(7)	Includes, 35,558 shares that Serwello AB has the right to acquire under common stock warrant agreements.

(8)	Includes 1,239,905 shares held by Wirelesstoys Sweden AB, which may be deemed an affiliate of Mr. Ericksson.

OTHER MATTERS

Accountants

Representatives of BDO Seidman, LLP and Öhrlings PricewaterhouseCoopers AB are not expected to be present at the meeting.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
, 2007

ANNEX A

AMENDMENT NO. 1 TO AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of the 18th day of May, 2007 by and among SBE, INC., a Delaware corporation (“Parent”); COLD WINTER ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and NEONODE INC., a Delaware corporation (referred to herein as the “Company”).

WITNESSETH:

WHEREAS, the parties wish to amend the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 19, 2007, by and among the parties hereto (the “Original Merger Agreement,” and as amended hereby, the “Merger Agreement”),

WHEREAS, capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Original Merger Agreement,

WHEREAS, the Original Merger Agreement provides that the parties may amend such agreement at any time by written agreement of each party;

WHEREAS, as contemplated in the Original Merger Agreement, Griffin Securities, Inc. (“Griffin”) is entitled to receive the Griffin Warrants in its capacity as financial advisor to the Company; and

WHEREAS, the parties now mutually desire to amend the Original Merger Agreement to, among other things, (1) extend the time for Closing to September 30, 2007, (2) provide for a loan of an aggregate of $1,000,000 by Parent to the Company pursuant to a Note(s) in substantially the form set forth on Exhibit A hereto (the “SBE Note”), (3) authorize the Company to raise additional capital, (4) finalize computation of the Applicable Number, (5) accelerate delivery of the Griffin Warrant, and (6) clarify and correct certain other provisions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties consent to the amendment of the Original Merger Agreement pursuant to this Amendment and agree as follows:

1. Sections 8.1(e) and (f) of the Original Merger Agreement are hereby amended to change May 31, 2007 to September 30, 2007.

2. Section 1.5(b) of the Original Merger Agreement is hereby deleted in its entirety and replaced with the following:

“The Applicable Number shall be 3.5319, subject to adjustment from time to time as equitable in the event of stock splits, combinations, reclassifications, reorganizations or similar corporate transactions by either Parent or the Company.”

3. (a) The Company represents and warrants to Parent and Merger Sub that the representations and warranties made in Section 2.3 of the Original Merger Agreement are true and correct on the date hereof, other than as set forth in this Amendment. The representation and warranty made in the previous sentence shall be deemed a representation and warranty contained in Section 2 of the Merger Agreement.

(b) Parent represents and warrants to the Company that as of the date hereof, it has 2,250,779 shares of Parent Common Stock outstanding and warrants outstanding to purchase an additional 232,000 shares of Parent Common Stock. The representation and warranty made in the previous sentence shall be deemed a representation and warranty contained in Section 3 of the Merger Agreement.

4. Section 4.2(f) of the Original Merger Agreement is hereby amended so as to be and read in its entirety as follows:

“(f) the Company may sell, issue or authorize the issuance of (i) its capital stock or other security, (ii) options or rights to acquire any capital stock or other security, or (iii) instruments convertible into or exchangeable for any capital stock or other security, provided that (x) such securities are issued at or above the fair value thereof (except that such fair value requirement shall not apply to the issuance of Company Common Stock to employees upon the exercise of outstanding Company Options or to holders of warrants upon the exercise of Company Warrants) and (y) Parent specifically consents to the issuance of up to $3,000,000 of additional senior secured convertible notes having substantially the same terms as the Bridge Notes; and any such securities shall be converted at the Effective Time in accordance with the terms of this Agreement;”

5. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule are hereby amended and restated so as to be and read in its entirety as set forth on Annex 1 and Annex 2 hereto, respectively.

6. Section 2.4 of the Original Merger Agreement is hereby amended so as to be and read in its entirety as follows:

“2.4  Financial Statements.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The audited consolidated balance sheets of the Company as of December 31, 2005 and 2006 and the related audited income statements, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended; and

2

(ii) the unaudited balance sheet of the Company (the “Unaudited Interim Balance Sheet”) as of March 31, 2007 (the “Interim Statement Date”), and the related unaudited statements of income, cash flows and stockholders’ equity of the Company for the three months then ended.

(b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as permitted by GAAP and except that the financial statements referred to in Section 2.4(a)(ii) do not contain all footnotes required by GAAP and are subject to normal and recurring year-end audit adjustments, which are not expected, individually or in the aggregate, to be material in magnitude).”

7. Section 2.22 of the Original Merger Agreement is hereby amended so as to be and read in its entirety as follows:

“2.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding as of May 18, 2007 is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.”

8. The parties hereby agree that the Griffin Warrants may be issued by the Company on the date hereof.

9. The parties hereby agree that, notwithstanding Sections 4.2(m) and 5.2(k) or any other provisions of the Original Merger Agreement, Parent may issue the SBE Note to the Company.

10. Corporate Approvals.

(a) Subject to approval of the Merger by its stockholders, the Company has obtained all corporate approvals required in connection with this Amendment. The Company will obtain approval of the Merger by its stockholders within four business days after the execution of this Amendment.

(b) Subject to approval of the Merger by its stockholders, Parent has obtained all necessary corporate approvals required in connection with this Amendment.

11. Parent shall seek approval from the Company, which approval shall not be unreasonably withheld, for all expenditures in excess of $5,000, other than routine payments of leases or as set forth in Exhibit A hereto.

3

12. Miscellaneous.

(a) Except as specifically provided for in this Amendment, the terms of the Merger Agreement shall be unmodified and shall remain in full force and effect. For purposes of determining the accuracy of, or the occurrence of a breach of, a party’s representations and warranties in the Merger Agreement as of the date of the Original Merger Agreement, only those representations and warranties set forth in the Original Merger Agreement in its form as of such date shall apply and the modifications or supplements set forth in the Amendment shall have no effect. For purposes of determining the accuracy of a party’s representations and warranties in the Merger Agreement as of the Closing Date, only those representations and warranties set forth in the Merger Agreement as amended by this Amendment shall apply. For purposes of determining the compliance with, or the occurrence of a breach of, a party’s covenants in the Merger Agreement prior to the date of this Amendment, only those covenants set forth in the Original Merger Agreement in its form as of the date of the Original Merger Agreement shall apply and the modifications or supplements set forth in this Amendment shall have no effect. For purposes of determining the compliance with, or the occurrence of a breach of, a Party’s covenants in the Merger Agreement after the date of this Amendment, only those covenants set forth in the Merger Agreement as amended by this Amendment shall apply.

(b) This Amendment shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Amendment nor any rights or obligations hereunder shall be assigned or delegated by party except in connection with an assignment of the Merger Agreement in accordance with the terms thereof. Any purported assignment in violation of this provision is void.

(c) This Amendment is not intended to confer upon any person or entity other than the parties and their permitted assigns any rights or remedies.

(d) This Amendment may be amended only by a written instrument signed by each of the parties.

(e) This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

(f) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

[Remainder of page intentionally left blank; signature page follows.]

4

Signature Page
to
Amendment No. 1 to Agreement and Plan of Merger and Reorganization

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals on the day and year first above written.

SBE, INC., a Delaware Corporation

By:	/s/ Greg Yamamoto
Name: Greg Yamamoto Title: President & CEO

COLD WINTER ACQUISITION CORPORATION, a Delaware Corporation

By:	/s/ Greg Yamamoto
Name: Greg Yamamoto Title: President & CEO

NEONODE INC., a Delaware Corporation

By:	/s/ Mikael Hagman
Name: Mikael Hagman Title: President & CEO

ANNEX A

NEONODE INC.

SBE NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT (the “Agreement”) dated as of May 18, 2007 among NEONODE INC., a Delaware corporation (“Company”), and SBE, Inc., a Delaware limited liability company ( “SBE” or the “New Investor”).

Background: The Company desires to sell to the New Investor, and the New Investor desires to purchase, in two closings, senior secured notes, in substantially the form attached hereto as Exhibit 1 (the “Notes”) in aggregate principal amount of $1,000,000.

On February 28, 2006, November 20, 2006 and January 22, 2007, the Company sold senior secured notes in aggregate principal amount of $10,000,000 (the “Bridge Notes”) to accredited and non-US investors (collectively in this capacity, the “Bridge Investors”), and in connection therewith (i) the Company entered into the Security Agreement with AIGH (as agent for the Bridge Investors), (ii) the Intercreditor Agreement was amended and restated to reflect the issuance of additional Bridge Notes, and (iii) the Pledgors entered into the Stockholder Pledge Agreements with the Bridge Investors.

The Company intends to sell additional Senior Secured Notes, substantially similar to the Bridge Notes, in the principal amount of up to $3,000,000 (the “May 2007 Notes”). The proceeds from the Notes and the May 2007 Notes are necessary for the development and continuance of the business of the Company and each of its Subsidiaries.

The Company has entered into an Agreement and Plan of Merger and Reorganization, dated January 19, 2007 (the “Merger Agreement”), by and among the Company, SBE and Cold Winter Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SBE (“Merger Sub”), which provides for a merger (the “Merger”) of the Company with and into Merger Sub.

Certain Definitions:

“AIGH” means AIGH Investment Partners, LLC, a Delaware limited liability company.

“Capitalization Table” means the Capitalization Table attached as Exhibit 7 to this Agreement.

“Certificate of Incorporation” has the meaning set forth in Section 2.2.

“Closing” or “Closings” have the meanings set forth in Section 1.2.

“Collateral” has the meaning set forth in the Security Agreement, as amended, a copy of which is included with Exhibit 2 hereto.

“Common Stock” shall mean stock of the Company of any class (however designated) whether now or hereafter authorized, which generally has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage, including the Company’s Common Stock, $.01 par value per share.

“Company” includes the Company and any Person which shall succeed to or assume, directly or indirectly, the obligations of the Company hereunder.

“Company Disclosure” means the disclosure materials in the form attached as Exhibit 6 to this Agreement.

“First Closing” has the meaning set forth in Section 1.2.

“First Closing Date” has the meaning set forth in Section 1.2.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Guaranties” means the respective guaranties, dated February 28, 2006, as amended, delivered to the investors identified on Exhibit A of the Stockholder Pledge Agreements, respectively, copies of which are included with Exhibit 4 hereto.

“Guarantors” means each of Thomas Erickson, Magnus Goertz and Per Bystedt, each as a party to his respective Guaranty.

“Intercreditor Agreement” means the Intercreditor Agreement, dated February 28, 2006, as amended, between AIGH and Petrus.

“Material Adverse Change” shall mean any change in the facts represented by the Company in the Agreement or the business, financial condition, results of operation, prospects, properties or operations of the Company and its Subsidiaries taken as a whole which may have a material adverse effect on the value of the Common Stock of the Company.

“Material Adverse Effect” shall mean a material adverse effect on the operations, assets, liabilities, financial condition, prospects or business of the Company.

“May 2007 Notes” has the meaning set forth in the recitals.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Neonode AB” means Neonode AB, a Swedish corporation.

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“Notes” has the meaning set forth in the recitals.

“Own” shall mean own beneficially, as that term is defined in the rules and regulations of the SEC.

“Petrus” means Petrus Holdings, SA, a corporation organized under the laws of Luxembourg.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity, any university or similar institution, or any government or any agency or instrumentality or political subdivision thereof.

“Pledged Collateral” has the meaning set forth in the Stockholder Pledge Agreements, as amended, copies of which are included with Exhibit 3 hereto.

“Pledgors” means Rector AB (or its successor in interest, Athemis Limited), Iwo Jima Sarl and Wirelesstoys Sweden AB, each as a party to its respective Stockholder Pledge Agreement.

“Proprietary Assets” shall mean any: (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset relating to the foregoing; or (ii) right to use or exploit any of the foregoing.

“SEC” means the Securities and Exchange Commission.

“Second Closing” has the meaning set forth in Section 1.2.

“Second Closing Date” has the meaning set forth in Section 1.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated February 28, 2006, as amended, between the Company and AIGH, as agent for the Bridge Investors, a copy of which is included with Exhibit 2 hereto.

“Stockholder Pledge Agreements” means the Stockholder Pledge and Security Agreements, dated February 28, 2006, as amended, between the Bridge Investors and each of the Pledgors, respectively, copies of which are included with Exhibit 3 hereto.

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“Subsidiary” shall mean, immediately prior to each Closing, any corporation of which stock or other interest having ordinary power to elect a majority of the board of directors (or other governing body) of such entity (regardless of whether or not at the time stock or interests of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is, immediately prior to the applicable Closing, directly or indirectly Owned by the Company or by one or more of its Subsidiaries.

“U.S. person” shall have the meaning set forth in Regulation S of the SEC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Purchase and Sale of Notes.

1.1. Sale and Issuance of Notes. The Company shall sell to the New Investor and the New Investor shall purchase from the Company, Notes in an aggregate principal amount of $1,000,000 at par, subject to acceptance, in whole or in part, by the Company.

1.2. Closings. The purchase and sale of the Notes hereunder shall take place in two closings (each a “Closing” and collectively, the “Closings”). The first closing (the “First Closing”) hereunder shall be for $500,000 in principal amount of Notes and shall take place within three business days after the date hereof (the “First Closing Date”). A second closing (the “Second Closing”) for the purchase and sale of an additional $500,000 in principal amount of Notes shall take place on a date requested by Investor, but no later than June 15, 2007 (the “Second Closing Date”). Each Closing shall take place at the offices of Hahn & Hessen LLP, the Company’s counsel, in New York, New York, or at such other location as is mutually acceptable to the New Investor and the Company.

1.3. Conditions of the First Closing. The obligation of the New Investor to complete the purchase of the Notes at the First Closing is subject to fulfillment of the following conditions:

(a) the Company and AIGH shall execute and deliver Amendment 3 to the Security Agreement, dated the First Closing Date, in the form attached as Exhibit 2 (“Security Agreement Amendment No. 3”);

(c) each Pledgor and AIGH shall execute and deliver the appropriate Amendment 3 to such Pledgor’s respective Stockholder Pledge Agreement, dated the First Closing Date, each in substantially the form attached as Exhibit 3 (“Stockholder Pledge Amendment No. 3”);

(d) each Guarantor and AIGH shall execute and deliver the appropriate Amendment 3 to such Guarantor’s respective Guaranty, dated the First Closing Date, each in substantially the form attached as Exhibit 4 (“Guaranty Amendment No. 3”, and with the Agreement, the Notes, Security Agreement Amendment No. 3, Stockholder Pledge Amendment No. 3 and the other documents required in connection with the transactions contemplated in the Agreement, the “Transaction Documents”);

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(e) the Company shall have executed and delivered all documents, such as financing statements and assignments, reasonably requested by counsel for the New Investor; and

(f)  the absence of any Material Adverse Change since the date hereof.

1.4. Conditions of the Second Closing. The obligation of the New Investor to complete the purchase of the Notes at the Second Closing is subject to fulfillment of the following condition:

(a) the Merger Agreement shall have not have been terminated as of the Second Closing Date.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the New Investor as follows:

2.1. Corporate Organization; Authority; Due Authorization.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or lease its properties as and in the places where such business is now conducted and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify, individually or in the aggregate, would have a Material Adverse Effect. Set forth in the Company Disclosure is a complete and correct list of all Subsidiaries. Each Subsidiary is duly incorporated, and validly existing under the laws of its jurisdiction of incorporation and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect.

(b) The Company (i) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (ii) has been authorized by all necessary corporate action to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (the “Contemplated Transactions”). Each of this Agreement and the other Transaction Documents is a valid and binding obligation of the Company enforceable in accordance with its terms except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

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2.2. Capitalization. The authorized capital stock of the Company is 10,000,000 shares of Common Stock, $.01 par value per share. Except as contemplated by this Agreement, and as set forth in the Capitalization Table, there are (i) no outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements obligating the Company or Neonode AB to purchase or otherwise acquire or issue any shares of capital stock of the Company or Neonode AB (or shares reserved for such purpose), (ii) no preemptive rights contained in the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), By-Laws of the Company or contracts to which the Company is a party or rights of first refusal with respect to the issuance of additional shares of capital stock of the Company, and (iii) no commitments or understandings (oral or written) of the Company or Neonode AB to issue any shares, warrants, options or other rights. Except as disclosed in the Company Disclosure with respect to each Subsidiary, (x) all the issued and outstanding shares of the Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, (y) except as disclosed in the Company Disclosure, there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Subsidiary’s capital stock or any such options, rights, convertible securities or obligations, and (z) the Company owns 100% of the outstanding equity of each Subsidiary. The Capitalization Table sets forth accurately and completely the capitalization of the Company as of the date hereof and the anticipated capitalization of SBE after giving effect to the Merger.

2.3. Validity of Notes. The issuance of the Notes has been duly authorized and upon each Closing the Notes are valid and binding and will be in full force and effect and enforceable in accordance with their terms.

2.4. Private Offering. Neither the Company nor anyone acting on its behalf has within the last 12 months issued, sold or offered any security of the Company (including, without limitation, any Notes) to any Person under circumstances that would cause the issuance and sale of the Notes, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act.

2.5. Brokers and Finders. The Company has not retained any investment banker, broker or finder in connection with the Contemplated Transactions. The Company has, however, retained Griffin Securities, Inc., as an advisor in connection with the Merger.

2.6. Financial Statements; Absence of Certain Changes. Each of (a) the audited balance sheet of the Company as of December 31, 2006, (b) the audited statements of income, and that the unaudited statements may not contain all footnotes required by generally accepted accounting principles, retained earnings and cash flows of the Company for the period ended on December 31, 2006, and (c) the audited statements of income, retained earnings and cash flows of the Company for the period ended on December 31, 2006, included in the Company Disclosure (including any related notes and schedules, if any), (the “Financial Statements”) fairly presents, in all material respects, the financial position of the Company, or the results of operations, retained earnings or cash flows, as the case may be, of the Company as of the referenced date or for the periods set forth therein (subject to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including for taxes, that would be required to be reflected on, or reserved against in, Financial Statements, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the Financial Statements; and (ii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect. Other than the indebtedness as set forth in the Financial Statements or the Company Disclosure, neither the Company nor any Subsidiary has any indebtedness other than reasonable accounts payable. Except as specifically contemplated by this Agreement or as set forth in the Company Disclosure and the Financial Statements, there has not been any Material Adverse Change since December 31, 2006.

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2.7. Litigation. Except as set forth in the Company Disclosure, there are no claims, actions, suits, investigations, inquiries or proceedings (“Actions”) pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, or any officer, director, employee or agent thereof in his or her capacity as such, at law or in equity, or before or by any court, tribunal, arbitrator, mediator or any federal or state commission, board, bureau, agency or instrumentality that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, there is no factual or legal basis for any such Action. The Company and each Subsidiary is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by the Company or any Subsidiary currently pending or which the Company or any Subsidiary intends to initiate.

2.8. Proprietary Assets.

(a) The Company Disclosure sets forth, with respect to each Proprietary Asset of the Company and any Subsidiary registered with or issued by any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company Disclosure identifies and provides a brief description of all other Proprietary Assets owned by the Company and any Subsidiary, and identifies and provides a brief description of each Proprietary Asset licensed to the Company and any Subsidiary by any person (except for any Proprietary Asset that is licensed to the Company or any Subsidiary under any third party license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company or Subsidiary, as appropriate. Except as set forth in the Company Disclosure, the Company and its Subsidiaries, as a whole, have good, valid and marketable title to, or have a valid right to use, all of the Proprietary Assets used in the Company’s business (including without limitation all Proprietary Assets identified in the Company Disclosure), free and clear of all liens and other encumbrances to the knowledge of the Company; and are not obligated to make any payment to any person for the use of any Proprietary Asset. The Company and each Subsidiary has not developed jointly with any other person any Proprietary Asset with respect to which such other person has any rights. Except as set forth in the Company Disclosure, none of which shall have a Material Adverse Effect, the Company has no knowledge that any other person has any right, title or interest in any of the Proprietary Assets of the Company or its Subsidiaries.

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(b) The Company and its Subsidiaries, as appropriate, have taken reasonable and customary measures and precautions to protect and maintain the confidentiality and secrecy of all Proprietary Assets of the Company and its Subsidiaries (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets of the Company and its Subsidiaries. Each employee, officer, director, consultant and contractor (not including contractors without access to confidential information of the Company) of the Company and its Subsidiaries (each, an “Employee”) has entered into and executed an agreement providing for (i) the assignment to the Company (or to any of its Subsidiaries) of personal rights or claims to Proprietary Assets for which such Employee’s personal rights or claims arose out of the scope of his/her employment or retainer by the Company or its Subsidiaries and (ii) the nondisclosure of confidential information acquired by the Employee with respect to the Proprietary Assets of the Company and its Subsidiaries or an employment or consulting agreement containing substantially similar terms. Except as set forth in the Company Disclosure, the Company and each Subsidiary has not (other than pursuant to license agreements identified in the Company Disclosure) disclosed or delivered to any person, or permitted the disclosure or delivery to any person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset of the Company or its Subsidiaries, (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset of the Company or its Subsidiaries or (iii) any patent applications (except as required by law).

(c) (i) To the knowledge of the Company, none of the Proprietary Assets of the Company or its Subsidiaries necessary for the conduct of their businesses infringes or conflicts with any Proprietary Asset owned or used by any other Person, (ii) to the knowledge of the Company, the Company and each Subsidiary is not infringing, misappropriating or making any unlawful use of, and the Company and each Subsidiary has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other person, and (iii) to the knowledge of the Company, no other person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person infringes or conflicts with, any Proprietary Asset of the Company or its Subsidiaries.

(d) There has not been any claim by any customer or other person alleging that any Proprietary Asset of the Company or its Subsidiaries (including each version thereof that has ever been licensed or otherwise made available by the Company or its Subsidiaries to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company or its Subsidiaries, and, to the knowledge of the Company, there is no basis for any such claim.

(e) The Company is not knowledgeable of any Proprietary Asset owned or used by any other person (except for any Proprietary Asset that is licensed to the Company or any Subsidiary under any third party license set forth in the Company Disclosure or would otherwise be commercially available) necessary to enable the Company and each Subsidiary to conduct its businesses in the manner in which such businesses have been and are being conducted or are expected to be conducted pursuant to the Company Disclosure. Neither the Company nor any Subsidiary has licensed, or agreed to license, any of its Proprietary Assets to any person on an exclusive, semi-exclusive or royalty-free basis. Neither the Company nor any Subsidiary has entered into any covenant not to compete or contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any person. Without limitation on the foregoing, except as set forth in the Company Disclosure, no officer, director or Stakeholder, either as an individual or through an affiliate, has any claim to own or any other rights to use any of the Proprietary Assets.

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(f) Except as set forth in the Company Disclosure, the Company is not knowledgeable that any Employee is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company and its Subsidiaries, as appropriate, or to promote the interests of the Company and its Subsidiaries, as appropriate, or that would conflict with the Company’s or its Subsidiaries’ business as proposed to be conducted. The Company does not believe it is or will be necessary to utilize any inventions of any Employees (or persons the Company or its Subsidiaries currently intend to hire) made prior to their employment or retainer by the Company or its Subsidiaries, as appropriate, which have not been assigned to the Company. To the Company’s knowledge, after due inquiry, at no time during the conception of, or reduction to practice, or development of, any of the Company’s or its Subsidiaries’ Proprietary Assets was any developer, inventor or other contributor to such Proprietary Assets operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or its Subsidiaries’ rights in such Proprietary Assets.

(g) The Company believes that the exceptions, qualifications and other disclosures relating to the Proprietary Assets set forth in the Company Disclosure shall not have a Material Adverse Effect in the aggregate.

2.9. Company Disclosure. No representation or warranty of the Company herein, no exhibit or schedule hereto, and no information contained or referenced in the Company Disclosure, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3. Representations and Warranties of the New Investor. The New Investor represents and warrants to the Company as follows:

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3.1. The New Investor (i) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (ii) if applicable has been authorized by all necessary corporate or equivalent action to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. Each of this Agreement and the other Transaction Documents to which the New Investor is a party is a valid and binding obligation of the New Investor enforceable in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

3.2. The New Investor has not retained any investment banker, broker or finder in connection with the Contemplated Transactions.

3.3. The Notes will be acquired for investment for the New Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof such that the New Investor would constitute an “underwriter” under the Securities Act.

3.4. The New Investor understands and acknowledges that the offering of the Notes pursuant to this Agreement will not be registered under the Securities Act or qualified under any state securities laws on the grounds that the offering and sale of the Notes are exempt from registration and qualification, respectively, under the Securities Act and the Blue Sky Laws.

3.5. The New Investor represents that (i) the New Investor is able to fend for itself in the Contemplated Transactions; (ii) the New Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the New Investor’s prospective investment in the Notes; (iii) the New Investor recognizes that its investment in the Notes involves a high degree of risk which may result in the loss of the total amount of its investment and can afford the complete loss of such investment (iv) the New Investor recognizes that the Company has a very limited operating history upon which an evaluation of its business and prospects can be based; (v) the New Investor recognizes that the Company's prospects must be considered in light of its limited operating history, together with the expenses, difficulties, uncertainties and delays frequently encountered in connection with the early phases of a new business; and (vi) the New Investor recognizes that there can be no assurance that the Company will ever achieve any time soon or sustain profitability.

3.6. The New Investor has read and had the opportunity to discuss with management of the Company: (i) this Agreement, (ii) the Merger Agreement, (iii) the Company Disclosure and (iv) the Risk Factors in the form attached as Exhibit 5 hereto.

3.7 The New Investor (i) qualifies as an “accredited investor” as such term is defined under Rule 501 promulgated under the Securities Act, and (ii) the New Investor has not been organized for the purpose of purchasing the Notes.

4. Securities Laws; Certain Covenants of New Investor.

4.1. The New Investor agrees that the Notes may not be sold by the New Investor without registration under the Securities Act or an exemption therefrom, and therefore the New Investor may be required to hold the Notes for an indeterminate period.

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4.2. The New Investor agrees that the obligations under the Notes shall be subject to the Security Agreement, Stockholder Pledge Agreement and the Intercreditor Agreement, each as amended as contemplated herein. AIGH shall have no duty to the New Investor arising out of its actions or failure to act under the Security Agreement, Stockholder Pledge Agreement, the Intercreditor Agreement or Guaranties, each as amended as contemplated herein, provided that AIGH shall apply the same standard of care as it would use in determining whether to act under such agreements in its capacity as a New Investor.

4.4. The New Investor agrees to indemnify AIGH from and against any and all reasonable claims, losses, and liabilities (including, without limitation, reasonable attorney fees) arising out of or resulting from the Notes, Security Agreement, Stockholder Pledge Agreement, the Intercreditor Agreement or Guaranties, each as amended as contemplated herein, except claims, losses, or liabilities resulting from the gross negligence or willful misconduct of AIGH.

4.5. The New Investor will upon demand pay the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of counsel and of any experts and agents, which AIGH may incur in connection with (i) the preparation and administration of the Security Agreement, Stockholder Pledge Agreement, the Intercreditor or Guaranties, each as amended as contemplated herein; (ii) the exercise or enforcement of any of the rights of AIGH or the New Investor thereunder; or (iii) the failure by the New Investor to perform or observe any of the provisions hereof or thereof.

4.6. The New Investor hereby appoints AIGH as its agent under the Security Agreement with respect to the Collateral and the creation, perfection, priority, preservation, protection and enforcement of a security interest therein in accordance with the terms of the Security Agreement. The New Investor hereby authorizes AIGH to take such actions with respect to the Collateral, for the pro-rata benefit of the New Investor, and the Bridge Investors in accordance with Section 9 of the Security Agreement, as AIGH determines to take in its sole discretion, and the New Investor agrees to indemnify and hold harmless AIGH for all costs, claims or expenses (including without limitation attorneys’ fees and expenses) in connection with such actions taken or omitted to be taken, except to the extent resulting from the gross negligence or willful misconduct of AIGH. AIGH shall provide prompt notice of any material action under the Security Agreement to the New Investor.

4.7. The New Investor hereby appoints AIGH as its agent under the Stockholder Pledge Agreements with respect to the Pledged Collateral and the creation, perfection, priority, preservation, protection and enforcement of a security interest therein in accordance with the terms of the Stockholder Pledge Agreements. The New Investor hereby authorizes AIGH to take such actions with respect to the Pledged Collateral, for the pro-rata benefit of the New Investor and the Bridge Investors in accordance with Section 9 of the Stockholder Pledge Agreements, as AIGH determines to take in its sole discretion, and the New Investor agrees to indemnify and hold harmless AIGH for all costs, claims or expenses (including without limitation attorneys’ fees and expenses) in connection with such actions taken or omitted to be taken, except to the extent resulting from the gross negligence or willful misconduct of AIGH. AIGH shall provide prompt notice of any material action under the Stockholder Pledge Agreements to the New Investor.

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5. Additional Covenants of the Company.

5.1. Form D. As soon as is practicable following each Closing, the Company shall prepare and file with the SEC a Form D concerning the sale of the Notes.

5.2. Financial Reports and Tax Returns. Until the Company is a public company required to file financial reports with the U.S. Securities and Exchange Commission, the Company will furnish or will cause to be furnished to the New Investor:

(a) within 90 days after the end of each fiscal quarter and fiscal year of the Company, respectively, financial statements (including income statement and balance sheet) in accordance with generally accepted accounting standards (except that interim financial statements need not contain footnotes or normal year-end adjustments); and

(b) within 90 days after the end of each fiscal year of the Company, an independent certified audit of financial statements for such fiscal year.

6. Miscellaneous.

6.1. Entire Agreement; Successors and Assigns. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative to the subject matter hereof and thereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. This Agreement and the other Transaction Documents supersede any previous agreement among the parties with respect to the Notes. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Except as expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.2. Survival of Representations and Warranties. All representations and warranties of the Company shall survive the execution and delivery of this Agreement and the Closings hereunder and shall continue in full force and effect for one year after the Second Closing. The covenants of the Company set forth in Section 5 shall remain in effect as set forth therein.

6.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified in Section 6.6 (or as otherwise noticed to the other party). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

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6.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5. Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

6.6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon (i) personal delivery, (ii) delivery by fax (with answer back confirmed) or (iii) delivery by electronic mail (with reception confirmed), addressed to a party at its address or sent to the fax number or e-mail address shown below or at such other address, fax number or e-mail address as such party may designate by three days advance notice to the other party.

Any notice to the New Investor shall be sent to:

if to New Investor:

SBE, Inc.
Attn: David Brunton
4000 Executive Parkway
Suite 200
San Ramon, CA 94583
Facsimile: (925) 355-2041

with a copy to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111-5800
Attention: Jodie Bourdet, Esq.
Fax: 415-693-2222

Any notice to the Company shall be sent to:

Neonode Inc.
Biblioteksgatan 11
S111 46 Stockholm, Sweden
Attention: President
Fax Number: +46-8-678 18 51

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with a copy to:

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attention: James Kardon, Esq.
Fax Number: (212) 478-7400

6.7. Rights of Transferees. Any and all rights and obligations of the New Investor herein incident to the ownership of Notes shall pass successively to all subsequent transferees of such securities until extinguished pursuant to the terms hereof.

6.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or any other provision of this Agreement.

6.9. Expenses. Irrespective of whether the Closings are effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. The New Investor shall be responsible for all costs incurred by the New Investor in connection with the negotiation, execution, delivery and performance of this Agreement including, but not limited to, legal fees and expenses.

6.10. Amendments and Waivers. Unless a particular provision or section of this Agreement requires otherwise explicitly in a particular instance, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the principal amount of the Notes. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon each holder of any Notes at the time outstanding (including securities into which such Notes are convertible), each future holder of all such Notes, and the Company.

6.11. Conflicts. The Company and the New Investor (i) acknowledge that Hahn & Hessen LLP, counsel to the Company in the Contemplated Transactions and the Merger, has acted, and from time to time continues to act, as counsel to (A) the Bridge Investors or affiliates thereof, in connection with the Bridge Notes, and (B) AIGH in connection with the Bridge Notes, the Security Agreement, investments in SBE, and in unrelated matters, (ii) consent to the representation of the Company and such other representation of the Bridge Investors, or affiliates thereof, by Hahn & Hessen LLP, (iii) acknowledge that partners of Hahn & Hessen LLP own securities of SBE constituting less than 0.2% of outstanding stock of SBE, and (iv) waive any conflicts of interest claim which may arise from any or all of the foregoing.

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[signature page follows]

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SIGNATURE PAGE
TO
NEONODE INC.
SBE NOTE PURCHASE AGREEMENT
Dated May 18, 2007

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 18th day of May, 2007, and execution of this Agreement shall constitute execution of the consent to the applicable Stockholder Pledge Agreement, Guaranties and the Security Agreement, each as amended.

SBE, INC.

By: /s/ David W. Brunton
Name: David W. Brunton
Title: CFO

ACCEPTED AND AGREED:

NEONODE INC.

By: /s/ Mikael Hagman

Name: Mikael Hagman
Title: President & CEO
Dated: May 18, 2007

EXHIBITS
TO THE SBE NOTE PURCHASE AGREEMENT

Exhibit 1:	Form of Note

Exhibit 2:	Form of Security Agreement Amendment No. 3, Security Agreement Amendment No. 2, Security Agreement Amendments No. 1 and Security Agreement

Exhibit 3:	Form of Stockholder Pledge Amendment No. 3, Stockholder Pledge Amendment No. 2, Stockholder Pledge Amendment No. 1 and Stockholder Pledge Agreements, for each of
Rector AB
Iwo Jima Sarl
Wirelesstoys

Exhibit 4:	Form of Guaranty Amendment No. 3, Guaranty Amendment No. 2, Guaranty Amendment No. 1 and Guaranties, for each of:
Per Bystedt
Thomas Eriksson
Magnus Goertz

Exhibit 5:	Risk Factors

Exhibit 6:	Company Disclosure

Exhibit 7:	Capitalization Table

ANNEX C
SBE, INC.

2006 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: JANUARY 17, 2006
APPROVED BY THE STOCKHOLDERS: MARCH 21, 2006
TERMINATION DATE: JANUARY 16, 2016
1. GENERAL.

(a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors, and Consultants.

(b) Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, and (iii) Stock Bonus Awards.

(c) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 10(a).

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(d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

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Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of two (2) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means SBE, Inc., a Delaware corporation.

(i) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

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(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 13, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the last market trading day prior to the day of determination, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

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(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board and in a manner consistent with Section 260.140.50 and Section 409A of the Code.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

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(bb) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(cc) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(dd) “Plan” means this SBE, Inc. 2006 Equity Incentive Plan.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ff) “Section 260.140.41” means Section 260.140.41 of Title 10 of the California Code of Regulations.

(gg) “Section 260.140.42” means Section 260.140.42 of Title 10 of the California Code of Regulations.

(hh) “Section 260.140.45” means Section 260.140.45 of Title 10 of the California Code of Regulations.

(ii) “Section 260.140.46” means Section 260.140.46 of Title 10 of the California Code of Regulations.

(jj) “Section 260.140.50” means Section 260.140.50 of Title 10 of the California Code of Regulations.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Stock Award” means any right granted under the Plan, including an Option and a Stock Bonus Award.

(mm) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(nn) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7.

(oo) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

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(pp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(qq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan shall be granted Stock Awards; (2) when and how each Stock Award shall be granted; (3) what type or combination of types of Stock Award shall be granted; (4) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(iv) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan; (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Stock Bonus Award, (C) cash, and/or (D) other valuable consideration (as determined by the Board, in its sole discretion); or (3) any other action that is treated as a repricing under generally accepted accounting principles. Shares subject to an Option canceled under this Section 3(b)(iv) shall continue to be counted against the maximum award of Options permitted to be granted pursuant to Section 5(c) of the Plan. The repricing of an Option under this Section 3(b)(iv), resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to Section 5(c) of the Plan. The exercise price per share of Common Stock shall not be less than that specified under the Plan for newly granted Stock Awards (including Ten Percent Stockholders), except that the Board may grant an Option with a lower exercise price if such Option is granted as part of a transaction to which Section 424(a) of the Code applies.

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(v) To amend the Plan or a Stock Award as provided in Section 11.

(vi) To terminate or suspend the Plan as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

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(d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following: (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Options and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Options granted to such Officers and Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Options granted by such Officer and that such Officer may not grant an Option to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Common Stock pursuant to Section 2(s)(ii) above.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate one million five hundred thousand (1,500,000) shares of Common Stock.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), then the number of shares that are not delivered shall revert to and again become available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of such tendered shares shall revert to and again become available for issuance under the Plan.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 4(b), subject to the provisions of Section 10(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be one million five hundred thousand (1,500,000) shares of Common Stock.

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(d) Share Reserve Limitation. Notwithstanding anything to the contrary in Section 4(a), if at the time of each grant of a Stock Award under the Plan, the Company is subject to Section 260.140.45, the total number of securities issuable upon exercise of all outstanding options and the total number of shares provided for under this Plan and any other stock bonus or similar plan or agreement of the Company shall not exceed 30% of the then outstanding capital stock of the Company (as determined pursuant to Section 260.140.45), unless stockholder approval has been obtained in compliance with Section 260.140.45 to exceed 30%, in which case the limit shall be such higher percentage as approved by the stockholders.

(e) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.

(i) A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(ii) To the extent that the Company is subject to Section 260.140.41 at the time the Option is granted, a Ten Percent Stockholder shall not be granted a Nonstatutory Stock Option unless the exercise price of such Option is at least (i) one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant.

(c) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted Options covering more than one hundred fifty thousand (150,000) shares of Common Stock during any calendar year.

(d) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

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6. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of grant, or such shorter period specified in the Option Agreement.

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash or check;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations;

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(v) according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (ii) the treatment of the Option as a variable award or classification of the Option as a liability award for financial accounting purposes; or

(vi) in any other form of legal consideration that may be acceptable to the Board.

(e) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(f) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

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(g) Minimum Vesting. Notwithstanding the provisions of Section 6(f), to the extent that the Company is subject to the following restrictions on vesting under Section 260.140.41(f) at the time of the grant of the Option, then:

(i) Options granted to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted, subject to reasonable conditions such as continued employment; and

(ii) Options granted to Officers, Directors or Consultants may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

(h) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period, to the extent that the Company is subject to Section 260.140.41 at the time the Option is granted, shall not be less than thirty (30) days unless such termination is for cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(j) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period, to the extent that the Company is subject to Section 260.140.41 at the time the Option is granted, shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

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(k) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(e)(iii), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period, to the extent that the Company is subject to Section 260.140.41 at the time the Option is granted, shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(l) Early Exercise. The Option may include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in Section 9(h), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 9(h) is not violated, the Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.
7. STOCK BONUS AWARD PROVISIONS.

Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical; provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Consideration. A Stock Bonus Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(b) Vesting. Subject to the “Repurchase Limitation” in Section 9(h), shares of Common Stock awarded under a Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

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(c) Termination of Participant’s Continuous Service. Subject to the “Repurchase Limitation” in Section 9(h), in the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(d) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

8. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. MISCELLANEOUS.

(a) Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement, or other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

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(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; [provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability); or (iii) by such other method as may be set forth in the Stock Award Agreement.

(g) Information Obligation. To the extent that the Company is subject to Section 260.140.46, the Company shall deliver financial statements to Participants at least annually. This Section 9(g) shall not apply to key Employees whose duties in connection with the Company assure them access to equivalent information.

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(h) Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award, and the repurchase price may be either the Fair Market Value of the shares of Common Stock on the date of termination of Continuous Service or the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. To the extent that the Company is subject to Section 260.140.41 and Section 260.140.42 at the time a Stock Award is made, any repurchase option contained in a Stock Award granted to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

(i) Fair Market Value. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant, and (ii) the right terminates when the shares of Common Stock become publicly traded.

(ii) Original Purchase Price. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase, or (ii) their original purchase price, then (x) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant.

(i) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.
10. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) Capitalization Adjustments. If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 5(c), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

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(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).

(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

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(iii) Stock Awards Held by Former Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (ii) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

11. AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law.

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(b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(e) Amendment of Stock Awards. The Board, at any time and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

12. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

13. EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a Stock Bonus Award shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

14. CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

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ANNEX D

Opinion of Our Financial Advisor

The full text of the written opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered, limitations on and qualifications made by Seidman & Co., Inc., or Seidman, in its review, is set forth as Annex D to this proxy statement and is incorporated herein by reference. The summary of Seidman’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are urged to read carefully Seidman’s written opinion in its entirety.

Seidman’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Seidman, is attached as Annex D to this proxy statement. Seidman’s opinion was directed solely to our board of directors and addresses only the fairness to SBE, Inc. stockholders of the merger from a financial point of view. The Seidman opinion does not address any other aspect of the merger and does not constitute a recommendation to any director, stockholder or other person as to how to vote or act with respect to the merger.

In connection with rendering its opinion, Seidman reviewed the following:

1.	Agreement and Plan of Merger and Reorganization, dated January 19, 2007;

2.	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated May 18, 2007;

3.	Background, description and financial history of SBE, Inc.

4.	Securities and Exchange Commission filings by SBE, Inc., including:

FORM	RECEIVED/PERIOD
8-K	4/19/07 (4/11/07)
8-K	4/4/07 (3/30/07)
8-K	3/23/07 (3/20/07)
8-K	3/16/07 (1/31/07)
10-Q	3/16/07 (1/31/07)
DEFM14A	3/7/07
10-K	1/29/07 (10/31/06)
8-K	1/22/07 (1/19/07)
8-K	1/12/07 (1/11/07)

5.	Draft proxy statement for SBE / Neonode transaction;

6.	Draft of proposed Senior Secured Note dated May 16, 2007;

7.	Proposed Neonode / SBE $1 million Note Purchase Agreement;

8.	Background, description, and financial history of Neonode AB;

9.	Presentation of Neonode multimedia, smartphone cellular mobile handset product;

10.	Financial estimates provided by Neonode for calendar years ending December 31, 2006 through December 31, 2008;

11.	Due diligence by SBE, Inc. relating to Neonode AB;

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12.	Extrapolation of near term projections provided by Neonode and performance of discounted cash flow analyses;

13.	Statistical analyses of selected comparable companies with publicly-traded common shares, and derivation of financial ratios typical of companies in similar SIC Codes to Neonode;

14.	Conditions in, and the outlook, for the mobile phone handset industry as of April 2007;

15.	Conditions in, and the outlook for, the international economies, interest rates and financial markets proposed to be targeted by Neonode; and

16.	Other studies, analyses, and investigations as it deemed appropriate.

In addition, Seidman spoke with members of the senior management of SBE, Inc. to discuss the operations, financial condition, future prospects and projected operations and performance of SBE, Inc. and Neonode.

In connection with rendering its opinion, Seidman performed a variety of financial analyses, including those summarized below. These analyses were presented to the directors on May 24, 2007. The Seidman opinion necessarily is based upon economic, market, financial and other conditions as they existed and can be evaluated on the date of the opinion and does not address the fairness as a result of the proposed transaction on any other date. The summary set forth below does not purport to be a complete description of the analyses performed by Seidman in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Seidman believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

Fairness to the shareholders of SBE of the proposed merger of SBE with Neonode (“Transaction”) is determined by comparison of the fair market value of the interests held by the shareholders of SBE before and after the subject Transaction. In the instance of the subject Transaction, the relevant analysis is the comparison of the fair market value of the merged SBE/Neonode and the share exchange value of the Transaction to the present shareholders of SBE, Inc. relative to the fair market value of SBE, Inc. prior to and without the Neonode transaction. If the pro rata share of the combined Neonode / SBE, Inc. attributable to the present shareholders of SBE, Inc. is equal to or greater than the current fair market value of their interest, then the Transaction is deemed to be fair to the shareholders of SBE, Inc. from a financial point of view.

Because Neonode is a privately-held company, a key component of the Seidman analysis was a determination of the fair market value of Neonode, for which Seidman employed both market comparable and discounted cash flow valuation methodologies.

This summary does not purport to be a complete description of the analyses underlying the opinion of Seidman. For each analysis described below, the material forecasts and estimates that Seidman utilized were provided to it by management of SBE, Inc. that were obtained, in turn, from management of Neonode.

Market Comparable or Guideline Company Analysis. The valuation of the operating business of Neonode is based on generally accepted and recommended procedures for valuing an on-going operating business, designated the “market comparable approach.” In this valuation technique, the market value of a company is established on the basis of market prices and indicated market values of comparable companies with minority shares freely- and publicly-traded on various securities exchanges. Value is expressed in the relationship of these market prices to selective balance sheet and operating data of these market comparable companies, and derivation of market capitalization factors.

2

The following publicly-traded companies employed in the Seidman analysis have been identified as approximately comparable to Neonode. None of the public companies used in the public companies analysis described above is identical to Neonode. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

•	BSquare Corp.

•	Backweb Technologies Ltd.

•	DIJJI Corp.

•	Insignia Solutions PLC

•	Once Voice Technologies Inc.

•	Openwave Systems Inc.

•	Radvision Ltd.

•	Smith Micro Software Inc.

•	Oasys Mobile, Inc.

•	Ulticom Inc.

In employing the market comparable method of valuation, it typically is necessary to compare over an historical period, typically three to five years, the financial performance of the subject company with an appropriate universe of “market comparable” companies which have common stock that is publicly-traded. In-depth financial data for the market comparable companies are then presented for easy comparison, and selective financial measurements and ratios are computed and studied.

However, Seidman observed that Neonode is a company with no operating history and no earnings. Under the circumstances, Seidman focused on price/latest year revenues of market comparable companies and applying the median multiple of this universe to the projected revenues of Neonode in 2007 which is based on delivery commencement of the Company’s smartphones in June 2007, and the annualization of these six months of revenues. The median price/revenues multiple for the market comparable companies is 1.85x. With Neonode annualized revenues for 2007 projected at approximately $39.5 million, an unadjusted valuation of capitalized revenues approximating $73 million is indicated. As this is a projected value for Neonode, and there is no history of operations, Seidman adjusted this derived value by a 50% uncertainty factor, consistent with indicated returns required by the market for a late stage venture capital development company such as Neonode, thus indicating a $36.5 million pro forma fair market value for Neonode.

Discounted Cash Flow Analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Seidman calculated discounted cash flow analyses for Neonode employing financial forecasts for Neonode for calendar years 2007 through 2011. Assuming discount rates as high as 50%, and terminal growth rates of EBITDA in the year 2011 of as low as 5%, a range of present values was derived for Neonode representing fair market value. The minimum fair market value of Neonode in the range approximates $21.1 million.

3

As of the date hereof, it observed that SBE sold its embedded hardware business on March 30, 2007, and its only remaining business is designing and providing software-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. These storage software products have not gained wide acceptance in the storage markets and have not generated significant sales to date and continue to lose money and drain cash from SBE. As of the September 30, 2007, projected closing date of the proposed SBE /Neonode merger, management of SBE estimates it will have substantially exhausted its remaining cash, and the only remaining assets held by SBE would be the $1 million pre-merger loan receivable from Neonode plus the value attributable to SBE’s status as a publicly-traded company, estimated to be worth no more than $1 million, and a $150,000 credit for transaction costs.

At the projected date of closing, SBE, in the merger exchange, contributes $1,000,000 of cash in the form of its pre-merger loan to Neonode, plus an imputed $1,000,000 for the value of a publicly-traded corporation, plus $150,000 for transactions costs, for a total of $2.15 million. Seidman concluded that the $1,000,000 imputed value for the publicly-traded corporation is believed fair from a financial point of view. It also is noted that any indicated higher value might divert a potential partner to consider other options to obtain a public market.

Seidman observed that the market capitalization of SBE as of the May 24, 2007, date of its fairness opinion was approximately $5 million. Seidman believes that this market capitalized value already reflects the pro forma combination with Neonode. Prior to the SBE announcement on January 19, 2007, of the pending sale of its Embedded Products Division and of the prospective merger with Neonode, SBE’s market capitalization doubled from $3.8 million on January 19, 2007, to a high of $7.6 million on January 22, 2007, the next trading day. Thus, the market capitalization of SBE subsequent to the announcement of the merger with Neonode already had given weight to the merger with Neonode rather than to the fundamentals of SBE, Inc. as a standalone entity. As a standalone entity, Seidman is of the opinion that SBE value to its stockholders as of the projected closing date of the Transaction is no more than the total of its $1 million loan receivable owed by Neonode plus the $1 million estimated value of its public listing, or approximately $2 million.

It is indicated that the shareholders of SBE will receive approximately 10% of the merged SBE / Neonode entity. Thus, since 10% of both the market comparable and discounted cash flow methodologies for valuing the merged SBE / Neonode entity result in a value to SBE shareholders equal to or greater than the estimated $2 million present value attributable to SBE, the proposed merger transaction is deemed to be fair to the shareholders of SBE, from a financial point of view.

Seidman assumed, without independent verification, that the financial forecasts and projections it was provided, and upon which it relied, were reasonably prepared and reflected the best currently available estimates and judgments by management as to the future financial results of operations and financial performance of Neonode, and that such results of operations, synergies and financial performance will be realized. Seidman also assumed that there had been no material change in the assets, financial condition or business of Neonode since the date of the most recent financial statements and projections made available to it. Seidman further relied upon the assurance of management of SBE, Inc. that they are unaware of any facts that would make the information provided to Seidman incomplete or misleading in any respect. Seidman assumed that the transaction contemplated by the merger agreement will be substantially consummated as described in the terms herein in the form reviewed by Seidman and that all representations and warranties therein of the parties thereto are true and accurate in all respects.

Seidman did not independently verify the accuracy and completeness of the information supplied to it with respect to Neonode and does not assume any responsibility with respect to it. Seidman did not meet with or have any discussions with any representatives of Neonode. Seidman’s opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it as of the date of the Seidman opinion. It should be understood that subsequent developments may affect the Seidman opinion and Seidman does not have any obligation to update, revise or reaffirm the Seidman opinion.

The SBE board of directors asked Seidman to opine on the fairness to its stockholders of the merger from a financial point of view. The Seidman opinion does not address the relative merits of the merger as compared to other business strategies that might be available to SBE, Inc., nor does it address its underlying business decision to proceed with the merger. Seidman did not make or take into account any independent appraisal or valuation of any of Neonode or SBE, Inc.’s assets or liabilities, contingent or otherwise. Seidman did not opine on any legal, tax or accounting issues concerning the merger, or any terms of the merger other than the subject fairness. Seidman did not express an opinion with respect to the prices at which SBE, Inc. common stock might trade subsequent to disclosure or consummation of the merger.

4

Seidman did not recommend any specific exchange ratio to the board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio with respect to the merger agreement. In addition, Seidman’s opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its decision to approve the merger. Consequently, the Seidman analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the exchange ratio or whether our board of directors would have been willing to agree to a different exchange ratio.

Seidman is a New York City investment banking firm specializing in securities research, analysis and valuations that has been in business since 1970 and is engaged in a broad range of investment banking and financial advisory activities, including activities relating to corporate finance, mergers and acquisitions, leveraged buyouts and private placements.

5

ANNEX E

SBE, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	April 30,	October 31,
	2007	2006 (A)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,239	$1,147
Trade accounts receivable, net	102	930
Other	750	177
Current assets from discontinued operations (B)	—	739
Total current assets	2,091	2,993

Property, plant and equipment, net	139	231
Capitalized software costs, net	939	1,314
Other	4	5
Non-current assets from discontinued operations (B)	—	325
Total assets	$3,173	$4,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$91	$557
Accrued payroll and employee benefits	17	105
Capital lease obligations - current portion	34	33
Deferred revenues	303	432
Other accrued expenses	128	144
Current liabilities from discontinued operations (B)	—	21
Total current liabilities	573	1,292

Capital lease obligations, net of current portion	61	65
Long-term liabilities from discontinued operations (B)	—	190
Total long-term liabilities	61	255

Total liabilities	634	1,547

Commitments (note 7)

Stockholders' equity:
Common stock	35,638	35,186
Accumulated deficit	(33,099)	(31,865)
Total stockholders' equity	2,539	3,321
Total liabilities and stockholders' equity	$3,173	$4,868

(A)	Derived from audited financial statements

(B)	See Note 1 to the condensed financial statements for information related to discontinued operations

See notes to condensed financial statements.

SBE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three months ended		Six months ended
	April 30,		April 30,
	2007	2006	2007	2006

Net revenue	$27	$—	$49	$10

Operating expenses
Amortization and impairment of acquired
software and intellectual property	188	1,023	375	2,046
Product research and development	252	498	611	1,069
Sales and marketing	91	326	273	618
General and administrative	724	756	1,186	1,538

Total operating expenses	1,255	2,603	2,445	5,271

Operating loss from continuing operations	(1,228)	(2,603)	(2,396)	(5,261)

Interest income	4	12	4	29
Provision for income taxes	—	—	(4)	(5)

Loss from continuing operations	(1,224)	(2,591)	(2,396)	(5,237)

Loss from discontinued operations	(224)	(438)	(181)	(520
Gain on sale of discontinued operations	1,343	—	1,343	---
Net income (loss) from discontinued
Operations (B)	1,119	(438)	1,162	(520)

Net loss	$(105)	$(3,029)	$(1,234)	$(5,757)

Basic and diluted income (loss) per share
Continuing operations	$(0.55)	$(1.28)	$(1.08)	$(2.62)
Discontinued operations (B)	$0.50	$(0.22)	$0.52	$(0.26)

Basic and diluted loss per share	$(0.05)	$(1.50)	$(0.56)	$(2.88)

Basic and diluted - weighted average
shares used in per share computations	2,233	2,025	2,221	2,002

(B)	See Note 1 to the condensed financial statements for information related to discontinued operations

See notes to condensed financial statements.

SBE, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended April 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(1,234)	$(5,757)
Adjustments to reconcile net loss to net cash
used by operating activities:
Equity based compensation expense	451	1,108
Depreciation and amortization	468	2,165
Impairment of capitalized software	—	256
Gain on sale of hardware business	(1,343)	—
Changes in operating assets and liabilities:
Accounts receivable	828	(31)
Inventories	—	95
Other assets	(72)	74
Trade accounts payable	(466)	174
Other accrued liabilities	(236)	97
Net cash used by operating activities	(1,604)	(1,819)

Cash flows from investing activities:
Purchases of property, plant and equipment	(4)	(167)
Capitalized software costs	—	(40)
Cash proceeds from sale of hardware business	1,700	—
Net cash provided (used) in investing activities	1,696	(207)

Cash flows from financing activities:
Stock offering expense	—	(2)
Proceeds from exercise of stock options	—	39
Net cash provided by financing activities	—	37

Net increase (decrease) in cash and cash equivalents	92	(1,989)

Cash and cash equivalents at beginning of period	1,147	3,632
Cash and cash equvalents at end of period	$1,239	$1,643

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Non-cash receivable related to sale of hardware business	$500	$—
Non-cash reduction in liabilities related to sale of hardware business	$209	$—
Non-cash reduction in assets related to sale of hardware business	$1,066	$—

See notes to condensed financial statements.

SBE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1. Interim Period Reporting:

These condensed consolidated financial statements of SBE, Inc. (the Company) are unaudited and include all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations and cash flows for the interim periods. The results of operations for the three and six months ended April 30, 2007 are not necessarily indicative of expected results for the full 2007 fiscal year.

Certain information and footnote disclosures normally contained in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes contained in our Annual Report on Form 10-K for the year ended October 31, 2006.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As reflected in the accompanying financial statements, as of April 30, 2007, we had cash and cash equivalents on hand of $1.2 million with cash used in operations of approximately $1.6 million in the six months ended April 30, 2007 and an accumulated deficit of approximately $33.1 million.  Our ability to continue as a going concern is dependent on our ability to complete the merger transaction with Neonode Inc. (Neonode). Our independent registered public accountants stated in their opinion for the year ended October 31, 2006 that there is substantial doubt about our ability to continue as a going concern.

On May 29, 2007, pursuant to Amendment Number 1 to the merger agreement with Neonode, we advanced Neonode $500,000 under an interest bearing secured note payable and are committed to advancing an additional $500,000 on or before June 15, 2007. As of June 6, 2007 we had $1.3 million in cash and we expect our cash balance, after advances to Neonode, will be adequate to fund our operations until the merger is consummated. If we are unable to consummate our proposed merger with Neonode or Neonode is unable to repay the notes on September 30, 2007,as required, we will be forced to seek credit line facilities from financial institutions and/or additional equity investment. No assurances can be given that we would be successful in obtaining such additional financing on reasonable terms, or at all.

Sale of Embedded Hardware Business

On March 30, 2007, we sold all of the assets associated with our hardware business (excluding cash, accounts receivable and other excluded assets specified in the asset purchase agreement) to One Stop Systems, Inc. (One Stop Systems or One Stop) for $2.2 million in cash plus One Stop Systems’ assumption of the lease of our corporate headquarters building and certain equipment leases. We received $1.7 million in cash on the date of the sale and received an additional $500,000 in cash on June 5, 2007. Our hardware business represents substantially all of our revenue to date.

The balance sheets as of April 30, 2007 and October 31, 2006 and the statements of operations for the three and six months ended April 30, 2007 and 2006 have been adjusted to reflect the effect of our discontinued operations related to the sale of our hardware business.

We recorded a $1.3 million gain on the sale of our hardware business to One Stop. The gain is based on the difference between the proceeds received and liabilities assumed from/by One Stop and the carrying value of the assets transferred to One Stop.

Gain on the sale of hardware business
(in thousands)
Cash and escrow receivable	$2,200
Liabilities assumed	209
Total consideration	2,409
Less basis of assets transferred in sale
Inventory	741
Plant property & equipment	277
Other assets	48
Total basis of transferred assets	1,066
Gain on Sale	$1,343

Merger and Reorganization:

On January 19, 2007, we entered into an Agreement and Plan of Merger and Reorganization (Merger Agreement) with Neonode, a Delaware corporation.  It is anticipated that our name will be changed to “Neonode Inc.” upon completion of the merger. The securities offered in the merger will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Amendment No. 1 to the Merger Agreement:

On May 18, 2007, SBE and Neonode entered into Amendment No. 1 to the Agreement and Plan of Merger and Reorganization (the Amendment). The Amendment amends the Merger Agreement as follows:

(i)	extends the date on which the parties may terminate the merger agreement if closing hasn’t occurred from May 31, 2007 to September 30, 2007;and

(ii)
specifies that upon closing of the merger, each outstanding share of Neonode common stock will be converted into the right to receive 3.5319 shares of SBE common stock, subject to adjustment for stock splits, combinations, reclassifications, reorganizations or similar corporate transactions; and

(iii)	allows for the issuance by SBE and Neonode of certain securities prior to the closing, including securities to be issued in connection with the loan of $1,000,000 from SBE to Neonode; and

(iv)	provides for the update of certain of the representations and warranties and the respective disclosure schedules of the parties.

It is currently estimated that we will issue approximately 20.3 million shares of our common stock in exchange for outstanding shares of Neonode common stock, and will assume Neonode’s options and warrants exercisable for approximately 7.8 million additional shares of our common stock.

Note Purchase Agreement:

On May 18, 2007, we entered into a Note Purchase Agreement with Neonode pursuant to which we agreed to loan $1,000,000 to Neonode for working capital purposes (the Loan). The Loan is evidenced by a Senior Secured Note (the Note) that is repayable on September 30, 2007, bears an interest rate of 6% per annum and is secured by all of Neonode’s stock in Neonode AB, its operating subsidiary, and a pledge of the shares of the three principal Neonode stockholders. In the event that the merger is consummated pursuant to the terms of the Merger Agreement, as amended, the Note and all accrued interest thereon will automatically be cancelled without further obligation on the part of Neonode. In the event the merger is not completed by September 30, 2007, Neonode is obligated to repay the note plus accrued interest. If Neonode is unable to repay the loan and accrued interest, we will be adversely affected and may not have sufficient cash to continue our operations.

We expect to complete the merger transaction in our third quarter of fiscal 2007, subject to satisfaction of closing conditions set forth in the Merger Agreement. In addition to customary closing conditions, the transaction is subject to the approval of both our and Neonode’s shareholders and may require a reverse split of our outstanding common stock concurrent with the culmination of the merger. After the merger is completed, the combined company's headquarters will be in Stockholm, Sweden, where Neonode’s corporate headquarters and research and development activities are located. The combined company’s stock is expected to continue to trade on the Nasdaq Capital Market.

Reverse Stock Split

On April 2, 2007 we effected a one for five reverse stock split. The one for five reverse stock split has been reflected in the weighted average shares outstanding used to calculate the loss per share amounts presented in these financial statements. In addition, all amounts in Note 5 Stock-Based Compensation have been adjusted to reflect the one for five reverse stock split.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as certain disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates and judgments made by us include matters such as warranty obligations, indemnification obligations, collectibility of accounts receivable, realizability of inventories and recoverability of capitalized software and deferred tax assets.

2. Inventories:

All of the inventory related to the embedded hardware business was transferred to One Stop upon consummation of the asset sale transaction on March 30, 2007. The net book value of the inventory sold to One Stop was $741,000 at March 30, 2007.

3. Capitalized Software:

Capitalized software costs comprised the following (in thousands):

	April 30, 2007	October 31, 2006
Purchased software	$14,217	$14,217
Less accumulated amortization	(13,278)	(12,903)
	$939	$1,314

Capitalized software costs consist of software relating to current products and the design of future Internet Small Computer System Interface (iSCSI) software products acquired with our acquisition of PyX on July 26, 2005. We did not capitalize any purchased software in the first six months of fiscal 2007 compared to $40,000 in the six months ended April 30, 2006. Amortization of capitalized software costs totaled $188,000 and $375,000 for the three and six months ended April 30, 2007 and $1,279,000 and $2,301,000 for the three and six months ended April 30, 2006, respectively. In addition, in the three months ended April 30, 2006, we wrote-off $256,000 of capitalized software development costs related to our discontinued Voice over IP (VoIP) products. This write-off is included in our product research and development expense for the three and six months ended April 30, 2006.

We are amortizing the $0.9 million balance of capitalized software at April 30, 2007 to amortization and impairment of acquired software and intellectual property on a straight line basis over a remaining period of 15 months, which is the remaining expected useful life and does not materially differ from the expected cash inflow from the sale of products related to the acquired storage software product line.  It is our belief that no impairment to the remaining $0.9 million balance of our software asset exists as of April 30, 2007.

4. Net Loss Per Share: (adjusted for one for five reverse stock split effective April 2, 2007)

Basic and diluted loss per common share for the three and six months ended April 30, 2007 and 2006 was computed by dividing the net loss for each period by the weighted average number of shares of common stock outstanding for each period. Common stock equivalents for the three months and six months ended April 30, 2007 and 2006 were anti-dilutive, and as such were not included in the calculation of diluted net income per share.

	Three months ended April 30,		Six months ended April 30,
in thousands,	2007	2006	2007	2006
Common Stock Equivalents
Employee stock options	25	463	27	492

Loss per share is calculated as follows:
	Three months ended		Six months ended
(in thousands, except per share amounts)	April 30,		April 30,
	2007	2006	2007	2006
BASIC AND DILUTED
Weighted average number of
common shares outstanding	2,233	2,025	2,221	2,002
Number of shares for computation of
net income (loss) per share	2,233	2,025	2,221	2,002
Net loss from continuing operations	$(1,224)	$(2,591)	$(2,396)	$(5,237)
Net loss per share from continuing
operations	$(0.55)	$(1.28)	$(1.08)	$(2.62)
Net income (loss) from
discontinued operations	$1,119	$(438)	$1,162	$(520)
Net income (loss) per share from
discontinued operations	$0.50	$(0.22)	$0.52	$(0.26)

Net loss per share	$(0.05)	$(1.50)	$(0.56)	$(2.88)

(a)	In loss periods, all common share equivalents would have had an anti-dilutive effect on net loss per share and therefore were excluded.

5. Stock-Based Compensation: (adjusted for one for five reverse stock split effective April 2, 2007)

We have several approved stock option plans for which stock options and restricted stock awards are available to grant to employees, consultants and directors. All employee and director stock options granted under our stock option plans have an exercise price equal to the market value of the underlying common stock on the grant date. There are no vesting provisions tied to performance conditions for any options, as vesting for all outstanding option grants was based only on continued service as an employee, consultant or director. All of our outstanding stock options and restricted stock awards are classified as equity instruments.

Stock Options

We sponsor four equity incentive plans:

•	The 1996 Stock Option Plan (the 1996 Plan),which expired in January 2006;

•	the 1998 Non-Officer Stock Option Plan (the 1998 Plan);

•	the PyX 2005 Stock Option Plan (the PyX Plan), which we assumed in our acquisition of PyX but under which we have not granted and will not grant any additional equity awards; and

•	the 2006 Equity Incentive Plan (the 2006 Plan).

We also sponsor one non-employee director stock option plan:

•	The 2001 Non-Employee Director Stock Option Plan (the Director Plan).

The following table details the options to purchase shares pursuant to each plan at April 30, 2007:

Plan	Shares Reserved	Options Outstanding	Available for Issue	Outstanding Options Vested
1996 Plan	546,000	117,498	---	93,556
1998 Plan	130,000	39,444	39,451	37,627
PyX Plan	407,790	204,240	---	110,627
2006 Plan	300,000	59,000	16,856	33,164
Director Plan	68,000	38,000	18,750	30,000

Total	1,451,790	458,182	75,057	304,974

The 1996 Plan terminated effective January 17, 2006 and although we can no longer issue stock options out of the 1996 Plan, the outstanding options at the date of termination will remain outstanding and vest in accordance with their terms. Options granted under the Director Plan vest over a one to four-year period, expire five to seven years after the date of grant and have exercise prices reflecting market value of the shares of our common stock on the date of grant. Stock options granted under the 1996, 1998, 2006 and PyX Plans are exercisable over a maximum term of ten years from the date of grant, vest in various installments over a one to four-year period and have exercise prices reflecting the market value of the shares of common stock on the date of grant.

We granted 8,000 stock options to employees or members of our Board of Directors (Board) during the three and six months ended April 30, 2007 compared to grants of 495,000 and 730,000 stock options to employees and members of the Board of Directors for the three and six months ended April 30, 2006, respectively. The fair value of the unearned portion of stock-based compensation related to the employee and director stock options is calculated using the Black-Scholes option pricing model as of the grant date of the underlying stock options.

Employee and director stock-based compensation expense related to stock options in the accompanying condensed statements of operations (in thousands):

	Three Months ended April 30, 2006	Six Months ended April 30, 2006	Three Months ended April 30, 2007	Six Months ended April 30, 2007	Remaining Unamortized Expense
Stock option compensation	$35	$41	$151	$355	$1,353

The calculation of stock-based compensation and the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Options Granted	Options Granted
	During Six Months	During Six Months
	Ended April 30,	Ended April 30,
	2006	2007
Expected life (in years)	4.00	4.50
Risk-free interest rate	4.375%	4.50%
Volatility	97.46%	108.62%
Dividend yield	0.00%	0.00%
Forfeiture rate	5.47%	2.12%

The fair value of stock-based awards to employees is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from our stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term and forfeiture rate of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior, as well as expected behavior on outstanding options. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense in future periods.

We award stock option grants to certain non-employee strategic business advisors as part of their fee structure. The fair value of these option grants is estimated on the date of grant using the Black-Scholes option-pricing model and is recalculated on a monthly basis based on market price until vested. For the three and six months ended April 30, 2007 we recorded $1,700 and $2,700, respectively, of compensation expense related to non-employee stock options compared to $13,500 and $49,000 of compensation expense to non-employees for the three and six months ended April 30, 2006, respectively.

The following table summarizes information with respect to all options to purchase shares of common stock outstanding under the 1996 Plan, the 1998 Plan, the 2006 Plan, the PyX Plan and the Director Plan at April 30, 2007:
	Options Outstanding		Options Exercisable
Range of Exercise Price	Number Outstanding at 4/30/07	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at 4/30/07	Weighted Average Exercise Price
$ 0.00 - $ 3.00	2,000	6.2	$1.80	--	$--
$ 3.01- $ 4.00	9,000	4.7	$3.31	1,000	$3.50
$ 4.01 - $ 5.00	127,300	2.5	$4.76	104,464	$4.71
$ 5.01 - $ 6.00	14,400	4.4	$5.42	12,000	$5.45
$ 6.01 - $10.00	5,600	0.2	$8.20	5,600	$8.20
$10.01- $11.00	204,240	4.8	$10.85	110,627	$10.85
$ 11.01 - $14.00	27,121	4.3	$13.28	19,493	$13.31
$ 14.01 - $18.00	43,700	4.1	$14.97	27,532	$14.98
$ 18.01 - $24.00	15,354	3.2	$22.66	14,791	$22.82
$ 24.01 - $95.00	9,467	2.4	$33.36	9,467	$33.36

	458,182	3.9	$10.17	304,974	$10.27

The following table summarizes our stock option activity in the six months ended April 30, 2007:

		Weighted Average
	Number of	Exercise
	options	Price

Outstanding at October 31, 2006	577,974	$11.35
Granted Stock Options	8,000	3.29
Exercised
Cancelled	(127,792)	15.18

Outstanding at April 30, 2007	458,182	$10.17
As of April 3, 2007:
Options exercisable	304,974	$10.27
Shares available for grant	75,057

The weighted average grant-date fair value of options granted during the six months ended April 30, 2007 and 2006 was $2.55 and $4.45, respectively. The total intrinsic value of options exercised during the six months ended April 30, 2007 and 2006 was $0 and $16,798, respectively.

Restricted Stock Awards

On March 21, 2006, our Board approved restricted stock grants to all employees in order to continue to motivate and retain our employees. The shares of restricted stock granted vest 25% on the first anniversary of the initial grant date with the remainder vesting monthly thereafter for the following six months. A total of 59,400 restricted shares of our common stock have been issued to employees under the restricted stock grants. Since March 21, 2006, a total of 37,400 restricted shares issued to employees who have terminated their employment prior to vesting have been cancelled. The total fair value of the restricted stock grants on the date of issuance was $303,000 and is amortized to salary expense, net of forfeitures, over the 18-month vesting period. For the three and six months ended April 30, 2007, we recorded $22,000 and $8,000 reductions, respectively, to salary expense after netting out the value of the forfeitures of restricted stock granted to employees departed in connection with the sale of our hardware business that we sold to One Stop on March 30, 2007. We recorded $9,200 of salary expense for the three and six months ended April 30, 2006.

	Weighted Average	Average
	Shares Unvested	Grant Date
	Stock Units	Fair Value

Unvested at November 1, 2006	48,400	$5.20
Granted
Vested	(6,800)	5.20
Cancelled	(26,400)	5.20
Unvested at April 30, 2007	15,200	$5.20

Stock-For-Pay Plan

On January 12, 2006, our Board approved a company-wide 30% reduction in employee base salaries, effective January 16, 2006. In order to continue to motivate and retain our employees despite such salary reductions, the Board approved stock grants to all of our employees pursuant to the 1996 Plan and 2006 Plan. Effective April 1, 2006, the Board modified the 30% across the board reduction in employee base salaries to a cash salary reduction ranging from 10% to 38% of the employees’ base salaries, coupled with stock grants. The level of reduction of the cash portion of the salary for each employee is dependent on their respective position and base salary, and employees with lower salaries generally have lower reductions. A total of 49,449 shares of our common stock have been issued to employees in the six months ended April 30, 2007 pursuant to the stock-for-pay plan compared to 55,692 shares of our common stock for the same six month period in 2006. For the three and six months ended April 30, 2007, we recorded approximately $32,000 and $104,000, respectively, of stock-based compensation associated with such stock grants. For the three and six months ended April 30, 2006, we recorded approximately $261,000 and $320,000, respectively, of stock-based compensation associated with stock grants.

In addition, the Board approved the suspension of all cash payments of Board and Board committee fees until further notice. 2,448 shares of our common stock have been issued to members of our Board in the six months ended April 30, 2007 pursuant to the stock-for-pay plan compared to 8,732 shares of our common stock for the same six month period in 2006. For the three and six months ended April 30, 2007, we recorded $6,200 of compensation expense related to the directors’ stock-for-pay plan. For the three and six months ended April 30, 2006, we recorded approximately $39,000 and $71,000, of stock-based compensation and director expense associated with the stock-for-pay plan.

On August 21, 2006, the Board suspended the stock-for-pay program for all of our directors and officers, effective as of August 1, 2006 for all directors and August 16, 2006 for all officers. Despite suspension of the stock-for-pay program, the previously-announced salary reductions for the officers and cessation of cash compensation for the directors will remain in effect until such time as the Board shall determine. The Board adopted a bonus plan for the affected individuals that will pay a prescribed amount of cash or stock upon our completion of one of a number of specified milestones set forth in the written bonus plan, provided that the affected individual remains employed by the Company or a member of the Board at the time such milestone is achieved. On April 2, 2007, the Board authorized bonus payments under the plan to officers and members of the board totaling $58,000. The Board also reinstated the stock-for-pay program for all of directors and officers

The following table summarizes stock-based compensation expense related to employee stock options, restricted stock awards, stock-for-pay and non-employee consultant awards for the three and six months ended April 30, 2007 and 2006, which was allocated to product costs and operating expense as follows (in thousands):

	Three Months April 30, 2007	Three Months April 30, 2006
Cost of hardware products and other revenue	$4	$16
Product research and development	75	125
Sales and Marketing	(23)	122
General and administrative	104	387

Total	$160	$650

	Six Months April 30, 2007	Six Months April 30, 2006
Cost of hardware products and other revenue	$19	$20
Product research and development	197	164
Sales and Marketing	24	166
General and administrative	211	758

Total	$451	$1,108

6. Revenue Recognition and Concentration of Risk:

Our policy is to recognize revenue for hardware product sales when title transfers and risk of loss has passed to the customer, which is generally upon shipment of our hardware products to our customers. We defer and recognize service revenue over the contractual period or as services are rendered. Our policy complies with the guidance provided by Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, issued by the Securities and Exchange Commission (SEC).

We account for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. We will defer all revenues related to the sale of our software products until such time as we establish VSOE for the undelivered elements related to our iSCSI software products or fulfill the undelivered elements. Deferred revenues represent post-delivery engineering support and the right to receive specified upgrades or enhancements of our iSCSI software on a when-and-if-available basis.

Substantially all of our revenue has been generated by our hardware business that we sold to One Stop, and the statements of operations for the three and six months ended April 30, 2007 and 2006 have been adjusted to reflect the effect of our discontinued operations related to the sale of our hardware business.

Net revenue from continuing operations for the second quarter of fiscal 2007 was $27,000, compared to no revenue in the second quarter of fiscal 2006. For the first six months of fiscal 2007, net revenue from continuing operations was $49,000, which represented a 390% increase over net revenue of $10,000 for the same period in fiscal 2006. All of our revenue from continuing operations is generated from the sales and servicing of our storage software.

Net revenue from discontinued operations for the second quarter of fiscal 2007 was $342,000, an 81% decrease from $1.8 million in the second quarter of fiscal 2006. For the first six months of fiscal 2007, net revenue from discontinued operations was $1.5 million, which represented a 50% decrease over net sales of $3.2 million for the same period in fiscal 2006.

For the first three and six months of fiscal 2007 and 2006, most of our sales included in the loss from discontinued operations in the statements of operations were attributable to sales of wireless communications products and were derived from a limited number of original equipment manufacturer (OEM) customers. Sales to two of our customers, Data Connection Limited (DCL) and True Position, represented 45% and 21%, respectively, and 66% collectively, of our net sales during the second quarter of fiscal 2007. Sales to three of our customers, Raytheon, DCL and Nortel, represented 29%, 19% and 19%, respectively, and 67% collectively, of net sales during the second quarter of fiscal 2006.

Sales to three of our customers, DCL, ACAL Technologies (ACAL) and Nortel, represented 35%, 16% and 13%, respectively, and 64% collectively, of total net sales during the first two quarters of fiscal 2007. Sales to three of our customers, DCL, Raytheon and Nortel, represented 29%, 19% and 16%, respectively, and 64% collectively, of net sales during the first two quarters of fiscal 2006.

Three customers, DCL, Pelco and ACAL, accounted for 76%, 15% and 14%, respectively, of our net accounts receivable at April 30, 2007. Both DCL and ACAL are customers for our hardware products that we sold to One Stop. Pelco is a customer for our storage software products.

International sales constituted 52% and 61% of net sales for the three and six month periods ended April 30, 2007 compared to 29% and 41% of net sales for the three and six month periods ended April 30, 2006, respectively. International sales are primarily executed with customers in the United Kingdom, which represented 50% and 51% of our sales for the three and six month periods ended April 30, 2007, respectively, and 25% and 35% of our sales for the three and six month periods ended April 30, 2006, respectively. All international sales are executed in U.S. dollars.

7. Warranty Obligations and Other Guarantees:

The following is a summary of our agreements that we have determined are within the scope of Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others -- an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34.

We accrue the estimated costs to be incurred in performing warranty services at the time of revenue recognition and shipment of the products to our customers. The warranty reserve is related to hardware products that we sold to One Stop. Our estimate of costs to service our warranty obligations is based on historical experience and expectation of future conditions. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, the warranty accrual will increase, resulting in decreased gross margin.

The following table sets forth an analysis of our warranty reserve (in thousands):

Six months ended April 30
	2007	2006
Warranty reserve at beginning of period	$13	$22
Less: Cost to service warranty obligations	(10)	(1)
Plus: Increases to reserves	4	1
Total warranty reserve, included in other accrued expenses	$7	$22

We have agreed to indemnify each of our executive officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, we have a directors’ and officers’ liability insurance policy that should enable us to recover a portion of future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal and have no liabilities recorded for these agreements as of April 30, 2007 and October 31, 2006, respectively.

We enter into indemnification provisions under our agreements with other companies in the ordinary course of business, typically with business partners, contractors, customers and landlords. Under these provisions we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by us with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. We have not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of April 30, 2007.

We are the secondary guarantor on the building lease assumed by One Stop as part of the purchase of our hardware business on March 30, 2007. This lease commitment expires in September 2010.

8. Nasdaq Notice of Non-Compliance:

Our common stock is quoted on The Nasdaq Capital Market under the symbol SBEI. In order for our common stock to continue to be quoted on the Nasdaq Capital Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have stockholders’ equity of at least $2.5 million and public float value of at least $1 million and our common stock must have a minimum closing bid price of $1.00 per share.

On July 14, 2006, we received a notice from Nasdaq, indicating that for the preceding 30 consecutive business days, the bid price of our common stock closed below the $1.00 minimum bid price required for continued listing by Nasdaq Marketplace Rule 4310(c)(4), referred to as the Rule. We were provided 180 calendar days, or until January 10, 2007, to regain compliance with the Rule. We did not regain compliance during the 180 calendar day period. On January 11, 2007; we received a notice from Nasdaq that our stock was subject to delisting. We filed an appeal of the staff’s determination to the Listings Qualifications Panel. The appeals’ hearing was held on February 22, 2007.
On April 11, 2007, we received a determination letter from the Nasdaq Listing Qualifications Panel (Panel) granting our request for continued listing on Nasdaq subject to certain conditions. Our continued listing is subject to certain specified conditions, including:

1.
On or before April 17, 2007, we must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. We maintained a closing bid price for more than the minimum 10 consecutive days to exceed the requirement.

2.
On or before April 30, 2007, we must have filed an initial listing application with Nasdaq with respect to the pending merger with Neonode, unless we delay or decide not to go forward with the merger. The initial listing application for Neonode was filed with Nasdaq on April 17, 2007.

3.
On or before May 31, 2007, we must file a Form 8-K with pro forma financial information indicating that our plan to report stockholders’ equity of $2.5 million or greater as of the quarter ended April 30, 2007. We filed the required Form 8-K on May 29, 2007 indicating the our stockholders’ equity exceeded the required $2.5 million as of the end of our latest fiscal quarter, April 30, 2007.

4.
We shall immediately notify the Panel if we enter into an agreement to sell, transfer or otherwise dispose of our software business before we consummate a merger with Neonode, and the Panel may revisit its determination in such instance.

This action follows recent steps taken by us to come into compliance with Nasdaq requirements for continued listing including a gain to stockholders’ equity resulting from the $2.2 million sale of our embedded hardware business to One Stop on March 30, 2007 and an increase in bid price resulting from the one for five reverse stock split effected on April 2, 2007. On April 30, 2007, our closing bid price was $2.40 and shareholders’ equity exceeded the required $2.5 million.

ANNEX F

Neonode Inc.

Unaudited Consolidated Financial Statements for the three months ended March 31, 2007 and
2006, respectively and as of March 31, 2007 and December 31, 2006, respectively

Index to the Consolidated Financial Statements

Consolidated Statements of Financial Position	2
Consolidated Statements of Operations	3
Consolidated Statements of Cash Flows	4
Notes to the Consolidated Financial Statements	5

1

Neonode, Inc.
Consolidated Statements of Financial Position
Unaudited

	March 31,	December 31,
Amounts in US dollars (000) except for share and per share data	2007	2006
ASSETS
Current Assets
Cash	2,930	369
Accounts receivable, net of allowances for doubtful accounts of $0 for March 31, 2007 and December 31, 2006	70	46
Inventories, net	339	-
Prepaid expenses and accrued income	602	621
Other current assets	256	117

Total current assets	4,197	1,153

Machinery and equipment, net	153	65
Intangible assets	137	155

	290	220

Total assets	4,487	1,373

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Current portion of long-term debt	10,017	5,112
Accounts payable	818	245
Accrued expenses	840	893
Deferred revenue	228	462
Other liabilities	705	437

Total current liabilities	12,608	7,149

Long-term debt	820	854

Total liabilities	13,428	8,003

Commitments and contingencies

Stockholders' deficit
Common stock, 10,000,000 and 6,500.000 shares authorized with par value $0.01 at Mar 31, 2007 and Dec 31, 2006, respectively; 2,911,217 shares issued and outstanding at Mar 31, 2007 and Dec 31, 2006, respectively	29	29
Additional paid-in-capital	3,770	3,480
Accumulated other comprehensive income	28	88
Accumulated deficit	(12,768)	(10,227)

Total stockholders' deficit	(8,941)	(6,630)

Total Liabilities and Stockholders' Deficit	4,487	1,373

The accompanying notes are an integral part of these Consolidated Financial Statements.

2

Neonode, Inc.
Consolidated Statements of Operations
Unaudited

	Unaudited
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2007	2006
Amounts in US dollars (000) except for share and per share data

Net sales	249	945
Cost of sales	2	728
Gross profit (loss)	247	217

Operating expenses
Research and development	1,045	349
Sales and marketing	486	147
General and administrative	1,118	847
Total operating expenses	2,649	1,343
Operating loss	(2,402)	(1,126)

Other income (expense):
Interest income and other income	106	11
Interest expense and other expenses	(245)	(93)
Total other expense	(139)	(82)

Loss before income taxes	(2,541)	(1,208)
Income tax provision (benefit)	-	-
Net loss	(2,541)	(1,208)

Non-cash inducement charge related to corporate reorganization Feb. 28, 2006	-	106
Net loss available to common shareholders	(2,541)	(1,314)

Loss per common share:

Basic	(0.87)	(0.48)
Diluted	(0.87)	(0.48)

Weighted average common shares outstanding:	2,911,217	2,723,726

The accompanying notes are an integral part of these Consolidated Financial Statements.

3

Neonode, Inc.
Consolidated Statements of Cash Flows
Unaudited

	Unaudited
	Three Months Ended
	March 31,
Amounts in US dollars (000)	2007	2006

Cash Flows from Operating Activities:
Net loss	(2,541)	(1,208)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	27	21
Deferred interest	88	21
Amortizaton of debt discount and deferred financing fees	141	26
Stock-based compensation expense	163	616
Change in fair value of embedded derivative	1	(7)

Changes in operating assets and liabilities:
Accounts receivable and other current assets	(171)	(68)
Prepaid expenses and accrued income	43	(8)
Inventories	(338)	10
Accounts payable and other liabilities	588	(28)
Deferred revenue	(224)	(200)
Net cash used in operating activities	(2,223)	(825)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(101)	(1)
Net cash used in investing activities	(101)	(1)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	5,000	4,000
Deferred financing fees	(125)	(278)
Payments on long-term notes payable	(22)	(32)
Proceeds from sale of employee stock options	122	-
Proceeds from sale of common stock	-	198
Net cash provided by financing activities	4,975	3,888

Effect of exchange rate changes on cash	(90)	41

Net Increase in cash and cash equivalents	2,561	3,103
Cash and cash equivalents - beginning of period	369	199
Cash and cash equivalents - end of period	2,930	3,302

Supplemental Disclosures of Cash Flow Information:
Interest paid	3	4

The accompanying notes are an integral part of these Consolidated Financial Statements.

4

NEONODE INC

Notes to the Consolidated Financial Statements

(Unaudited)

All amounts in (000) except for share and per share data

1. Nature of the business and operations

Neonode, Inc. (the Company) was incorporated in the State of Delaware in 2006 as part of a corporate reorganization of Neonode AB, a company founded in February 2004 and incorporated in Sweden.

Neonode designs, develops and sells multimedia mobile phones with a focus on unique design and user experience. Neonode’s first model, the N1, was released in November 2004. The Company’s next generation multimedia mobile phone, the Neonode N2, was launched in February 2007 with first shipments of the phone estimated during June 2007.

On January 19, 2007, Neonode entered into an Agreement and Plan of Merger and Reorganization with SBE Inc. We expect to complete the transaction in our third quarter of fiscal 2007, subject to the satisfaction of the closing conditions set forth in the merger agreement. In addition to customary closing conditions, the transaction is subject to the approval of both the SBE and Neonode shareholders. After the merger is completed, the combined company's headquarters will be in Stockholm, Sweden, where our corporate headquarters is located and it is anticipated that the name of the merged company will be changed to “Neonode Inc.” The combined company’s stock is expected to continue to trade on the Nasdaq Capital Market.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has incurred net operating losses and negative operating cash flows since inception. As of March 31, 2007 the Company had an accumulated deficit of $12,768 and a working capital deficit of $8,411. In February 2007, the Company completed an offering of $5,000 of its convertible senior secured notes to existing shareholders, warrant holders, and convertible note holders of Neonode Inc and AIGH. In June 2007, the Company issued of an additional $3,000 of convertible senior secured notes. The terms and conditions of these notes are described in Note 4. Management expects to convert all its convertible debt, including accrued interest on such debt, prior to maturity. As a result of this financing transaction, management believes that it will be able to meet its liquidity needs for the next 12 months. The financial statements do not include any adjustments related to the recovery of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of significant accounting policies

Fiscal Year

The Company’s fiscal year is the calendar year.

Basis of Presentation

The accompanying financial data as of March 31, 2007 and for the three months ended March 31, 2007, and 2006 has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The accompanying December 31, 2006 Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto for the fiscal year ended December 31, 2006.

5

In the opinion of management, all adjustments (which include normal recurring adjustments, except as disclosed herein) necessary to present a fair statement of financial position as of March 31, 2007, results of operations for the three months ended March 31, 2007 and 2006, cash flows for the three months ended March 31, 2007 and 2006, as applicable, have been made. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the operating results for the full fiscal year or any future periods.

Effects of recent accounting pronouncements

The following are expected effects of new US GAAP accounting pronouncements.

In September 2006, FASB issued SFAS No. 157 Fair Value Measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We are currently evaluating this standard and its effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of the fiscal year that begins after November 15, 2007. The Company is currently assessing the impact that SFAS 159 will have on its results of operations and financial position.

3.	Inventories

Inventories consisted of parts and materials as follows:
	March 31,	December 31,
	2007	2006

Parts and materials	$339	-

Total inventories	$339	-

6

4.	Long-term debt

The Company’s debt consists of the following:

	March 31,	December 31,
	2007	2006

Senior secured notes	$10,000	5,000
Petrus Holding SA	766	780
Loan - Almi Företagspartner 2	176	201
Loan - Almi Företagspartner 1	92	94
Capital lease	4	5

Total notes outstanding	11,038	6,080

Unamortized debt discounts	(201)	(114)
Total debt, net of debt discounts	$10,837	5,966

Short-term portion of long-term debt	(10,017)	(5,112)

Long-term debt	$820	854

Senior secured notes (bridge notes)

On January 19, 2007, all outstanding bridge notes were modified to include a reverse merger with SBE as an event for conversion on the same terms as an initial public offering. In addition, the conversion terms relating to the senior secured notes were modified whereby the maturity date was extended from August 28, 2007 to September 30, 2007.

At March 31, 2007, the senior secured notes (bridge notes), which bear interest at 4%, had a maturity date of September 30, 2007. In May 2007, the maturity date for all outstanding senior secured notes was extended from September 30, 2007 to December 31, 2007. The bridge notes are collateralized by the common stock shares of Neonode Inc.’s wholly owned subsidiary, Neonode AB and are subordinated in right of payment to all indebtedness of Neonode AB to Almi Företagspartner Stockholm AB. In addition, Per Bystedt, Thomas Ericsson and Magnus Goertz have pledged their beneficial holdings in Neonode Inc. as collateral for the bridge notes. The bridge notes are convertible under the following scenarios:

1.
In the event the Merger Agreement is terminated, the senior secured notes may be prepaid without premium or penalty, in whole or in part, on 20 days notice; provided that the Lender shall have the opportunity, prior to such prepayment, to convert the senior secured note into common stock of the Company at a price based on the pre money valuation set forth in Scenario 3 below.

2.
In the event that the Merger is consummated pursuant to the terms of the Merger Agreement, the senior secured notes, including without limitation all accrued interest (unless paid in cash by the undersigned) and other obligations under the senior secured note, shall automatically convert, immediately prior to the Closing of the merger and without any action of the holder, into a number of units of the undersigned (the “Units”), each Unit consisting of one share of Common Stock and one half of a Warrant of the undersigned determined by dividing the outstanding principal amount and accrued interest due on the senior secured notes by $5.00 (the “Conversion Price”).

7

3.
In the event the Merger Agreement is terminated and the Neonode completes a registered public offering in the United States, United Kingdom or Sweden (the “QIPO”) with gross proceeds in an amount at least equal to the cost of operating the Company for a period of three months (commencing after the QIPO) on or before December 31, 2007 (as amended in May 2007), this senior secured notes, including without limitation all accrued interest (unless paid in cash by the Company) and other obligations under the senior secured notes, shall automatically convert without any action of the holder into the securities offered in such financing at a price per security equal to the price paid by public investors based on the pre-money valuation of the fully-diluted equity of the Company, including for this purpose as equity all debt (other than (i) SEK 2,000,000 of debt held by ALMI Foretagspartner AB and (ii) all principal and interest under the Senior Secured Notes) held by stockholders or their affiliates, of $15,330; and provided further that the Company has not suffered any material adverse change since the date hereof.

4.
In the event the Merger Agreement is terminated and Neonode fails to complete the QIPO or Merger by December 31, 2007 (as amended in May 2007) due to circumstances beyond Neonode’s control, the senior secured notes, including without limitation all accrued interest and other obligations under the senior secured notes, shall be converted into common stock of the Neonode, Inc. at a price per share equal to the fair market value of such shares as determined by negotiations between the Neonode and the holders of at least 50.1% of the aggregate outstanding principal amount of the senior secured notes (the “Required Holders”), subject to compliance with applicable securities law; provided that (i) the pre-money valuation of the fully-diluted equity of Neonode in the event and at the time of such conversion, including for this purpose as equity all debt (other than (a) SEK 2,000 of debt held by ALMI Foretagspartner AB and (b) all principal and interest under the senior secured notes) held by stockholders or their affiliates, does not exceed US $15,330, (ii) Neonode has not suffered any Material Adverse Change since the date hereof and (iii) the Lender and Neonode enter into an investor rights agreement which includes certain demand and piggyback registration rights, preemptive rights, tagalong rights with principal stockholders of Neonode, rights to Company information and a bar on issuance of toxic preferreds or other death spiral convertible securities, all as negotiated between the undersigned and the Required Holders. During the term of the Senior Secured Notes, Neonode shall not issue any equity securities or securities convertible into, exercisable to purchase or exchangeable for equity securities without offering to holders of the senior secured notes rights to purchase up to a percentage (the “Percentage”) of such issue equal to the ratio of (A) the aggregate principal amounts of the senior secured notes then outstanding divided by (B) the sum of $15,330 and such aggregate principal amounts, and shall not permit Neonode AB to issue any such securities or incur any indebtedness other than reasonable accounts payable.

In February 2007, we completed an additional $5,000 convertible senior secured note financing package that was offered proportionally to our Shareholders. AIGH had first right to any subscription amounts not taken by other existing shareholders. The terms and conditions of these notes are substantially the same as for the existing senior secured notes as amended on January 19, 2007.

Derivatives

The senior secured notes issued above contain an embedded derivative instrument (conversion feature) with three triggers. Pursuant to Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, this conversion feature is considered an embedded derivative and is included in “Other liabilities”. At the time of issuance of the senior secured notes, the fair value of the conversion feature was recorded as a debt discount and amortized to interest expense over the expected term of the senior secured notes. Changes in the fair value of the conversion feature are recorded in “Interest expense and other expenses”. During the three month period ending March 31, 2007 and 2006, we recorded $49 and $7 of interest expense associated with the amortization of the debt discount along with a reduction of $1 and $7 associated with the changes in the fair value of the conversion feature liability.

8

5.	Stockholders’ deficit

On January 17, 2007 the Board of Directors approved an employee stock option plan the “2007 Plan” for selected employees and directors of the Company and its subsidiaries (i) who are subject to Swedish income taxation (each, a “Swedish Participant”) and (ii) who are not subject to Swedish income taxation (each, a “Non-Swedish Participant”). A total of 433,250 options were issued in accordance to the 2007 Plan, with 383,250 options issued to Swedish Participants and 50,000 options to a Non-Swedish Participant. The options issued under the plan to the Non-Swedish Participant are five year options with 25% vesting immediately and the remaining vesting over a three year period. The options issued to the Swedish participants have terms of 15 -24 months, and are vested upon issuance. The employees that received the Swedish Participant options paid an aggregate option premium amounting to $122, which was calculated using the Black-Sholes option pricing model using assumptions commonly accepted by the Swedish tax authorities.

Salary expense for the three month period ending March 31, 2007 includes a stock compensation charge relating to the above issuance of Swedish Participant and Non-Swedish Participant options. The fair value of the options at the date of issuance was calculated using the Black-Scholes option pricing model. These calculations assumed a risk free interest rate of 4.5%, a volatility of 50% and a share price of $4.69. The value of the options was allocated to the vested and unvested options and the unvested portion is amortized on a straight line basis over the remaining vesting period. The stock compensation expense in the amount of $163 reflects the fair value of the vested options on the date of issuance less the option premium received from the Swedish participants.

On January 18, 2007 the Stockholders approved the 2007 Stock Option Plan and an increase in the number of common shares outstanding to 10,000,000.

The following table shows the options and warrants outstanding in Neonode Inc. at March 31, 2007:

		Number of	Expiration	Exercise
Date issued	Issued to:	warrants	date	price
2006 02 28	Almi	22,490	2011 02 28	10.00
2006 02 28	Iwo Jima	110,929	2011 02 28	10.00
2006 02 08	Employees	28,800	2007 06 30	5.73
2006 02 28	Employees	9,000	2007 06 30	7.17
2007 01 18	Employees	194,125	2008 04 17	6.50
2007 01 18	Employees	189,125	2009 01 17	7.50
2007 01 18	Employees	50,000	2012-01-17	5.00
Total number options and warrants outstanding		604,469

No options or warrants were exercised, cancelled or forfeited during the three month period ending March 31, 2007.

6.	Warranty obligations and other guarantees

The N1 telephone was generally warranted against defects for twelve months following the sale. We have a twelve month warranty from our manufacturer. We expect the warranty terms to be similar for our N2 telephones. Our estimate of costs to service our warranty obligations is based on expectation of future conditions. To the extent we estimate warranty claim activity or increased costs associated with servicing those claims, a warranty accrual will be created and may increase or decrease from time to time, resulting in increases or decreases in gross margin.

We enter into indemnification provisions under our agreements with other companies in the ordinary course of business, typically with business partners, contractors, customers and landlords. Under these provisions we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities or, in some cases, as a result of the indemnified party's activities under the agreement.

9

On January 8, 2007 Neonode engaged Griffin Securities, Inc. to act as an exclusive financial advisor in connection with any financial, business combination or corporate reorganization transaction in which Neonode, may be involved. If at any time Neonode consummates a transaction during period to June 30, 2007, Neonode shall pay or cause to be paid to Griffin upon consummation of such Transaction a fee of $250 which will be paid at closing and grant Griffin warrants to purchase 65,000 units for the same price as the conversion price used when converting all outstanding debt immediately prior to the closing of the transaction, or $5 per unit. Each unit consists of 1 share of Neonode common stock and 0.5 warrants to purchase one share of common stock. The term of the agreement shall be until June 30, 2007, provided that if negotiations are pending with respect to any transaction at the expiration of the term, or if a transaction is consummated during a period of 18 months after expiration of the term with a party introduced to Neonode by Griffin during the term, Griffin shall be entitled to its fee provided above regardless of when such transaction is consummated.

7.	Income taxes

On January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109”. There were no adjustments to retained earnings as a result of the implementation of FIN 48.  Valuation allowances are recorded to offset certain deferred tax assets due to management’s uncertainty of realizing the benefits of these items. Management applies a full valuation allowance for the accumulated losses of Neonode Inc, and its subsidiary Neonode AB since it is not determinable using the “more likely than not” criteria that there will be any future benefit of our deferred tax assets. This is mainly due to our history of operating losses and due to the competitive character of the hand-held media device/mobile telephone market. The main components of our deferred tax benefits are the accumulated net operating loss carry-forwards, which are almost entirely related to the operations of Neonode AB in Sweden. Currently, under Swedish tax law these benefits do not expire and may be carried forward and utilized indefinitely. At March 31, 2007 and December 31, 2006, Neonode’s unrecognized deferred tax benefit amounted to $3,232 and $2,534, respectively, all of which will impact the Company’s effective tax rate when recognized. Our major tax jurisdictions are Sweden and the US. The tax years 2004, 2005 and 2006 for Sweden are open and the tax year 2006 for the US is open.

8.	Net income (loss) available to common shareholders per share

Basic net income (loss) available to common shareholders per share for the three month periods ending March 31, 2007 and 2006 was computed by dividing the net income (loss) available to common shareholders for the relevant period by the weighted average number of shares of common stock outstanding. The diluted net income (loss) available to common shareholders per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding. The Company had no potential dilutive shares during the three months ended March 31, 2007 and 2006.

9.	Comprehensive income

The components of comprehensive loss are:

	Three months ended
	March 31,	March 31,
	2007	2006

Net loss for the period	$(2,541)	(1,208)
Cumulative translation adjustment	(60)	(27)

Total comprehensive income	$(2,601)	(1,235)

10

10.	Segment information

We have one reportable segment. The segment is evaluated based on consolidated operating results. We currently operate in one industry segment; the development and selling of multimedia mobile phones. To date, we have carried out substantially all of our operations through our subsidiary in Sweden, although we do carry out some development activities together with our manufacturing partner in Malaysia. We intend to manage our future growth on a geographic basis and our management will evaluate the performance of our segments and allocate resources to them based upon income (loss) from operations.

In addition to phone sales, revenues included license revenue amounting to $225 and $200 for the three month period ending March 31, 2007 and 2006, respectively.

11.	Related party transactions

Iwo Jima SARL and Spray AB are companies where the Chairman of the Board and a significant shareholder of Neonode Inc., Per Bystedt, owns or has significant influence. As part of the note purchase offering in February 2007 as described in Note 4, Spray AB purchased notes in the amount of $35 and Iwo Jima SARL purchased notes in the amount of $504. In addition, the CEO of Neonode Inc., Mikael Hagman and the President of Neonode AB, Tommy Hallberg purchased senior secured notes in the amount of $25 and $15, respectively.

12.	Subsequent events

On May 18, 2007 the Merger agreement between SBE and Neonode was amended to set the exchange ratio of SBE shares to Neonode shares at 3.5319 SBE shares per 1 Neonode share. Also in this amendment, it was agreed that SBE may lend $1,000 to Neonode and that the 65,000 warrants due to Griffin Securities upon closing of the merger in accordance with an agreement described in Note 6 between Neonode and Griffin Securities may be granted and issued prior to the Merger between Neonode and SBE.

In addition, during May, the maturity date for all outstanding bridge notes was extended to December 31, 2007 and SBE agreed to lend Neonode $1,000 with a maturity date of September 30, 2007 and an annualized interest rate of 6%. A note under this agreement in the amount of $500 was issued to SBE by Neonode on May 25, 2007.

In June 2007; $3,000 in new bridge notes were issued to existing investors under the same terms as the amended existing bridge notes.

11

Report of Independent Registered Public Accounting Firm

To the shareholders of Neonode Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements or income, stockholders’ equity and cash flow present fairly, in all material respects, the financial position of Neonode Inc. and its subsidiary at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006 and the ten month period ended December 31, 2004 inconformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion..

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stockholm, Sweden
April 20, 2007

Ohrlings PricewaterhouseCoopers AB

/s/ Arne Engvall	/s/ Christine Rankin Johansson
Arne Engvall	Christine Rankin Johansson
Authorized Public Accountant	Authorized, Public Accountant

ANNEX F

Neonode Inc.

Audited Consolidated Financial Statements for 2006, 2005 and 2004

1

Neonode, Inc.
Consolidated Statements of Financial Position

		As of December 31,
Amounts in US dollars (000) except for share and per share data	Note	2006	2005
ASSETS
Current Assets
Cash		369	199
Accounts receivable, net of allowances for doubtful accounts
of $0, and $20 for 2006 and 2005, respectively		46	11
Inventories, net	3	-	154
Prepaid expenses and accrued income	4	621	68
Other current assets	5	117	39

Total current assets		1,153	471

Machinery and equipment, net	6	65	50
Intangible assets	7	155	191

		220	241

Total assets		1,373	712

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Current portion of long-term debt		5,112	123
Accounts payable		245	428
Accrued expenses	8	893	120
Deferred revenue		462	1,175
Other liabilities	9	437	302

Total current liabilities		7,149	2,148

Long-term debt	10	854	827

Total liabilities		8,003	2,975

Commitments and contingencies	15

Stockholders' equity (deficit)	11,18

Common stock, 6,500,000 shares authorized with par value
$ 0.01; 2,911,217 and 2,614,232 shares issued and
outstanding at Dec. 31, 2006 and 2005, respectively		29	26
Additional paid-in-capital		3,480	2,674
Accumulated other comprehensive income		88	146
Accumulated deficit		(10,227)	(5,109)

Total stockholders' equity (deficit)		(6,630)	(2,263)

Total Liabilities and Stockholders' Equity (deficit)		1,373	712

The accompanying notes are an integral part of these Consolidated Financial Statements.

2

Neonode, Inc.
Consolidated Statements of Operations

		Twelve	Twelve	* Ten
		Months Ended	Months Ended	Months Ended
		Dec. 31,	Dec. 31,	Dec. 31,
	Note	2006	2005	2004
Amounts in US dollars (000) except for share and per share data

Net sales	17	1,644	1,499	248
Cost of sales		1,297	1,436	573
Gross profit (loss)		347	63	(325)

Operating expenses
Research and development		2,226	1,656	661
Sales and marketing		746	711	145
General and administrative	11	1,846	1,061	286
Total operating expenses	18	4,818	3,428	1,092
Operating loss		(4,471)	(3,365)	(1,417)

Other income (expense):
Interest income and other income		117	19	2
Interest expense and other expenses		(764)	(336)	(12)
Total other expense		(647)	(317)	(10)

Loss before income taxes		(5,118)	(3,682)	(1,427)
Income tax provision (benefit)	13	-	-	-
Net loss		(5,118)	(3,682)	(1,427)

Non-cash inducement charge related to
corporate reorganization Feb. 28, 2006		106	-	-
Net loss available to common shareholders		(5,224)	(3,682)	(1,427)

Loss per common share:	16

Basic		(1.82)	(1.45)	(0.68)
Diluted		(1.82)	(1.45)	(0.68)

Weighted average common
shares outstanding:		2,864,985	2,535,507	2,105,509

The accompanying notes are an integral part of these Consolidated Financial Statements.

* The ten month period for 2004 began on February 18, 2004

3

Neonode Inc.
Consolidated Statements of Stockholder's Equity

Amounts in US dollars (000) except for share amounts

	Common stock
	Shares issued (1)	Par value	Additional paid-in capital	Accumulated other comprehensive income	Accu- mulated deficit	Stockholders' equity (deficit)	Compre- hensive loss

Balance, February 18, 2004	1,800,000	18	-			18
Issuance of common stock	550,613	6	1,425			1,431
Cumulative translation adjustment				56		56	56
Net loss					(1,427)	(1,427)	(1,427)
Comprehensive loss							(1,371)
Balance, December 31, 2004	2,350,613	24	1,425	56	(1,427)	78

Issuance of common stock	263,619	2	935			937
Stock compensation charge in
conjunction with payable converted
to common stock			100			100

Stock compensation charge in
conjunction with issuance of
warrants			149			149

Issuance of warrants			23			23
Debt discount in conjunction with
issuance of warrants with debt			42			42
Cumulative translation adjustment				90		90	90
Net loss					(3,682)	(3,682)	(3,682)
Comprehensive loss							(3,592)
Balance December 31, 2005	2,614,232	26	2,674	146	(5,109)	(2,263)

Issuance of common stock	36,000	0	198			198
Issuance of common stock and
warrants as part of Company
reorganization Feb. 28, 2006	260,985	3	719			722
Non-cash inducement charge in
conjuction with reorganization
Feb.28, 2006 (see note 11)			(106)			(106)

Reclassification of warrants to
liability			(5)			(5)

Cumulative translation adjustment				(58)		(58)	(58)
Net loss					(5,118)	(5,118)	(5,118)
Comprehensive loss							(5,176)
Balance December 31, 2006	2,911,217	29	3,480	88	(10,227)	(6,630)

(1) Shares issued have been converted to Neonode Inc. common stock per February 28, 2006 as if conversion took place for all periods with an exchange rate of 1 share of Neonode AB common stock for 1.8 shares of Neonode Inc. common stock.

The accompanying notes are an integral part of these Consolidated Financial Statements.

4

Neonode, Inc.
Consolidated Statements of Cash Flows

	Twelve	Twelve	* Ten
	Months	Months	Months
	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2004

Amounts in US dollars (000)

Cash Flows from Operating Activities:
Net loss	(5,118)	(3,682)	(1,427)
Adjustments to reconcile net loss to cash
used in operating activities:
Depreciation and amortization	90	88	47
Deferred interest	76	-	-
Amortizaton of debt discount and deferred financing fees	240	11	-
Stock-based compensation expense	616	249	-
Write-down of inventories	133	195	-
Change in fair value of embedded derivative	(18)	-	-

Changes in operating assets and liabilities:
Accounts receivable and other current assets	(97)	90	(153)
Prepaid expenses and accrued income	(379)	13	(88)
Inventories	38	85	(457)
Accounts payable and other liabilities	425	(101)	988
Deferred revenue	(851)	1,229	-
Net cash used in operating activities	(4,845)	(1,823)	(1,090)

Cash Flows From Investing Activities:
Acquisition of intangible assets	-	-	(171)
Acquisition of property and equipment	(34)	(5)	(72)
Net cash used in investing activities	(34)	(5)	(243)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	5,000	1,022	-
Deferred financing fees	(307)	-	-
Payments on long-term notes payable	(93)	(37)	-
Proceeds from sale of warrants	-	23	-
Proceeds from sale of common stock	198	937	1,449
'Net cash provided by financing activities	4,798	1,945	1,449

Effect of exchange rate changes on cash	251	(101)	67

Net Increase in cash and
cash equivalents	170	16	183
Cash and cash equivalents - beginning
of period	199	183	-
Cash and cash equivalents - end of
period	369	199	183
Supplemental Disclosures of Cash Flow Information:
Interest paid	14	35	2
Non-cash financing activities:
Short-term payable converted to common stock	-	100	-
Non-cash investing activities:
Loan assumed as part of acquisition of intangible assets.	-	-	141

* The ten month period for 2004 began on February 18, 2004
The accompanying notes are an integral part of these Consolidated Financial Statements.

5

NEONODE INC

Notes to the Consolidated Financial Statements

All amounts in (000) except for share and per share data

1. Nature of the business and operations

Neonode, Inc. (the Company) was incorporated in the State of Delaware in 2006 as the parent of Neonode AB, a company founded in February 2004 and incorporated in Sweden. In February 2004, Neonode AB acquired the assets, including intangible assets, relating to the current business, in exchange for cash of SEK 1,200 ($168) and the assumption of a loan of SEK 1,000 ($141). The Company allocated the consideration to intangible assets in the amount of SEK 2,024 ($284) and to equipment in the amount of SEK 176 ($25) based on relative fair values. In February, 2006, a corporate reorganization was effected by issuing all of the shares of Neonode Inc. to the stockholders of Neonode AB based upon the number and class of shares owned by each in exchange for all of the outstanding stock of Neonode AB. Following the reorganization, Neonode AB became a wholly-owned subsidiary of Neonode Inc. The reorganization was accounted for with no change in accounting basis for Neonode AB, since there was no change in control of the Group. The consolidated accounts comprise the accounts of the Companies as if they had been owned by the Company throughout the entire reporting period. In connection with the reorganization, the Company commenced borrowing from a group of new investors (AIGH).

Neonode designs, develops and sells multimedia mobile phones with a focus on unique design and user experience. Neonode’s first model, the N1, was released in November 2004. Approximately 7,000 units of the N1 were sold. The Company’s next generation multimedia mobile phone, the Neonode N2, was launched in February 2007 with first shipments of the phone estimated during May 2007.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has incurred net operating losses and negative operating cash flows since inception. As of December 31, 2006 the Company had an accumulated deficit of $10,227 and a working capital deficit of $5,972. In February 2007, the company completed an offering of $5,000 of its convertible senior secured notes to existing shareholders, warrant holders, and convertible note holders of Neonode Inc and AIGH. The terms and conditions of these notes are substantially the same as for the senior secured notes described in Note 10. Management expects to convert all its convertible debt, including accrued interest on such debt, prior to maturity. As a result of this financing transaction, management believes that it will be able to meet its liquidity needs for the next 12 months. The financial statements do not include any adjustments related to the recovery of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of significant accounting policies

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of Neonode Inc and its subsidiary based in Sweden, Neonode AB. All inter-company accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires making estimates and assumptions that affect, at the date of the financial statements, the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates. Significant estimates include but are not limited to collectibility of accounts receivable, carrying value of inventory, estimated useful lives, recoverable amounts and fair values of intangible assets, and the fair value of securities such as options and warrants issued for stock-based compensation and in certain financing transactions.

6

Cash

We have not had any liquid investments other than normal cash deposits with bank institutions to date.

Accounts receivable

Our net accounts receivable are stated at net realizable value. We regularly evaluate the collectibility of our trade receivable balances based on a combination of factors. Our policy is to maintain allowances for specifically identified estimated losses resulting from the inability of our customers to make required payments.

Inventories

Inventories are stated at the lower of cost, using the first-in, first-out method, or market. Our policy is to establish inventory reserves when conditions exist that suggest that our inventory may be in excess of anticipated demand or is obsolete based upon our assumptions about future demand for our products and market conditions.

Machinery and equipment

Machinery and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon estimated useful lives of the assets ranging from one to five years as follows:

Estimated useful lives

Computer equipment	3 years
Furniture and fixtures	1 to 5 years

Equipment purchased under capital leases are amortized on a straight-line basis over the estimated useful life of the asset.

Upon retirement or sale of property and equipment, cost and accumulated depreciation on such assets are removed from the accounts and any gains or losses are reflected in the statement of operations. Maintenance and repairs are charged to expense as incurred.

Intangible assets

Intangible assets with finite lives are recorded at cost less accumulated amortization. Amortization is computed over the estimated useful life of the asset, which is generally five years for our patents.

Long-lived assets

We assess any impairment by estimating the future cash flow from the associated asset in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If the estimated undiscounted cash flow related to these assets decreases in the future or the useful life is shorter than originally estimated, we may incur charges for impairment of these assets. The impairment is based on the estimated discounted cash flow associated with the asset.

Foreign currency translation

The functional currency of our foreign subsidiary is the applicable local currency, the Swedish krona. The translation from Swedish kronor to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income (expense). Foreign currency transaction losses which are included in other income and (expense) were $265, $2 and $1 during the twelve month periods ending December 31, 2006 and 2005 and for the 10 month period ending December 31, 2004, respectively.

7

Derivatives

We do not enter into derivative contracts for purposes of risk management or speculation.  However, from time to time, we enter into contracts that are not considered derivative financial instruments in their entirety but that include embedded derivative features. Such embedded derivatives are assessed at inception of the contract and, depending on their characteristics, are accounted for as separate derivative financial instruments pursuant to FAS 133. We account for these derivatives under FAS No. 133, "‘‘Accounting for Derivative Instruments and Hedging Activities,’’ as amended (together, FAS 133).

FAS 133 requires that we analyze all material contracts and determine whether or not they contain embedded derivatives. Any such derivatives are then bifurcated from their host contract and recorded on the consolidated balance sheet at fair value and the changes in the fair value of these derivatives are recorded each period in the consolidated statements of operations.

Revenue recognition

Our policy complies with the guidance provided by the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements, issued by the Securities and Exchange Commission. We recognize revenue from the sale of our mobile phones when all of the following conditions have been met: (1) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (2) the goods have been delivered and risk of loss has passed to the customer; (3) we have completed all of the necessary terms of the contract; (4) the amount of revenue to which we are entitled is fixed or determinable; and (5) we are reasonably assured that we will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, we defer recognition of revenue. Judgments are required in evaluating the credit worthiness of our customers. Credit is not extended to customers and revenue is not recognized until we have determined that collectibility is reasonably assured.

Revenue for the twelve months ending December 31, 2006 and December 31, 2005 includes revenue from the sales of the N1 multimedia mobile phone and revenue from a licensing agreement with a major Asian manufacturer. In July 2005, we entered into a licensing agreement with a major Asian manufacturer whereby we licensed our touch screen technology for use in a mobile phone to be included in their product assortment. In this agreement, we received €1,500 in return for granting an exclusive right to use our software over a two year period. The exclusive rights do not limit our right to use our licensed technology for our own use, nor to grant to third parties to use our licensed technology in other devices than mobile phones. The net revenue related to this agreement has been allocated over the term of the agreement, amounting to $851 in 2006 and $399 in 2005. The contract also included consulting services to be provided by Neonode on an “as needed basis”. The fees for these consultancy services vary from hourly rates to monthly rates and are based on reasonable market rates for such services. Another component of the agreement provides that should the Asian manufacture begin selling a mobile based on our technology, a fee of €2 per telephone would be due to Neonode. As of December 31, 2006, the Asian Manufacturer had not sold any mobile telephones using our technology.

Warranty Reserve

Our products are generally warranted against defects for twelve months following the sale. We have a twelve month warranty from the manufacturer of the mobile phones. Reserves for potential warranty claims not covered by the manufacturer are provided at the time of revenue recognition and are based on several factors, including current sales levels and an estimate of repair costs.

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Advertising

Advertising costs are expensed as incurred. For the years ending December 31, 2006, 2005 and 2004, such costs have not been significant.

Research and Development

Research and Development costs are expensed as incurred. Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred in the product development of new software products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of our products and general release substantially coincide. As a result, we have not capitalized any software development costs since such costs have been immaterial.

Research and development costs consists mainly of personnel related costs in addition to some external consultancy costs such as testing, certifying, measurements, etc.

Concentration of Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with customers. Since we are in the process of getting our product to market, our first customers will comprise over 10 percent of revenue and we will need to rely on a smaller customer base as we grow. In addition, we usually sell to customers with either prepayment, letter of credit or bank guarantees. Our customers are generally distributors of telecommunications equipment. We will maintain allowances for potential credit losses, if necessary.

Risk and uncertainties

Our long-term success is dependent on obtaining sufficient capital to fund our operations and development of our products, bringing such products to the worldwide market, and obtaining sufficient sales volume to be profitable. To achieve these objectives, we will be required to raise additional capital through public or private financings or other arrangements. It can not be assured that such financings will be available on terms attractive to us, if at all. Such financings may be dilutive to our stockholders and may contain restrictive covenants.

We are subject to certain risks common to technology-based companies in similar stages of development. Principal risks include uncertainty of growth in market acceptance for our products; history of losses since inception, ability to remain competitive in response to new technologies, costs to defend, as well as risks of losing patent and intellectual property rights, reliance on limited number of suppliers, reliance on outsourced manufacture of our products for quality control and product availability, ability to increase production capacity to meet demand for our products, concentration of our operations in a limited number of facilities, uncertainty of demand for our products in certain markets, ability to manage growth effectively, dependence on key members of our management and development team, limited experience in conducting operations internationally, and ability to obtain adequate capital to fund future operations.

Since we are in the process of launching a new generation of our product, the first customers will comprise over 10 percent of revenue and we will need to rely on a smaller customer base as we grow. In addition we will produce telephones through an agreement with a production partner. This exposes us to the risk that the partner may not fulfil contracted volumes or deliveries. Even the sources of components used in our product could cause delays in production and deliveries.

We are exposed to a number of economic and industry factors that could result in portions of our inventory becoming either obsolete or in excess of anticipated usage, or subject to lower of cost or market issues. These factors include, but are not limited to, technological changes in our markets, our ability to meet changing customer requirements, competitive pressures in products and prices, and the availability of key components from our suppliers.

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A significant portion of our business is conducted in currencies other than the U.S. dollar (the currency in which its financial statements are stated), primarily the Swedish krona and, to a lesser extent, the Euro. We incur a significant portion of our expenses in Swedish kronor, including a significant portion of our product development expense and a substantial portion of our general and administrative expenses. As a result, appreciation of the value of the Swedish krona relative to the other currencies in which the Company generates revenues, particularly the U.S. dollar, could adversely affect operating results. We do not currently undertake hedging transactions to cover our currency exposure, but we may choose to hedge a portion of our currency exposure in the future as it deems appropriate.

Our future success depends on market acceptance of our products as well as our ability to introduce new versions of our products to meet the evolving needs of our customers.

Stock based compensation expense

We account for stock-based employee compensation arrangements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123R, Accounting for Stock-Based Compensation. We account for equity instruments issued to non-employees in accordance with SFAS No. 123R and Emerging Issues Task Force ("EITF") 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require that such equity instruments be recorded at their fair value. When determining stock based compensation expense involving options and warrants, we determine the estimated fair value of options and warrants using the Black-Scholes option pricing model.

Accounting for debt issued with stock purchase warrants

We account for debt issued with stock purchase warrants in accordance with APB opinion 14 Accounting for Convertible Debts and Debts issued with stock purchase warrants. We allocate the proceeds of the debt between the debt and the detachable warrants based on the relative fair values of the debt security without the warrants and the warrants themselves.

Income taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of items that have been included in the financial statements or tax returns. The Company estimates income taxes based on rates in effect in each of the jurisdictions in which it operates. Deferred income tax assets and liabilities are determined based upon differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income. Valuation allowances are recorded against net deferred tax assets where, in our opinion, realization is uncertain based on the “not more likely than not” criteria of SFAS No. 109.

Based on the uncertainty of future pre-tax income, we fully reserved our net deferred tax assets as of December 31, 2006 and 2005. In the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made. The provision for income taxes represents the net change in deferred tax amounts, plus income taxes payable for the current period.

Net income (loss) per share

Net income (loss) per share amounts have been computed in accordance with SFAS No. 128, "Earnings per Share". For each of the periods presented, basic earnings per share amounts were computed based on the weighted average number of shares of common stock outstanding during the period. Net income (loss) per share - assuming dilution amounts are computed based on the weighted average number of shares of common stock and potential common stock outstanding during the period. The Company had no dilutive potential common stock during the twelve month periods ending December 31, 2006 and 2005 and during the 10 month period ending December 31 2004, since they would be antidilutive.

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Comprehensive loss

We apply Statement of Financial Standard ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 which establishes standards for reporting and displaying all changes in equity other than transaction with owners in their capacity as owners. Our comprehensive loss includes foreign currency translation gains and losses reflected in equity. We have reported the components of comprehensive loss in our Consolidated Statements of Stockholders' Equity.

Cash flow information

Cash flows in foreign currencies have been converted to U.S. dollars at an approximate weighted average exchange rate for the respective reporting periods.

Fair value of financial instruments

We disclose the estimated fair values for all financial instruments for which it is practicable to estimate fair value. Financial instruments including cash and cash equivalents, receivables and payables and current portions of long-term debt are deemed to approximate fair value due to their short maturities. The carrying amount of long-term debt with banks and capitalized lease obligations are also deemed to approximate their fair values.

Effects of recent accounting pronouncements

The following are expected effects of new US GAAP accounting pronouncements.

In February 2006, the FASB issued SFAS No. 155 Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  We do not believe that SFAS No. 155 will have any impact on our consolidated financial statements.

In March 2006, FASB issued SFAS No. 156 Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.  An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006.  We do not believe that SFAS No. 156 will have any impact on our consolidated financial statements.

On July 13, 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition, measurement and disclosure of tax positions that a company has taken or expects to be take on a tax return. Additionally, Interpretation 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and transition. Interpretation 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. We do not believe that the adoption of FASB issued interpretation No. 48 will have any significant effect on our consolidated financial statements.

In September 2006, FASB issued SFAS No. 157 Fair Value Measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We do not believe the adoption of SFAS No. 157 will have a material effect on our consolidated financial statements.

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3.  Inventories

At December 31, 2006 and 2005, inventories consisted of parts, materials and finished products as follows:

	December 31,
	2006	2005

Parts and materials	$-	154

Total inventories	$-	154

During 2006 and 2005 we have taken write-down charges of $133 and $195 related to components and spare parts. In 2006 management made a decision to stop further production of the N1 phone and deemed the component and spare parts inventories not to be of any use in the coming production of the N2 mobile phone. In 2005 management determined that some components used in the production of the N1 mobile phone were no longer of value due to issues with quality and modifications to the N1.

4.  Prepaid expenses and accrued income

Prepaid expenses and accrued income consist of the following:

	December 31,
	2006	2005

Prepayment to supplier	$350
Deferred financing fees	149	-
Prepaid rent	83	62
Other	39	6
Total prepaid expenses and accrued income	$621	68

The prepayment to supplier is to our production partner and is for the sourcing of component inventories relating to the new N2 mobile telephone to be launched in 2007. The deferred financing fees consist of legal fees incurred relating to the senior secured notes described in note 10.

5.  Other current assets

Other current assets consist of the following:

	December 31,
	2006	2005

Value added tax receivable	$116	35
Receivable from suppliers	1	-
Other	-	4
Total other current assets	$117	39

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6.  Machinery and equipment

Machinery and equipment consists of the following:

	December 31,
	2006	2005

Machinery and equipment	$124	82
less accumulated depreciation	(59)	(32)

Machinery and equipment, net	$65	50

Depreciation expense	$29	28

January 1, 2005, we entered into a capital lease for office furniture that extends over a 36 month period with an annualized interest rate of 9%. The amount of the lease at inception was $12. The present value of the lease payments is recorded as notes payable. Lease payments are recorded as interest and principle payments. The assets are depreciated over a five year period. The future lease payments related to the capital lease are as follows:

Future
minimum
payments on
capital leases
Year Ending December 31,
2007	$5
2008	-
2009	-
2010	-
2011	-
Thereafter	-

Total future minimum lease payments	$5

7.  Intangible assets

Intangible assets consist of the following:

	December 31,
	2006	2005

Patents	$328	284
less accumulated amortization	(173)	(93)

Patents, net	$155	191

Amortization expense	$61	60

We have not recorded any further investment in our patents since 2004. The change in the carrying value of intangibles is due to balance sheet currency fluctuations between the USD and the Swedish krona, since the patents are held by the Swedish subsidiary with a functional currency in SEK. The amortization of patents for future years 2007, 2008 and 2009 is estimated at approximately $65, $65 and $25, respectively.

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8.  Accrued expenses

Accrued expenses consist of the following:

	December 31,
	2006	2005

Legal settlement	$291	-
Earned vacation compensation	164	58
Accrued pension premiums	21	-
Accrued consultant fees	11	16
Accrued Interest expense	161	31
Accrued audit and legal fees	244	6
Other costs	1	9

Total accrued expenses	$893	120

For a description of the legal settlement see note 15.

9.  Other liabilities

Other liabilities consist of the following:

	December 31,
	2006	2005

Embedded derivative of convertible debt	$124	-
Customer pre-payments	145	242
Employee withholding taxes	65	28
Social security fees	52	26
Other	51	6

Total other liabilities	$437	302

10.  Long-term debt

The Company’s debt consists of the following:

	December 31,
	2006	2005

Senior secured notes	$5,000	-
Petrus Holding SA	780	629
Loan - Almi Företagspartner 2	201	251
Loan - Almi Företagspartner 1	94	91
Capital lease	5	9

Total notes outstanding	6,080	980

Unamortized debt discounts	(114)	(30)
Total debt, net of debt discounts	$5,966	950

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Debt maturities per year for the above loans are as follows:

Future debt
maturities
Year Ending December 31,
2007	$5,189
2008	90
2009	801
2010	-
2011	-
Thereafter	-

Total future repayments of debt principle	$6,080

The short-term portion of the unamortized debt discounts amounts to $77.

The Petrus Holding SA and ALMI Företagspartner Stockholm AB loans described below were issued to Neonode, Inc.’s Swedish subsidiary company, Neonode AB, and are denominated in Swedish Kronor.

Loan agreement - Petrus Holding SA (Petrus)

On December 22, 2004 Neonode AB entered into a Loan agreement with Petrus Holding SA, a company incorporated under the laws of Luxemburg. The funds under this loan agreement were received in January 2005. In this loan arrangement, Petrus Holding SA granted a loan of SEK 5,000 to Neonode AB at an interest rate of 5% per annum. The loan shall be repaid no later than 22 December 2009. The Petrus loan is subordinated in right of payment to all indebtedness of Neonode to Almi Företagspartner Stockholm AB.

Loan agreements - ALMI Företagspartner Stockholm AB (Almi)

Almi 1
On April 29, 2004, Neonode AB entered into a loan agreement with ALMI Företagspartner Stockholm AB (Almi) in the initial amount of SEK 1,000 with the following principle conditions. The credit period for the loan is expected to be 44 months starting April 29, 2004 with an annualized interest rate of 9.75%. Neonode was not required to make any repayments of principle for the first 14 months, after which the loan should be repaid with quarterly principle payments of SEK 91. We have the right to redeem the loan at any time prior to expiration subject to a prepayment penalty of $14. A floating charge (chattel mortgage) of SEK 1,000 is pledged as security. Individual guarantees by related parties have been provided as security for the loan and amount to SEK 150.

Almi 2
On April 6, 2005 Neonode AB entered into a second loan agreement with Almi in the amount of SEK 2,000 with 40,000 detachable warrants in Neonode AB (corresponding to 72,000 warrants when converted into Neonode Inc. shares). The loan has an expected credit period of 48 months with an annualized interest rate of 2%. Neonode was not required to make any repayments of principle for the first nine months. Quarterly repayments of principle thereafter amounted to SEK 154. We have the right to redeem the loan at any time prior to expiration subject to a prepayment penalty of 1%, on an annualized basis, of the outstanding principle amount over the remaining term of the loan. A floating charge (chattel mortgage) of SEK 2,000 is pledged as security.

A fair market value allocation was made in accordance with APB opinion 14 Accounting for Convertible Debts and Debts issued with stock purchase warrants. In our accounts, we have allocated the proceeds of the second Almi loan between the debt and the detachable warrants based on the relative fair values of the debt security without the warrants and the warrants themselves. To calculate the debt discount related to the warrants, the fair market value of the warrants was calculated using the Black-Scholes options pricing model (see note 11 for the assumptions used) and the fair value of the debt was discounted using an interest rate of 6.0 percent. The aggregate debt discount amounted to $42 and is amortized over the expected term of the loan agreement using the effective interest rate method.

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Senior secured notes (bridge notes)

On February 28, 2006, we commenced borrowing from a new group of investors (AIGH). The senior secured notes (bridge notes) issued under the note purchase agreement bear interest at 4% and have a maturity date of August 28, 2007. At December 31, 2006, we had drawn down $5,000 out of the total amount of $5,500 available. The bridge notes are collateralized by the common stock shares of Neonode Inc.’s wholly owned subsidiary, Neonode AB and are subordinated in right of payment to all indebtedness of Neonode AB to Almi Företagspartner Stockholm AB. In addition, Per Bystedt, Thomas Ericsson and Magnus Goertz have pledged their beneficial holdings in Neonode Inc. as collateral for the bridge notes. The bridge notes are convertible under three scenarios: (i) in the event of a successful initial public offering (“IPO”); (ii) in the event that we choose to prepay the principle; or (iii) in the event that we do not complete a successful IPO.

(i)
In the event of a successful initial public offering on or before August 28, 2007, the bridge notes, including without limitation all accrued interest and other obligations under the notes, shall automatically convert without any action of the holder into units in the Company at a price of $5 per unit, each unit consisting of one share of Company common stock and 0.5 five-year warrant, each exercisable to purchase one share at $10 per share. These warrants may be called by us for $0.10 should the price of the Company’s common stock trade over $12.50 on a public exchange for more than 20 consecutive days (see note 11 for warrant terms).

(ii)
The bridge notes may be prepaid without premium or penalty, in whole or in part, on 20 days notice; provided that the bridge note investors shall have the opportunity, prior to such prepayment, to convert the amounts borrowed under the bridge notes into common stock of the Company at a ratio equal to the outstanding debt and interest divided by $5.

(iii)
In the event that we fail to complete a registered public offering with gross proceeds in excess of $5,500 by August 28, 2007 the notes shall be converted into common stock of the company at a price per share equal to the fair market value of such shares as determined by negotiation. The number of shares to be issued as a result of such a negotiation cannot be less than the amounts borrowed including accrued interest under the bridge notes divided by $5.

Derivatives

The senior secured notes issued on February 28, 2006 and November 20, 2006 contain an embedded derivative instrument (conversion feature) with three triggers. Pursuant to Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, this conversion feature is considered an embedded derivative and is included in “Other liabilities”. At the time of issuance of the $4,000 senior secured notes on February 28, 2006, the fair value of the conversion feature was $125, which was recorded as a debt discount and amortized to interest expense over the expected term of the senior secured notes. An additional $24 was added to the fair value of the conversion feature on November 20, 2006 upon issuance of an additional $1,000 in senior secured notes. Changes in the fair value of the conversion feature are recorded in “Interest expense and other expenses”. During 2006, we recorded $72 of interest expense associated with the amortization of the debt discount along with a reduction of $25 associated with the changes in the fair value of the conversion feature liability.

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Debt modifications

In March 2006 the SEK 1,000 Almi1 loan with an outstanding balance of SEK 646 was amended to provide for conversion rights as defined in (i) above and a waiver of further principle payments until the conversion date. In addition, the Almi2 loan was amended to state that in the event the related warrants are called by Neonode Inc., Almi is entitled to make payment for the securities issued by reducing the par value of the outstanding balance of the Almi2 loan.

On October 26, 2006 the Petrus loan agreement was amended to include accrued interest to May 31, 2006 in the loan amount, which increased the loan amount to SEK 5,353 and instated the same conversion rights as the Bridge Notes as defined under scenario (i) above. For accounting purposes, the change in terms was accounted for as a modification of the Petrus loan and resulted in recording a debt discount amounting to $24 with a corresponding increase in other liabilities. The debt discount is amortized as interest expense using the effective interest method over the remaining term of the loan.

11.  Stockholders’ equity

All share, warrant and option amounts below related to Neonode AB have been converted at a rate of 1 Neonode AB share to 1.8 Neonode Inc shares.

Neonode AB was founded in February 2004 with the issuance of 1,800,000 shares of common stock at a par value of .01 per share. Immediately thereafter, 18 shares of common stock were issued to Serwello AB for an aggregate amount of SEK 1,900 ($250). Serwello AB is a company registered in Sweden.

In May 2004, a private placement consisting of 317,652 shares of common stock was carried out to Iwo Jima SARL, amounting to SEK 5,000 ($648). Iwo Jima SARL is a company registered in Luxembourg.

In August 2004 105,883 shares of common stock were issued for SEK 2,000 ($260) with 50% going to Iwo Jima SARL and 50% going to Spray AB. Spray AB is a company registered in Sweden.

In October 2004 127,060 shares of common stock were issued for SEK 2,000 ($273) whereby Iwo Jima SARL subscribed 50,825 (40%) Serwello AB subscribed 25,412 (20%) and the remaining 40% were subscribed by six other private investors.

In April 2005, 263,619 common shares were issued for SEK 6,618 ($937) with the majority going to Jourbemanning AB (128,619 shares) and the rest to 7 smaller investors. Of the shares that went to Jourbemanning, 74,619 shares were paid for by converting an existing receivable from Neonode AB. The receivable, which was originally a deposit made to Neonode AB as a prepayment for telephones, was converted to Neonode AB common stock using a share price at the time the transaction was agreed upon. When the new share issue was later carried out and subscribed, the share value had increased, resulting in the agreed upon price for Jourbemanning being lower than the fair market value of the shares at the time of issuance. The difference between the fair market value of the shares at issuance and the share value at the time of agreement with Jourbemanning was recorded as a finance expense, as a stock based compensation charge of $100.

Also in April 2005 together with loan financing as described above, 427,135 warrants were issued in Neonode AB. Of these warrants, 355,135 two year warrants with an exercise price of 4.82 were issued to Iwo Jima SARL in exchange for $17. The fair value of these warrants was calculated using the Black-Scholes option pricing model and amounted to $166. The difference between the Black-Scholes calculated amount and the amount received was recorded as a stock compensation charge in “Interest expense and other expenses”. The remaining 72,000 warrants were issued with the Almi 2 SEK 2,000 loan with an exercise price of 5.07 and an expected term of 3 years. The Black-Scholes calculated fair market value of the warrants that were attached to the Almi 2 loan was recorded as a debt discount based on their relative fair market value to the debt amounting to $42 (see note 10). The calculation of fair market value of the warrants issued to Iwo Jima SARL and Almi assumed a fair value share price of $3.93 volatility of 30% and an interest rate of 4.5%.

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In June 2005 37,800 warrants to buy Neonode AB shares were issued to employees with an aggregate cash option premium, based on fair market value calculated using the Black-Scholes option pricing model, amounting to $6. The assumptions for the Black-Scholes option pricing model included a volatility of 30%, a share price of $3.64, a term of two years and an interest rate of 1.83%.

The following table shows the warrants outstanding in Neonode AB immediately prior to the reorganization and the assumptions used in the Black-Sholes option pricing model. The exercise prices per share are translated from Swedish kronor at the exchange rate on the date of issue and adjusted for the conversion of Neonode AB shares to Neonode Inc shares at 1.8 shares of Neonode Inc for 1 share of Neonode AB. All options and warrants issued were fully exercisable and vested on date of grant:

		Number of	Expiration	Exercise
Date issued	Issued to:	warrants	date	price
2005 04 06	Almi	72,000	2008 05 01	5.07
2005 04 19	Iwo Jima	355,135	2007 05 01	4.82
2005 06 30	Employees	28,800	2007 06 30	5.69
2005 06 30	Employees	9,000	2007 06 30	7.11
Total number of warrants outstanding		464,935

In February 2006, 36,000 common stock shares were issued for SEK 1,533 ($198) to Neomagic Corporation.

In February, 2006, we completed a corporate reorganization by issuing all of the shares of Neonode Inc. to the stockholders of Neonode AB based upon the number and class of shares owned by each in exchange for all of the outstanding stock of Neonode AB. Following the reorganization, Neonode AB became a wholly-owned subsidiary of Neonode Inc. The reorganization was accounted for with no change in accounting basis for Neonode AB, since there was no change in control of the Group. In connection with the reorganization, we commenced borrowing from a new group of investors (AIGH).

At the time of the Company’s reorganization on February 28, 2006, Iwo Jima SARL received 216,993 shares of Neonode Inc common shares corresponding to an aggregate fair market value of $939 and 110,929 warrants with an aggregate fair market value of $25 to retire previously issued warrants in Neonode AB valued at $348. The transaction resulted in a non-cash stock based compensation charge to operating expenses under “General and administrative” amounting to $616. In addition, Almi received 43,993 shares of common stock with a fair market value of $190 and 22,490 warrants with a fair value of $5 to retire previously issued warrants in Neonode AB valued at $89. In substance, the Almi transaction is seen as a sale of the Neonode AB warrants. Accordingly an inducement charge was recognized as an adjustment to “Additional paid-in-capital” amounting to $106. The inducement charge related to this transaction was calculated as the difference between the fair value of the Neonode AB warrants surrendered in return for Neonode Inc. common stock and warrants. The Black-Scholes assumptions used in calculating the fair market value of the new warrants included a volatility of 50%, interest rate of 4.60% and a share price of $4.33. The exercise price and term of the new warrants are shown in the table below. The assumptions for the valuation of the warrants surrendered were the same, except for the term of the warrants.

The new warrants issued to Iwo Jima SARL and to Almi in 2006 in connection with the company reorganization have the following terms and conditions:

•	Exercisable on the date of grant of February 28, 2006 through February 28, 2011.

•	Exercise price of USD 10.00/share.

•	May be called by us for USD 0.10 per warrant if the common stock closes on any exchange market for 20 consecutive business days at a price of USD 12.50 or more.

•
The holders have pre-emptive rights to participate in any issuances of equity by Neonode Inc while the warrants are outstanding, subject to exceptions of the following issuances: (i) options under employee incentive plans approved by the stockholders, (ii) reasonable warrants granted to bona fide leasing companies, strategic partners, or major lenders or (iii) in connection with bona fide acquisitions

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•	The holders will be protected against stock splits, stock dividends, reverse splits, combination of shares, reclassifications and similar transactions.

•
The new warrants can be exercised by surrender of the new warrants through a customary “net exercise” provision only if the new warrants are not exercisable pursuant to an effective registration statement. The net exercise provision has the meaning of a net share settlement and is not available once the warrants are registered.

The warrants issued to Almi on February 28, 2006 were recorded as a liability at a fair market value of $5 based on a Black-Scholes option pricing model calculation. The warrants are recorded at their fair market value using the Black-Scholes option pricing model on the balance sheet dates, with any changes in value reflected in “Other income and expenses”.

The employee warrants were converted into 37,800 Neonode Inc. warrants with the same exercise dates and relative strike prices as the Neonode AB warrants with the exception that the new employee warrants include a provision that the new warrants can be exercised by surrender of the new warrants through a net share settlement only if the new warrants are not exercisable pursuant to an effective registration statement.

The following table shows the new warrants outstanding in Neonode Inc immediately after the reorganization described above:

		Number of	Expiration	Exercise
Date issued	Issued to:	warrants	date	price
2006 02 28	Almi	22,490	2011 02 28	10.00
2006 02 28	Iwo Jima	110,929	2011 02 28	10.00
2006 02 28	Employees	28,800	2007 06 30	5.73
2006 02 28	Employees	9,000	2007 06 30	7.17
Total outstanding warrants		171,219

Other than as disclosed in the above reorganization, we did not grant any new options or warrants and no options or warrants were exercised during the remainder of the twelve month period ending December 31, 2006.

12.  Warranty obligations and other guarantees

The following is a summary of our agreements that we have determined are within the scope of FASB Interpretation (FIN) No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others -- an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34.

Our products are generally warranted against defects for twelve months following the sale. We generally have a twelve month warranty from the manufacturers of our products. Our estimate of costs to service our warranty obligations is based on expectation of future conditions. To the extent we estimate warranty claim activity or increased costs associated with servicing those claims, a warranty accrual will be created and may increase or decrease from time to time, resulting in increases or decreases in gross margin.

We enter into indemnification provisions under our agreements with other companies in the ordinary course of business, typically with business partners, contractors, customers and landlords. Under these provisions we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities or, in some cases, as a result of the indemnified party's activities under the agreement.

19

13.  Income taxes

Loss before income taxes was distributed geographically as follows:

	Twelve	Twelve	*Ten
	Months	Months	Months
	Ended Dec.	Ended	Ended
	31,	Dec. 31,	Dec. 31,
	2006	2005	2004
US	$(1,359)	-	-
Non-US	(3,759)	(3,682)	(1,427)

Total	$(5,118)	(3,682)	(1,427)

We had no provision (benefit) for income taxes at December 31, 2006, 2005 and 2004.

The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

	Twelve	Twelve	*Ten
	Months	Months	Months
	Ended Dec.	Ended	Ended
	31,	Dec. 31,	Dec. 31,
	2006	2005	2004
Amount at standard tax rates	-35%	-35%	-35%
Increase in valuation allowance for deferred tax asset	25%	24%	28%
Foreign taxes calculated at 28%	5%	7%	7%
Non-deductible expense (stock comp)	5%	4%	-

Effective tax rate	-	-	-

* The ten month period for 2004 began on February 18, 2004

Significant components of the deferred tax balances are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$2,534	1,222
Amortization	-	46
Other	-	-
Total deferred tax assets	$2,534	1,268

Valuation allowance	(2,534)	(1,268)

Total net deferred tax assets	$-	-

Valuation allowances are recorded to offset certain deferred tax assets due to management’s uncertainty of realizing the benefits of these items. Management applies a full valuation allowance for the accumulated losses of Neonode Inc, and its subsidiary Neonode AB since it is not determinable using the “more likely than not” criteria that there will be any future benefit of our deferred tax assets. This is mainly due to our history of operating losses and due to the competitive character of the hand-held media device/mobile telephone market. The main components of our deferred tax benefits are the accumulated net operating loss carry-forwards, which are almost entirely related to the operations of Neonode AB in Sweden. Currently, under Swedish tax law these benefits do not expire and may be carried forward and utilized indefinitely.

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14.  Employee benefit plans

We participate in a number of individual defined contribution pension plans for our employees in Sweden. Contributions by the Company relating to these defined contribution plans for the years ended December 31, 2006, 2005 and 2004 were $26, $7 and $1, respectively.

15.  Commitments and contingencies

Legal proceedings

During 2006, a reserve was recorded for a dispute that developed between Neonode and a supplier. Neonode AB contracted with a supplier for the production and delivery of telephones during 2005. Neonode AB believes that the supplier did not deliver the telephones in accordance with its obligations under the contract, which entitled Neonode AB to terminate the contract. Neonode AB terminated the contract in June 2006. Since the contract was terminated due to the supplier’s breach of contract, Neonode believed that the supplier had no right to payment in excess of what had already been paid for telephones delivered. The invoices for the produced but not delivered telephones amounted to $860. Neonode and the supplier came to agreement in a settlement in December 2006 were Neonode AB should pay the supplier $410 in three instalments for three shipments of 500 phones each, after which none of the parties will have any claims on the other party except for warranty claims. The first instalment of $119 was paid in December 2006. Since the company is not certain that any telephones received in this settlement will be sellable in the future, due to newer models currently being introduced, the cost for the settlement has been included in the 2006 results in full.

There were no significant legal proceedings at December 31, 2005 or 2004.

Operating leases

We lease office facilities and certain office equipment under various non-cancellable operating lease agreements. Aggregate future minimum lease payments under our non-cancellable operating leases are as follows as of December 31, 2006:

Future
minimum
payments on
operating
leases
Year Ending December 31,
2007	$276
2008	2
2009	-
2010	-
2011	-
Thereafter	-

Total future minimum lease payments	$278

Total rent expense under the leases was $244, $211 and $27 for the years ended December 31, 2006, 2005 and 2004, respectively.

During 2006, we began working together with a manufacturing partner with facilities in Malaysia for the mechanical design, industrialization, sourcing and production of the N2 multi media mobile phone. Although no formal agreement between Neonode and the manufacturing partner was signed during 2006, the parties have entered into an interim agreement whereby we have made a prepayment of $350 for preliminary sourcing and the delivery of some initial telephones to be used for testing and marketing purposes. As the N2 moves to sourcing and production, a formal agreement between the parties is expected during early 2007.

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16.  Net income (loss) available to common shareholders per share

Basic net income (loss) available to common shareholders per share for the twelve month periods ending December 31, 2006 and 2005 and for the ten month period ending December 31, 2004 was computed by dividing the net income (loss) available to common shareholders for the relevant period by the weighted average number of shares of common stock outstanding. The diluted net income (loss) available to common shareholders per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding.

Weighted average common stock equivalents of approximately 143,543 and 318,636 were excluded from the diluted net income (loss) available to common shareholders per share calculation for the twelve month periods ending December 31, 2006 and 2005, respectively, due to their anti-dilutive effect. There were no common stock equivalents at December 31, 2004.

17.  Segment information

We have one reportable segment. The segment is evaluated based on consolidated operating results. We currently operate in one industry segment; the development and selling of multimedia mobile phones. To date, we have carried out substantially all of our operations through our subsidiary in Sweden, although we do carry out some development activities together with our manufacturing partner in Malaysia. We intend to manage our future growth on a geographic basis and our management will evaluate the performance of our segments and allocate resources to them based upon income (loss) from operations.

Geographic data for revenues based upon customer location as follows:

	Twelve		Twelve		* Ten
	Months		Months		Months
	Ended		Ended		Ended
	Dec. 31,		Dec. 31,		Dec. 31,
	2006	%	2005	%	2004	%
Russia	$740	45%	$501	33%	$-	0%
Sweden	31	2%	190	13%	-	0%
Korea	851	52%	399	27%	-	0%
Other countries - Web Sales	22	1%	409	27%	248	100%

Total	$1,644	100%	$1,499	100%	$248	100%

* The ten month period ending December 31, 2004 began on February 18, 2004.

In addition to phone sales, revenues included license revenue amounting to $851 and $399 for 2006 and 2005, respectively. We had two significant customers in the 12 month period ending December 31, 2005 with one customer accounting for 32% of revenues and the other accounting for 30% of revenue. There were no significant customers in the 10 month period ending December 31, 2004.

18.	Related party transactions

Upon formation of the Company in February 2004, of the shares acquired by Serwello AB, 407,880 and 611,820 were further sold to Wirelesstoys Sweden AB and Rector AB, respectively. Wirelesstoys Sweden AB is beneficially owned by Thomas Eriksson and Rector AB is beneficially owned by Magnus Goertz, both founders and employees of Neonode AB. Magnus Goertz is also the Secretary of Neonode Inc.

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During 2004 and 2005, we had a consultancy agreement with Rector AB for services performed by Magnus Goertz. Magnus Goertz, the owner of Rector AB, was a board member during the period of this agreement. The amount invoiced to us during these periods under the agreement amounted to $7 thousand during 2004, $107 thousand during 2005. The consultancy agreement with Magnus Goertz was terminated in 2005.

During 2004 and 2005, the Company had a consultancy agreement with Wireless Toys AB for services performed by Thomas Eriksson. Thomas Eriksson, the owner of Wireless Toys AB, was a board member during the period of this agreement. The amount invoiced to the company during these periods under the agreement amounted to $7 thousand during 2004, $107 thousand during 2005. The consultancy agreement with Thomas Eriksson was terminated in 2005.

Iwo Jima SARL and Spray AB as described in Note 11 Stockholders Equity are companies where the Chairman of the Board and a significant shareholder of Neonode Inc., Per Bystedt, owns or has significant influence. Consequently, all the transactions described in Notes 10 and 11 relating to Iwo Jima SARL and Spray AB should be regarded as related party transactions.

Relating to the Almi 1 loan in Note 10, Thomas Ericsson and Magnus Goertz have issued personal guaranties for the repayment of the loan amounting to approximately $5 (SEK 35) each. In addition, a Board Member at the time of the issuance of the loan, Philip Edner, has issued a personal guaranty of approximately $10 (SEK 75).

Relating to the senior secured notes, Per Bystedt, Thomas Ericsson and Magnus Goertz have pledged their beneficial holdings in Neonode Inc as underlying collateral for the notes.

19.  Subsequent events

On January 8, 2007 Neonode engaged Griffin Securities, Inc. to act as an exclusive financial advisor in connection with any financial, business combination or corporate reorganization transaction in which Neonode, directly or through a subsidiary or affiliate, may be involved (the “Transaction”). Specifically, but without limitation, it is contemplated that Neonode may merge with SBE, Inc., a Delaware corporation, which is a reporting company under the Securities Exchange Act of 1934 (“SBE”), or a subsidiary of SBE, in which the equity holders of Neonode will become equity holders of SBE, as provided in a proposed Agreement and Plan of Reorganiziation between SBE and Neonode (the “Merger Agreement”), a draft that was provided by Neonode to Griffin. If at any time Neonode consummates a Transaction during period to June 30, 2007, Neonode shall pay or cause to be paid to Griffin upon consummation of such Transaction a fee of $250 which will be paid at closing and grant Griffin warrants to purchase 65,000 units for the same price as the conversion price used when converting all outstanding debt immediately prior to the closing of the Transaction, or $5 per unit. Each unit consists of 1 share of Neonode common stock and 0.5 warrants to purchase one share of common stock.

On January 17, 2007 the Board of Directors approved an employee stock option plan the “2007 Plan” for selected employees and directors of the Company and its subsidiaries (i) who are subject to Swedish income taxation (each, a “Swedish Participant”) and (ii) who are not subject to Swedish income taxation (each, a “Non-Swedish Participant”). In addition, a total of 433,250 options were issued in accordance to the 2007 Plan, with 383,250 options approved to be issued to Swedish Participants and 50,000 options to a Non-Swedish Participant.

On January 18, 2007 the Stockholders approved the 2007 Stock Option Plan and an increase in the number of common shares outstanding to 10,000,000.

On January 19, 2007, the outstanding bridge notes were modified to include a proposed reverse merger with SBE as an event for conversion on the same terms as an initial public offering. In addition, the conversion terms relating to the senior secured notes were modified whereby the maturity date was extended to September 30, 2007.

23

On January 19, 2007, we entered into an Agreement and Plan of Merger and Reorganization with SBE Inc. Although the exact number of shares to be issued in the merger will be determined at the closing of the merger according to a formula contained in the merger agreement, it is currently estimated that SBE will issue approximately 57 million shares of its common stock in exchange for outstanding shares of Neonode common stock and will assume all of Neonode’s outstanding options and warrants exercisable for approximately 17 million additional shares of SBE common stock.

We expect to complete the transaction in our second quarter of fiscal 2007, subject to the sale of SBE’s embedded business and the satisfaction of other closing conditions set forth in the merger agreement. In addition to customary closing conditions, the transaction is subject to the approval of both the SBE and Neonode shareholders and a reverse split of the SBE outstanding common stock. The number of shares referenced above is presented on a pre-split basis. After the merger is completed, the combined company's headquarters will be in Stockholm, Sweden, where our corporate headquarters is located and it is anticipated that the name of the merged company will be changed to “Neonode Inc.” The combined company’s stock is expected to continue to trade on the Nasdaq Capital Market.

In February 2007, we completed an additional $5,000 convertible senior secured note financing package that was offered proportionally to our Shareholders, and guaranteed by AIGH. In return for the guarantee, AIGH had first right to any subscription amounts not taken by other existing shareholders. The terms and conditions of these notes are substantially the same as for the Senior Secured Notes described in Note 10 and as amended on January 19, 2007.

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ANNEX G

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 The following unaudited pro forma condensed combined balance sheets as of March 31, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the three months ended March 31, 2007 are based on the historical financial statements of SBE, Inc. (SBE) and Neonode Inc. (Neonode). The pro forma condensed combined financial statements give effect to the proposed merger as a purchase of SBE by Neonode using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Because the Neonode stockholders will receive a majority of the shares of the combined company in the merger, the historical financial statements of Neonode will become the historical financial statements of the combined company as of the completion of the merger. Neonode uses a fiscal year end of December 31. Accordingly, the balance sheet dates and statement of operations periods for the pro forma financial statements are presented based on a December 31 fiscal year end

SBE and Neonode have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet as of March 31, 2007 combines SBE’s historical condensed balance sheet as of April 30, 2007 with Neonode’s historical consolidated balance sheet as of March 31, 2007, giving effect to the merger as if it had occurred on the date of the balance sheets presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines SBE’s historical consolidated statements of operations, after reflecting the sale of the SBE hardware business to One Stop Systems, for the year ended October 31, 2006 with Neonode’s historical consolidated statements of operations for the year ended December 31, 2006. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2007 combines SBE’s historical condensed statement of operations for the three months ended April 30, 2007 with Neonode’s historical consolidated statements of operations for the three months ended March 31, 2007. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on January 1, 2006.

On March 30, 2007, SBE sold all of the assets associated with its hardware business (excluding cash, accounts receivable and other excluded assets specified in the asset purchase agreement) to One Stop Systems for $2.2 million in cash plus One Stop Systems’ assumption of the lease of SBE’s corporate headquarters building and certain equipment leases. SBE received $1.7 million cash on the date of the sale and received $500,000 of cash held in escrow on June 5, 2007. SBE’s hardware business represents substantially all of SBE’s revenue to date. The unaudited pro forma condensed balance sheet reflects the sale of the SBE hardware business to One Stop Systems.. The unaudited pro forma condensed statement of operations reflecting the sale of the SBE hardware business to One Stop Systems is presented giving effect to the sale of the SBE hardware business as if it had occurred at the beginning of SBE’s fiscal year, November 1, 2005.

For accounting purposes, Neonode is considered to be acquiring SBE in this transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of SBE, while the historical results of Neonode are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in the Notes to the unaudited pro forma condensed consolidated balance sheet for Neonode and SBE, is allocated to SBE’s net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. This preliminary valuation and purchase price allocation is done on the basis of the estimates of fair value reflected in these unaudited pro forma condensed consolidated financial statements. The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed as of March 31, 2007, the date of these pro forma financial statements. The purchase price determination will remain preliminary until the closing of the merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

As noted above, the merger is being accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based on certain assumptions and estimates regarding the fair value of assets acquired and liabilities assumed and the amount of goodwill that will arise from the merger. The amount of goodwill to be recorded as of the merger date represents the best estimate of the fair value of SBE on the date the merger was consummated, adjusted for the fair value of assets acquired and liabilities assumed based on information available to management as of the date hereof, including all merger and related costs. The actual goodwill arising from the acquisition will be based on the difference between the cost and the fair value of the assets acquired and liabilities assumed on the date the merger was consummated as adjusted for all charges pertaining to the merger. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements.

The unaudited pro forma condensed combined financial information is based on various other assumptions and estimates, and is subject to a number of uncertainties, relating to the merger and related matters, including, among other things, estimates, assumptions and uncertainties regarding: (1) the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the merger; (2) as noted above, the actual amount of goodwill that will result from the merger; and (3) the fair values of certain assets acquired and liabilities assumed, which are sensitive to assumptions and market conditions. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future.

Set forth below is the following unaudited pro forma financial statements:

•
the unaudited pro forma condensed combined balance sheet as of March 31, 2007, assuming the merger between SBE and Neonode and the sale of the SBE hardware business to One Stop Systems occurred as of the balance sheet date presented; and

•	the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2006 assuming the merger between SBE and Neonode occurred as of January 1, 2006; and

•	the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2007 assuming the merger between SBE and Neonode occurred as of the beginning of Neonode’s fiscal year, January 1, 2007.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe to be reasonable, and do not purport to represent the combined company’s financial condition nor its results of operations had the merger occurred as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and related attached notes included elsewhere in this filing.

Unaudited Pro Forma Condensed Combined Balance Sheet
of Neonode and SBE as of March 31, 2007
(in thousands)

The Unaudited Pro Forma Condensed Combined Balance Sheet of Neonode and SBE set forth below is presented as if the merger transaction occurred on March 31, 2007. The amounts presented for Neonode are from the historical Neonode consolidated balance sheet as of March 31, 2007 and the amounts for SBE are from the historical SBE condensed balance sheet as of April 30, 2007.

	Neonode	SBE	Adjustments			Pro Forma

ASSETS
Current Assets
Cash and cash equivalents	$2,930	$1,239				$4,169
Accounts receivable, net	70	102				172
Inventories, net	339	—				339
Prepaid expenses and other current assets	858	750	(304)	(g)		1,304

Total current assets	4,197	2,091				5,984

Property and equipment, net	153	139				292
Intangible assets, net	137	939				1,076
Other assets	—	4				4
Goodwill	—	—	4,255	(a)		4,255
Total assets	$4,487	$3,173	$3,951			$11,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$10,017	$—	$(10,128)	(b)		$90
			201	(c)
Accounts payable	818	91				909
Deferred revenue	228	303	(303)	(d)		228
			(201)	(c)
			(249)	(b)
Other accrued liabilities	1,545	179	1,180	(e)		2,454

Total current liabilities	12,608	573	(9,500)			3,681

Long-term debt, net of current portion	820	61	(730)	(b	)	151

Total liabilities	13,428	634	(10,230)			3,832

Stockholders’ equity
Common stock and additional paid-in capital	3,799	35,638	(35,638)	(f)		20,823
			5,917	(h)
			11,107	(b)
			(304)	(g)
Accumulated deficit	(12,740)	(33,099)	33,099	(f)		(13,044)
Total stockholders’ equity (deficit)	(8,941)	2,539	14,181			7,779
Total liabilities and stockholders’ equity	$4,487	$3,173	$3,951			$11,611

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet of Neonode and SBE

On January 19, 2007, amended May 18, 2007, SBE and Neonode entered into the merger agreement for a transaction accounted for as a purchase under accounting principles generally accepted in the United States. Pursuant to this merger agreement, a wholly-owned subsidiary of SBE will be merged with and into Neonode and SBE will issue approximately 20.4 million shares of its common stock for all of Neonode’s outstanding shares of common stock. After the merger is completed the current SBE shareholders will own approximately 10% of the combined companies.

Neonode shareholders will exchange each share of Neonode common stock for 3.5319 shares of SBE common stock (exchange ratio). For accounting purposes, the merger is considered a reverse acquisition with application of the purchase method of accounting by SBE, under which Neonode is considered to be acquiring SBE. Accordingly, the purchase price is allocated among the fair values of the assets acquired and liabilities assumed of SBE, while the historical results of Neonode are reflected in the results of the combined company. The approximately 2.2 million shares of SBE common stock outstanding at the date of the merger agreement, the outstanding SBE warrants and options, and the estimated direct acquisition costs are considered as the basis for determining the consideration in the reverse merger transaction. Each Neonode warrant and stock option that was outstanding on the closing date will be converted into SBE warrants and stock options by multiplying the Neonode stock options by the same exchange ratio described above. The new exercise price was also determined by dividing the old exercise price by the same exchange ratio. Each of these warrants and options is subject to the same terms and conditions that were in effect for the related Neonode warrants and options. Neonode stockholders and employees will own approximately 28.4 million shares of SBE common stock or instruments convertible into common stock, or 90.5% of the fully diluted capitalization, including warrants and options, of the combined company, immediately following consummation of the merger. The following table is the estimated number of shares of common stock, warrants and stock options outstanding immediately following the consummation of the merger. The actual number of common stock, warrants to purchase common stock and stock options issued and outstanding will be determined on the basis of the actual number outstanding on the date of the merger.

	SBE	Neonode	Total
Common Stock	2,277,000	20,388,000	22,665,000
Warrants to purchase common stock	232,000	6,002,000	6,234,000
Employee stock options	458,000	1,989,000	2,447,000
Total	2,967,000	28,379,000	31,346,000

    The unaudited pro forma condensed combined financial statements reflect the merger of Neonode with SBE as a reverse merger wherein Neonode is deemed to be the acquiring entity from an accounting perspective. Under the purchase method of accounting, SBE estimates that it will have approximately 2,277,000 outstanding shares of common stock and in-the-money warrants and stock options immediately prior to the consummation of the merger. The estimated SBE shares outstanding are valued on May 18, 2007, the date of the signing of the amendment to the merger transaction,   using the average closing price on The Nasdaq Capital Market of $2.41 per share for the two days before and May 18, 2007. The determination of the actual purchase price will be determined based on the number of outstanding shares of SBE common stock and its in-the-money warrants and stock options and the closing bid price of the SBE common stock on the Nasdaq Capital Market on the day of the consummation of the merger. The fair values of the SBE outstanding stock options and warrants were determined using the Black-Scholes option pricing model with the following assumptions: stock price of $2.41, which is the value ascribed to the SBE shares in determining the purchase price; volatility of 89.9% to 179.9%; risk-free interest rate of 2.6% to 6.5%; and an expected life of 2.3 to 5.2 years.

The preliminary estimated consideration is as follows (in thousands):

SBE outstanding shares (approximately 2.3 million shares at $2.41/share)	$5,488
Fair value of warrant, and options	429
Long-term liabilities assumed	61
Current liabilities assumed	270
Estimated transaction costs	980
Estimated stock registration costs	200
$7,428

  The aggregate consideration paid by SBE in connection with the merger, together with the direct costs of the merger, will be allocated to SBE’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities of SBE will be consolidated into Neonode’s assets and liabilities as of the effective date of the merger.

The consideration was allocated on a preliminary basis as follows (in thousands):

Current assets (recorded at historical carrying values)	$2,091
Machinery and equipment	139
Amortizable intangible assets	939
Other assets	4
Estimated goodwill	4,255
$7,428
Additional notes regarding pro forma adjustments:

(a)	To record goodwill.
(b)
Simultaneously with the consummation of the merger transaction with SBE, holders of $10.9 million of convertible notes payable will convert these notes and the accrued interest related to these notes totaling $249,000 into Neonode equity; 2.2 million shares of Neonode common stock and warrants to purchase 1.1 million shares of Neonode common stock. This adjustment eliminates current notes payable in the amount of $10.1 million and long-term notes payable of $730,000 plus the accrued interest of $249,000 and increases common stock and additional paid in capital by an equal amount.

(c)	To eliminate the unamortized discount related to the Company’s debt that was recorded as a reduction of the current debt and an increase in accrued liabilities.
(d)	To reduce the SBE deferred revenue to fair value.
(e)
To record the estimated direct transactions costs for investment banking advisors, legal, accounting and other services associated with the merger and the post merger registration of the SBE stock issued to holders of Neonode common stock and warrants to purchase common stock.

(f)	To eliminate SBE’s common stock and retained deficit
(g)	To eliminate the unamortized deferred financing fee related to Neonode’s debt that was recorded as a reduction of the current prepaid expense and an increase in accumulated deficit.
(h)	To record the fair value of SBE common stock, warrants and employee stock options exchanged in the transaction. Details of the acquisition of Neonode by SBE based upon the following assumptions:

a.	The acquisition transaction is based upon the total number of common shares (2,277,000) of SBE estimated outstanding common stock when the merger is consummated.

b.	The shareholders of Neonode will own approximately 90% of the voting securities of SBE immediately after the merger is consummated.

c.	SBE will issue of common stock, $.01 par value, in a 3.5319 ratio to effectuate the transaction.

d.
Based upon assumptions a, b and c, SBE would issue 20,388,000 shares of common stock in exchange for all the outstanding common stock (5,772,000) of Neonode and 7,991,000 shares of common stock in exchange for all of the outstanding warrants and options (2,262,000) of Neonode.

e.
Neonode will incur an estimated $1.2 million of costs associated with the acquisition transaction and subsequent registration of SBE shares of common stock issued to Neonode shareholders, including financial advisor, legal and accounting fees.

The determination of the purchase price allocation will be based on the fair value of assets acquired and liabilities assumed at the date of the closing of the merger. The purchase price allocation will remain preliminary until the finalization of the valuation of significant intangible assets acquired, at which time we will adjust the fair value of the intangible assets acquired. The final purchase price allocation is expected to be completed as soon as practicable. Once the determination of the purchase price is complete, the actual amounts allocated to assets acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined balance sheet. Long-lived assets acquired will be subject to a recoverability test under the applicable accounting rules.

Unaudited Pro Forma Condensed Combined Statement of Operations
of Neonode and SBE
for the Year Ended December 31, 2006
(In thousands, except per share amounts)

The Unaudited Pro Forma Condensed Combined Statement of Operations of Neonode and SBE set forth below is presented as if the merger transaction had occurred on the first day of Neonode’s fiscal year, January 1, 2006. The amounts presented for Neonode are from the historical Neonode Consolidated Statement of Operations for the year ended December 31, 2006 and the amounts for SBE are from the Condensed Statement of Operations of SBE for the year ended October 31, 2006, adjusted to reflect the sale of SBE ’ s hardware business.

	Neonode	SBE	Adjustments			Pro Forma

Net Sales	$1,644	$53	$			$1,697

Costs and expenses:
Cost of sales	1,297	9,891				11,188
Selling, general, and
administrative	2,592	3,336				5,928
Research and development	2,226	2,348				4,574
Total costs and expenses	6,115	15,575				21,690

Operating loss from continuing
operations	(4,471)	(15,522)				(19,993)

Other (income) expense:
Interest and other income
(expense), net	(647)	42		388	(a)	(217)

Income tax provision	—	7				7

Loss from continuing operations	(5,118)	(15,487)		388		(20,217)

Non-cash charge inducement
charge
Related to corporate
reorganization
Feb. 28, 2006	106	—		—		106

Net loss from continuing operations available to common
shareholders	$(5,224)	$(15,487)		$388		$(20,323)
Net loss from continuing operations per common share:
Basic and diluted	$(1.82)	$(7.51)				$(0.86)

Weighted average number of
common shares:

Basic and diluted	2,865	2,061		18,622	(b)	23,548

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Reference should be made to the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet of Neonode and SBE as of March 31, 2007 for a summary description of the accounting for the merger transaction.

Additional notes regarding pro forma adjustments:

(a)
Simultaneously with the consummation of the merger transaction with SBE, holders of $10.9 million of notes payable will convert these notes into Neonode equity; 2.2 million shares of Neonode common stock and warrants to purchase 1.1 million shares of Neonode common stock. Therefore, these are adjustments to record a reduction in the interest expense related to these convertible notes of Neonode and to record an increase in the number of shares outstanding by 1.2 million to reflect the exercise of employee stock options for the calculation of the basic and diluted shares.

(b)
The weighted average number of common shares used in the calculation of pro forma loss per share includes the addition of approximately 20.4 million shares issued to Neonode stockholders pursuant to the merger agreement. The number of shares of common stock are not adjusted by any reverse stock split contemplated by this proxy statement.

Unaudited Pro Forma Condensed Combined Statement of Operations
of Neonode and SBE
for the Three Months Ended March 31, 2007
(In thousands, except per share amounts)

The Unaudited Pro Forma Condensed Combined Statement of Operations of Neonode and SBE set forth below is presented as if the merger transaction had occurred on the first day of Neonode’s fiscal year, January 1, 2007. The amounts presented for Neonode are from the historical Neonode consolidated statement of operations for the three months ended March 31, 2007 and the amounts for SBE are from the historical condensed statements of operations for the quarter ended April 30, 2007.

	Neonode	SBE	Adjustments		Pro Forma

Net Sales	$249	$27			$$276

Costs and expenses:

Cost of sales	2	188			190

Selling, general, and administrative	1,604	815			2,419

Research and development	1,045	252	—		1,297

Total costs and expenses	2,651	1,255			3,906

Operations loss from continuing
operations	(2,402)	(1,228)			(3,630)

Other (income) expense:
Interest and other income (expense),
net	(139)	4	233	(a)	98

Loss from continuing operations	(2,541)	(1,224)	233		(3,532)

Net loss from continuing operations per common share:

Basic and diluted	$(0.87)	$(0.55)			$(0.15)
Weighted average number of
common shares:
Basic and diluted	2,911	2,233	18,576	(b)	23,720

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations of Neonode and SBE

Reference should be made to the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2007 for a summary description of the accounting for the merger transaction.

Additional notes regarding pro forma adjustments:

(a)
Simultaneously with the consummation of the merger transaction with SBE, holders of $10.9 million of notes payable will convert these notes into Neonode equity; 2.2 million shares of Neonode common stock and warrants to purchase 1.1 million shares of Neonode common stock. Therefore, these are adjustments to record a reduction in the interest expense related to these convertible notes of Neonode and to record an increase in the number of shares outstanding by 1.2 million to reflect the exercise of employee stock options for the calculation of the basic and diluted shares.

(b)
The weighted average number of common shares used in the calculation of pro forma loss per share includes the addition of approximately 20.4 million shares issued to Neonode stockholders pursuant to the merger agreement. . The number of shares of common stock are not adjusted by any reverse stock split contemplated by this proxy statement.